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Fonar Corporation

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FONAR CORPORATION

110 Marcus Drive

Melville, New York 11747

(631) 694-2929

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, June 5, 2017

To The Stockholders:

The Annual Meeting of the stockholders of Fonar Corporation will be held at the Double Tree Hotel, Wilmington Downtown, 700 King Street, Wilmington, Delaware 19801 (302-655-0400), on Monday, June 5, 2017, at 10:00 a.m. local time for the following purposes:

1. To elect five Directors to the Board of Directors.

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.

3. To ratify the selection of Marcum LLP as the Company’s auditors for the fiscal year ending June 30, 2017.

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 12, 2017 are entitled to notice of, and to vote at, this meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 110 Marcus Drive, Melville, New York, for a period of ten days prior to the meeting.

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. You may vote by internet, by phone or by signing, dating, and returning your proxy at your earliest convenience. Voting by internet, telephone or mail will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Claudette J.V. Chan

Claudette J.V. Chan, Secretary

PROXY STATEMENT

FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD MONDAY, JUNE 5, 2017

This proxy statement, which is first being made available to shareholders on or about April 26, 2017 on the internet, is furnished in connection with the solicitation of proxies by the Board of Directors of Fonar Corporation (the "Company"), to be voted at the annual meeting of the stockholders of the Company to be held at 10:00 a.m. on June 5, 2017 and any adjournment(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. At the same time a paper notice regarding the availability of proxy materials will be mailed to stockholders. Stockholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby. The cost of solicitation of proxies will be borne by the Company.

The stockholders will have several options as to how to view the materials and vote their shares.

The Company is posting the Notice of Annual Meeting and Proxy Statement, together with the Annual Report on the internet. You may read the materials online or print out a copy. You will also have the ability to vote online.

In the alternative, you may elect to receive an e-mail or the traditional paper copies of the Notice of Annual Meeting and Proxy Statement, and the Annual Report. There is no charge for receiving e-mail or paper copies, BUT you must request them if you want them. To facilitate timely delivery please make the request as instructed on or before May 8, 2017.

To view the materials and vote on the internet, have the 12 Digit Control Number(s) located on the Notice Regarding the Availability of Proxy Materials available and visit: www.proxyvote.com.

Stockholders may request a copy of the Proxy Materials:

1.       By internet – visit www.proxy.com

2.       By telephone – 1-800-579-1639

3.       By e-mail – sendmaterial@proxyvote.com

Only stockholders of record at the close of business on April 12, 2017 will be entitled to vote at the meeting. Shares of Common Stock are entitled to one vote per share, shares of Class B Common Stock are entitled to ten votes per share and shares of Class C Common Stock are entitled to twenty-five votes per share. At the close of business on April 12, 2017, there were issued and outstanding 6,202,242 shares of Common Stock held of record by approximately 1,421 stockholders, 146 shares of Class B Common Stock held of record by 11 stockholders and 382,513 shares of Class C Common Stock held of record by 3 stockholders. The shares of Class A Nonvoting Preferred Stock, 313,438 shares held of record by approximately 1,518 stockholders at the close of business on April 12, 2017, are not entitled to vote. Except for the shares of Class A Nonvoting Preferred Stock, there are no shares of Preferred Stock issued and outstanding.

Any proxy may be revoked at any time before it is exercised by delivery of a written instrument of revocation or a later dated proxy to the Secretary of the Company at the principal executive office of the Company or, while the meeting is in session, to the Secretary of the meeting, without, however, affecting any vote previously taken. The presence of a stockholder at the meeting will not operate to revoke his proxy. The casting of a ballot by a stockholder who is present at the meeting, however, will revoke his proxy, but only as to the matters on which the ballot is cast and not as to any matters on which he does not cast a ballot or as to matters previously voted upon.

Proxies received by management will be voted at the meeting or any adjournment thereof. EACH PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE THEREIN BY THE PERSON GIVING THE PROXY. TO THE EXTENT NO CHOICE IS SPECIFIED, HOWEVER, THE PROXY WILL BE VOTED FOR MANAGEMENT’S PROPOSALS. All of management’s proposals have been unanimously approved by the Board of Directors.

1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Five directors are to be elected at the annual meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following nominees to serve as directors unless the stockholder indicates to the contrary on the proxy. All of the nominees are currently directors. Management expects that each of the nominees will be available for election.

NOMINEES FOR ELECTION OF DIRECTORS

1.       Raymond V. Damadian

2.       Claudette J.V. Chan

3.       Robert J. Janoff

4.       Charles N. O’Data

5.       Ronald G. Lehman

BIOGRAPHIES FOR DIRECTORS AND OFFICERS

Raymond V. Damadian, M.D. (age 81), has been the Chairman of the Board since its inception in 1978 and Treasurer since February, 2001. Up until February 11, 2016, Dr. Damadian also served as the President and Chief Executive Officer of Fonar. Dr. Damadian was employed by the State University of New York, Downstate Medical Center, New York, as an Associate Professor of Biophysics and Associate Professor of Internal Medicine from 1967 until September 1979. He received an M.D. degree in 1960 from Albert Einstein College of Medicine, New York, and a B.S. degree in mathematics from the University of Wisconsin in 1956. In addition, Dr. Damadian conducted post-graduate work at Harvard University, where he studied extensively in the fields of physics, mathematics and electronics. Dr. Damadian is the author of numerous articles and books on the nuclear magnetic resonance effect in human tissue, which is the theoretical basis for the Fonar MRI scanners. He is a 1988 recipient of the National Medal of Technology. In 1989 he was inducted into the National Inventors Hall of Fame, for his contributions in conceiving and developing the application of magnetic resonance technology to medical applications including whole body scanning and diagnostic imaging. Dr. Damadian is the President, Treasurer and director of Health Management Corporation of America (“HMCA”), a Manager of Imperial Management Services, LLC (“Imperial”) and a Manager of Health Diagnostics Management, LLC (“HDM”) which three entities are subsidiaries of Fonar.

Timothy Damadian (age 52), has been the President and Chief Executive Officer of Fonar since February 11, 2016. From 2010 to 2016 he served as an independent consultant, with a focus on the Company’s MRI facility management business. Timothy Damadian began his career at Fonar in 1985, installing MRI scanners and components for Fonar customers. Over the course of the following 16 years, he held positions of increasing authority, eventually becoming Vice President of Operations. In 1997, Timothy Damadian was appointed President of the newly formed Health Management Corporation of America (HMCA), a wholly-owned subsidiary of Fonar that was formed to manage medical and diagnostic imaging offices. In 2001, Timothy Damadian left Fonar to form Integrity Healthcare Management, Inc., a diagnostic imaging management company that would eventually manage 11 MRI scanning centers in New York and Florida. The company was a success and was sold to Health Diagnostics, LLC in 2007. Mr. Damadian returned to Fonar as a consultant in 2010. He also serves as a Manager of Imperial Management Services, LLC and a Manager of Health Diagnostics Management, LLC, which are subsidiaries of HMCA.

Luciano B. Bonanni (age 61), has served as Chief Operating Officer (COO) and Executive Vice President (EVP) for Fonar Corporation since June 27, 2016. Prior to his appointment as COO, Mr. Bonanni had served the Company as Vice President since 1989, during which time he oversaw general operations, research and development, manufacturing, service, sales, finance, accounting and regulatory compliance. Prior to 1989, Mr. Bonanni held the title of Vice President of Production and Engineering from the time of Fonar’s initial public offering in 1981. Mr. Bonanni joined the Company as an electrical engineer in 1978. He holds a Bachelor of Electrical Engineering degree from Manhattan College.

Claudette J.V. Chan (age 79), has been a Director of Fonar since October 1987 and Secretary of Fonar since January 2008. Mrs. Chan was employed from 1992 through 1997 by Raymond V. Damadian, M.D. MR Scanning Centers Management Company and since 1997 by HMCA, as "site inspector," in which capacity she is responsible for supervising and implementing standard procedures and policies for MRI scanning centers. From 1989 to 1994 Mrs. Chan was employed by St. Matthew's and St. Timothy's Neighborhood Center, Inc., as the director of volunteers in the "Meals on Wheels" program, a program which cares for the elderly. From approximately 1983 to 1989, Mrs. Chan was President of the Claudette Penot Collection, a retail mail-order business specializing in women's apparel and gifts. Mrs. Chan practiced and taught in the field of nursing until 1973, when her son was born. She received a bachelor of science degree in nursing from Cornell University in 1960. Mrs. Chan is the sister of Raymond V. Damadian.

Robert J. Janoff (age 89), has been a Director of Fonar since February 1989. Mr. Janoff has been a self-employed New York State licensed private investigator for more than thirty-five years and was a Senior Adjustor in Empire Insurance Group for more than 15 years until retiring from that position on July 1, 1997. Mr. Janoff also served, from June 1985 to June 1991, as President of Action Data Management Strategies, Ltd., a supplier of computer programs for use by insurance companies. Mr. Janoff was a member of the Board of Directors of Harmony Heights of Oyster Bay, New York for over 25 years, which is a nonprofit residential school for girls with learning disabilities.

Charles N. O'Data (age 81), has been a Director of Fonar since February 1998. From 1961 to 1997, Mr. O'Data was the Vice President for Development for Geneva College, a liberal arts college located in western Pennsylvania. In that capacity, he acted as the College's chief investment officer. His responsibilities included management of the College's endowment fund and fund raising. In July 1997, Mr. O'Data retired from Geneva College after 36 years of service to assume a position of National Sales Executive for SC Johnson Company's Professional Markets Group, a unit of SC Johnson Wax, and specialized in healthcare and education sales, a position he held until the spring of 1999. In his capacity with SC Johnson he was responsible for sales to the nation’s three largest Group Purchasing Organizations which included some 4,000 hospitals. Mr. O'Data presently acts as an independent financial consultant to various entities. Mr. O'Data served on the board of The Medical Center, Beaver, Pennsylvania, now a part of Heritage Valley Health System, a 500 bed acute care facility, for 26 years, three as its Chair. Mr. O’Data also served on the board of the Hospital Council of Western Pennsylvania, a shared-services and group purchasing organization covering seven states. He founded The Beaver County Foundation, a Community Foundation, in 1992, and serves as its President. Mr. O'Data is listed as a finance associate in the Middle States Association, Commission on Higher Education. The commission is the formal accrediting body for higher education in the eastern region of the country. In this capacity he evaluates the financial aspects of educational organizations. Mr. O’Data is a graduate of Geneva College, where he received a B.S. degree in Economics in 1958.

Ronald G. Lehman (age 40), has been a Director of Fonar since April, 2012, when he was unanimously appointed by the remaining four Directors to fill the vacancy resulting from the death of former Director Robert Djerejian. From October, 2009 to the present, Mr. Lehman has served as Managing Director of Investment Banking with Bruderman Brothers, LLC, a private New York-based broker-dealer registered with the Securities and Exchange Commission and which is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Mr. Lehman directly manages all facets of the firm’s transaction processes, from deal origination, to sourcing capital, to negotiating deal structures, through documentation and closing. The firm provides buy and sell-side advisory, capital raising, and consulting services to lower middle-market companies. Mr. Lehman specializes in advising healthcare services companies and has recently completed several recapitalizations in the industry. He also participates in the firm’s merchant banking investments and oversees many of these assignments. From May, 2008 to October, 2009, Mr. Lehman served as Senior Vice President of Acquisitions at Health Diagnostics, LLC, where he managed the company’s acquisition and corporate finance activities. From March, 2000 to May, 2008, Mr. Lehman worked for various Bruderman entities as a buy and sell-side advisor and as a principal in several private equity transactions. From September, 1998 to March, 2000, Mr. Lehman worked at Deutsche Bank Securities, Inc. and last held the position of Associate in their Global Custody Group. Mr. Lehman graduated from Columbia University with a B.A. in 1998.

CORPORATE GOVERNANCE, THE BOARD AND ITS COMMITTEES

All of the nominees are presently directors of the Company. The five nominees will be elected to hold office for the ensuing year or until their respective successors are elected and qualified. Of the five nominees, Messrs. Charles N. O’Data, Robert J. Janoff and Ronald G. Lehman are independent, as defined in the Securities and Exchange Commission Regulations and Nasdaq Market Place Rules. In making such determinations, there were no transactions, relationships or arrangements not disclosed in our SEC filings to be considered by the Board of Directors, in determining whether the director was independent.

BOARD MEETINGS

During the year ended June 30, 2016 the Board of Directors unanimously consented to take action in lieu of a meeting on four occasions, and the audit committee met four times.

The attendance of the Board of Directors at annual meetings is not required. The Chairman of the Board, Dr. Raymond V. Damadian, however, attends the annual meeting of stockholders where he acts as Chairman of the Meeting.

Dr. Damadian receives no compensation for serving on the Board. The other directors are each paid $20,000 per year in their capacities as directors. This is the sole compensation payable to the directors.

Board Leadership Structure. The current Board Chairman is Dr. Raymond V. Damadian. In addition, although the Company has not selected a lead independent director, Charles N. O’Data, in his capacity as Chairman of the Audit Committee, effectively functions as such. The Company believes that the Company’s current leadership structure is appropriate for the Company in the context of the specific circumstances facing the Company. Consideration of the Company’s leadership structure is a continuing process which the Board of Directors and Management of the Company undertake in coordination with each other.

The lead independent director, Charles N. O’Data, is the Chairman of the Audit Committee. As such he plays a leading role in the engagement of auditors and the review of the Company’s financial statements. Under certain circumstances, he has also served as a contact point for employees.

The Company believes its present leadership structure is successfully meeting the Company’s current needs, including:

•	Efficient communication between Management and the Board;
•	Clarity for the Company’s stockholders on corporate leadership and accountability; The Chairman of the Board having the Company’s strategy, operations and financial conditions; and
•	Continuity in the Company’s leadership, as the Chairman of the Board, Dr. Raymond V. Damadian founded the Company in 1978.

The Company's Board of Directors has an audit committee. There is no standing compensation committee, nominating committee or other committee of the Board.

In accordance with the Nasdaq Marketplace Rules, the Board of Directors adopted a written charter for the audit committee which took effect in June, 2001 and was revised on November 17, 2004. All of the directors on the audit committee are independent.

Stockholders may communicate with directors by writing to them at the Company in accordance with the Company’s corporate governance policies and code of conduct, or in any other manner the particular director may provide. Depending on the sensitivity and timing of a matter raised by a stockholder and the need for disclosure of matters to be made not to just one stockholder, but to the stockholders as a whole, it may not be possible for the director to reply to the stockholder.

Due to the shareholdings of the Company’s Chairman of the Board, Dr. Raymond V. Damadian, which have more than 50% of the voting power of the Company, the Company is a controlled company for purposes of NASDAQ Marketplace Rule 4350(c).

AUDIT COMMITTEE

The Audit Committee, which is comprised solely of independent directors, is governed by a Board approved charter that contains, among other things, the Committee’s membership requirements and responsibilities. The audit committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management and the independent public accountants on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the audit committee appoints, evaluates and retains the Company’s independent public accountants. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent public accountants and evaluates the independent public accountants’ qualifications, performance and independence.

Financial Expert on Audit Committee: The Board has determined that Mr. Charles N. O’Data, who currently is a financial consultant to various entities and previously was the Vice President for Development for Geneva College, is the audit committee financial expert. The Board made a qualitative assessment of Mr. O’Data’s level of knowledge and experience based on a number of factors, including his formal education and experience.

Board Oversight of Risk Management. The Company faces risk in many different areas, including business strategy; government regulation; financial condition; health care compliance; product research and development; competition for talent; business vitality; operational efficiency; quality assurance; reputation; intellectual property; and trade secrets, among others. The oversight function is carried out in the quarterly and annual Audit Committee meetings and by communication and meetings with the Company’s Management, which exercises the responsibility for oversight of risk management.

AUDIT COMMITTEE REPORT

The audit committee has (a) reviewed and discussed the audited financial statements with management, (b) discussed with the independent auditors the matters required to be discussed by SAS 61 (Statement on Auditing Standards No. 61) and (c) has received the written disclosures and the letter from the independent accountants required by Independence Standards Board, Standard No. 1 and has discussed with the independent accountants the independent accountant’s independence.

Based on the foregoing review and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

The members of the audit committee are Messrs. Charles N. O’Data, Robert J. Janoff and Ronald G. Lehman. Messrs. O’Data, Janoff and Lehman are independent directors, as defined in the Securities and Exchange Commission Regulations and Nasdaq Market Place Rules.

 NOMINATING COMMITTEE

The Board of Directors does not believe it requires a separate standing nominating committee because the Board of Directors is relatively small and can make the nominations acting as a whole. The Board does not have a policy with regard to director candidates recommended by stockholders because the absence of such recommendations makes a formal policy unnecessary. Historically, there usually has not been a need to identify new nominees in the absence of the resignation or death of an existing director. The remaining directors evaluate a new nominee based on his integrity, loyalty, competence and experience, and how his background complements that of the remaining directors.

Promoting diversity in the selection of nominees has not yet been considered. Traditionally, the Board has followed a policy of nondiscrimination and equal opportunity.

COMPENSATION COMMITTEE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors does not believe it requires a separate standing compensation committee because the management, under the authority of the Chairman of the Board and the Chief Executive Officer, is best equipped to make compensation decisions. The Board reserves the right to change this policy at any time.

Dr. Raymond V. Damadian, who serves as Chairman of the Board, and Timothy Damadian, who serves as Chief Executive Officer and President of the Company, participate in deliberation and the determination of executive officer and director compensation.

VOTE REQUIRED AND BOARD RECOMMENDATION

The directors will be elected by the vote of a plurality of the votes represented at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR THE DIRECTORS OF THE COMPANY.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's common shares held by holders of at least 5% of the shares of any class, by the nominees for directors, the Company's Chief Executive Officer, and the directors and executive officers as a group as of the close of business on April 12, 2017.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Class
Raymond V. Damadian, M.D. c/o FONAR Corporation, Melville, New York, Nominee for Director, Director, PFO, 5% + Stockholder (2)
Common Stock	118,702	1.91%
Class C Stock	382,447	99.98%
Class A Preferred	19,093	6.09%
Timothy R. Damadian, President and Chief Executive Officer
Common Stock	27,000	*
Class A Preferred	800	*
Luciano B. Bonanni, Executive Vice President And Chief Operating Officer
Common Stock	17,500	*
Class A Preferred	1,285	*
Claudette Chan, Nominee for Director, Director and Secretary
Common Stock	106	*
Class A Preferred	32	*
Robert J. Janoff, Nominee for Director and Director
Common Stock	1,500	*
Class A Preferred	79	*
Charles N. O'Data, Nominee for Director and Director
Common Stock	528	*
Ronald G. Lehman, Nominee for Director and Director
Common Stock	600	*
All Officers, Directors and Nominees as a Group (7 persons)
Common Stock	165,936	2.68%
Class C Stock	382,447	99.98%
Class A Preferred	21,289	6.79%

___________________________

* Less than one percent

1. Address provided for each beneficial owner owning more than five percent of the voting securities of the Company.

2. Dr. Damadian was also the PEO and President until February 11, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See Item 13, “Certain Relationships and Related Transactions” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 which is specifically incorporated by reference herein. A copy of the Form 10-K is included in the Annual Report to Stockholders which is being sent to the Company’s stockholders with this Proxy Statement.)

The Company believes that each of the related transactions described therein were on terms at least as favorable to the Company as were available from non-affiliated parties.

COMPENSATION DISCUSSION AND ANALYSIS OF DIRECTORS AND EXECUTIVE OFFICERS

The compensation of the Company’s executive officers is based on a combination of salary and bonuses based on performance. Decisions concerning compensation are made on a case by case basis and not pursuant to standardized formulas, programs, policies or criteria, except for commissions in the case of sales. The Board of Directors does not have a compensation committee and does not believe such a committee is required, in view of the manner in which compensation matters are handled. Dr. Raymond V. Damadian and Claudette J.V. Chan are executive officers as well as members of the Board of Directors. Dr. Damadian, who also has voting control of the Company and serves as Chairman of the Board, Timothy Damadian, who has served as PEO and President of the Company since February 11, 2016, and Luciano Bonanni the Executive Vice President and Chief Operating Officer of the Company since June 27, 2016, participate in the determination of executive compensation for the Company’s officers.

As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Principal Executive Officer. No officer of the Company received compensation in excess of $1 million in fiscal 2016 or in any previous fiscal year. The Board currently believes that the Company should be able to continue to manage its executive compensation program for others so as to preserve the related federal income tax deductions.

The Company does not believe that there are any risks arising from its compensation policies and practices for its employees that are likely to have a material adverse effect on the Company.

The Company maintains no pension or deferred compensation plans except for a noncontributory 401(k) plan.

SUMMARY COMPENSATION TABLE

The following table discloses compensation received for the three years ended June 30, 2016 by the Company’s Principal Executive Officer and Principal Financial Officer.

Name and Principal Position Position	Year	Salary	Bonus	Stock and Option Awards	Plans, Pension Deferred Compen- sation	All Other Compen- sation	Total

Timothy R. Damadian	2016	$0	0	0	0	0	$0
President, Principal	2015	$0	0	0	0	0	$0
Executive Officer	2014	$0	0	0	0	0	$0

Raymond V. Damadian
Chairman of the Board;	2016	$89,657.23	0	0	0	0	$89,657.23
Principal Financial	2015	$35,935.12	0	0	0	0	$35,935.12
Officer; Director	2014	$36,002.38	0	0	0	0	$36,002.38

Luciano Bonanni	2016	$140,280.20	0	0	0	0	$140,280.20
Executive Vice	2015	$144,921.86	0	0	0	0	$144,921.86
President and Chief Operating Officer	2014	$139,293.82	0	0	0	0	$139,293.82

No executive officer has a written or unwritten employment agreement with the Company. Salaries, bonuses and discretionary stock and stock option awards comprise the full amount of total compensation. The only exceptions are commissions, based on a percentage of the sales prices, payable to salesmen.

Compensation Pursuant to Stock Options and SAR Grants

No stock options or stock appreciation rights were granted to the Company’s Principal Executive Officer and Principal Financial Officer during fiscal 2016.

Option/SAR Exercises and Year End Values

No options or stock appreciation rights were exercised by the Company’s Chief Executive Officer during fiscal 2016. The Company’s Chief Executive Officer did not hold any unexercised stock options or stock appreciation rights at the end of fiscal 2016.

DIRECTOR COMPENSATION

The following table shows the compensation paid to the Directors for fiscal 2016:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option awards ($)	Non-equity incentive plan compen- sation ($)	Nonqualified deferred compen- sation earnings ($)	All other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
A. Claudette J.V. Chan	$19,999.98	0	0	0	0	0	$19,999.98
B. Charles N. O’Data	$20,000.24	0	0	0	0	0	$20,000.24
C. Robert Janoff	$20,000.24	0	0	0	0	0	$20,000.24
D. Ronald G. Lehman	$19,999.98	0	0	0	0	0	$19,999.98

With the exception of Dr. Damadian who receives no compensation for serving as a director, each director is entitled to receive $20,000 per annum for his or her services as a director of the Company, including service on any committee of the Board of Directors. No other fees are paid to the directors for their services as directors of the Company.

2. ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The following proposal provides the Company’s stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review with care the “Compensation Discussion and Analysis” section, which provides details as to the Company’s compensation policies, procedures and decisions, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures under the executive compensation section of this proxy statement. This vote is not intended to address any specific element of the Company’s executive compensation program, but rather the overall compensation program for the Company’s named executive officers. This vote currently is being taken on an annual basis at the Company’s annual meeting.

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution at the Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Fonar Corporation (the “Corporation”) approve, on an advisory basis, the overall compensation of the Corporation’s named executive officers disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables, notes and narrative discussion in this Proxy Statement for the Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence and aligning the executives’ long-term interests with those of the stockholders, as well as motivating the executives to remain with the Company for long and productive careers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board will review and consider the voting results when evaluating our executive compensation program.

3. RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors selected Marcum LLP, as the Company's independent auditors for the fiscal year ending June 30, 2017. The stockholders will be asked to ratify this action by the Board. Marcum LLP were the Company’s auditors for the fiscal years ended June 30, 2014, June 30, 2015 and June 30, 2016.

One or more representatives of Marcum LLP, are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

The affirmative vote of shares holding a majority of the votes represented at the meeting is required to ratify the selection of auditors by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

AUDIT FEES

The aggregate fees billed by Marcum LLP for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2016 and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended June 30, 2016 were $387,000.

The aggregate fees billed by Marcum LLP for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2015, and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended June 30, 2015 were $364,136.

All work on the audits in each of the last two fiscal years was performed by full-time permanent employees of Marcum LLP.

AUDIT-RELATED FEES

No audit-related fees were billed by Marcum LLP for the fiscal years ended June 30, 2016 and June 30, 2015 for services related to the audit or review of our financial statements that are not included under the caption “AUDIT FEES”.

TAX FEES

The aggregate fees billed by Marcum LLP for tax compliance, tax advice and tax planning in the fiscal years ended June 30, 2016 and June 30, 2015 were $0 and $14,123, respectively.

ALL OTHER FEES

No fees were billed by Marcum LLP for any other services during the fiscal years ended June 30, 2016 and June 30, 2015.

Since January 1, 2013, the audit committee has adopted policies and procedures for pre-approving all non-audit work performed by its auditors. Specifically, the committee must pre-approve the use of the auditors for all such services. The audit committee has pre-approved all non-audit work since that time and in making its determination has considered whether the provision of such services was compatible with the independence of the auditors.

The Company’s audit committee believes that the provision by Marcum LLP of services in addition to audit services in fiscal 2016 and 2015 were compatible with maintaining their independence. The services to be performed are presented by Marcum LLP to the committee or its chairman. The matter is then evaluated and a decision made.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at next year’s annual meeting of stockholders must be received by the Company no later than January 31, 2018 to be included in the Company's proxy statement and form of proxy related to that meeting.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, e-mail, facsimile, telephone, telegraph, or messenger. The Company will pay persons holding shares of stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

VOTING TABULATION

The election of the Company's directors requires a plurality of the votes represented in person or by proxy at the meeting. The ratification of proposals and the selection of auditors requires the affirmative vote of a majority of the votes represented in person or by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the Company.

A stockholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients in certain cases may vote their clients' proxies in their own discretion. Where a proposal requires a majority of the votes present for its passage, an abstention or broker non-vote will have the same effect as a negative vote.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies, where the authorization to do so has been granted.

DATED: Melville, New York, April 26, 2017

A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2016 CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

INVESTOR RELATIONS DEPARTMENT

FONAR CORPORATION

110 MARCUS DRIVE

MELVILLE, NEW YORK 11747

FONAR CORPORATION

Proxy - Annual Meeting of Stockholders

June 5, 2017 10:00 AM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Fonar Corporation (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Raymond V. Damadian, Luciano Bonanni, Daniel Culver and Ellen Yeske, and each of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of the Stockholders of the Company to be held at the Double Tree Hotel, Wilmington Downtown, 700 King Street, Wilmington, Delaware on June 5, 2017 at 10:00 a.m., local time, and at any adjournment(s) thereof, and there to vote upon all matters specified in the notice of said meeting, as set forth herein, and upon such other business as may properly and lawfully come before the meeting, all shares of stock of the Company which the undersigned would be entitled to vote if personally present at said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

The Board of Directors Recommends you vote for the following:

No. 1. Election of Directors

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and circle or cross out the name(s) of those nominee(s).

01 - Raymond V. Damadian,

02 - Claudette J. V. Chan,

03 - Robert J. Janoff,

04 - Charles N. O'Data,

05 – Ronald G. Lehman

The Board of Directors recommends you vote for proposals 2 and 3:

No. 2. On an advisory basis, to approve the executive compensation.

FOR	AGAINST	ABSTAIN

No. 3. To ratify the selection of Marcum LLP as the Company's independent auditors for the fiscal year ended June 30, 2017.

FOR	AGAINST	ABSTAIN

No. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

FOR	AGAINST	ABSTAIN

Signature	Date

Signature (Joint Owners)	Date

Please sign exactly as your name(s) appear(s) hereon or on your stock certificate(s). When signing as an attorney, executor, proxy, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, please sign in full corporate name, by an authorized officer. If a partnership, limited liability company or other entity, please sign in the company’s name by an authorized person, indicating your capacity.

FONAR CHAIRMAN’S LETTER TO SHAREHOLDERS
April 2017

Dear Shareholders:

I am pleased to report to our shareholders that as of December 31, 2016, FONAR has posted 26 consecutive quarters of positive net income and positive income from operations.

Fiscal Year Ended June 30,	2010	2011	2012	2013	2014	2015	2016
Total FONAR Revenue	$31,815,555	$33,136,395	$39,444,419	$49,141,814	$68,505,477	$69,050,996	$73,368,210
Total FONAR Net (Loss) Income	($3,012,742)	$3,309,019	$6,875,073	$10,256,362	$13,396,769	$15,430,383	18,795,517
Diluted Net (Loss) Income Per Common Share	($0.61)	$0.55	$0.91	$1.34	$1.58	$1.95	$2.38

FONAR stock (FONR on NASDAQ Capital Markets) continues to enjoy substantial interest among institutions and mutual funds. As of December 31, 2016, institutional ownership was 42%, compared to 33% one year earlier. As of the same date, mutual fund ownership was 9%, bringing total ownership by institutions and mutual funds to 51%, an increase of 21% over last year.

FONAR’s diagnostic imaging management subsidiary, Health Management Company of America (HMCA), continues to be the company’s primary source of income and growth. When my son, Timothy, returned to FONAR in February, 2010, HMCA was managing 9 MRI facilities (6 in New York and 3 in Florida) that had completed approximately 29,000 MRI scans in calendar 2009.

Upon Tim’s return, he immediately assembled a proven management team to work with him to grow the company by increasing scan volume at HMCA’s existing facilities, establishing de novo centers, and making key acquisitions. The transition has been not only seamless, but dynamic. Today HMCA manages 26 facilities (19 in New York and 7 in Florida) collectively equipped with 33 MRI scanners that completed nearly 160,000 MRI scans in calendar 2016. Twenty-four (24) of the centers are equipped with FONAR UPRIGHT® Multi-Position™ MRI.

In applying his extensive experience in managing MRI centers, his thorough understanding of the MRI marketplace, and the technical MRI know-how he acquired when working in FONAR’s Field Service and Manufacturing divisions, Tim has helped the company achieve steadily-increasing profitability and has set the course for continuing growth and new product development. Appropriately, Tim was named President and Chief Executive Officer of FONAR on February 11, 2016.

About HMCA

FONAR formed HMCA, the diagnostic imaging management segment of our business, in 1997. Since its inception, HMCA has provided a steady source of income for FONAR. Years ago, when MRI sales had dropped precipitously nationwide, we redirected our resources to growing HMCA. HMCA has since emerged as the company’s leading source of revenue and profit, helping FONAR deliver to its shareholders a steady annual growth rate of 6% over the past 6 years.

The Growth of HMCA

The business plan for growing HMCA remains the same: increase scan volume at existing facilities, establish de novo centers, and make acquisitions.

Increasing Scan Volume

Diagnostic imaging providers across the country continue to face unremitting, decreasing reimbursement rates by payers of all kinds, including Medicare, Medicaid, Workers’ Compensation and many commercial insurance carriers. In order to survive these cuts, providers must do what they can to control expenses and/or increase scan volume. HMCA keeps a tight rein on expenses and has been able to increase scan volume at its existing centers by improving marketing strategies, changing center management where necessary, enhancing customer service, and increasing awareness of the features and benefits of FONAR technology in the medical community and the general public.·

•	De Novo Centers

HMCA is constantly conducting demographic and competitive studies in search of promising de novo locations in New York and Florida. The company’s most recent de novo center, Stand-Up MRI of Great Neck, opened in February 2016 in Great Neck, New York.·

•	Acquisitions

In March of 2013, we acquired the majority interest in a limited liability company that brought the number of HMCA-managed centers from eleven (11) to twenty five (25).

In July of 2016, HMCA purchased 100% of the equity in Turnkey Services of New York, LLC and 100% of the equity in TK2 Equipment Management, LLC. Also, HMCA, which had been a 50%-equity holder of Yonkers Diagnostic Management Services, LLC, purchased the remaining 50%, making it a wholly-owned subsidiary of HMCA.

In April of 2017, HMCA purchased all interests and assets, including an MRI system, of Radwell Leasing, LLC and Radwell, LLC, located in the Westchester Medical Pavilion at 311 North Street, White Plains, New York, bringing the total number of HMCA-managed centers to 26.

These acquisitions have contributed significantly to the growth and financial stability of the company, and so we continue to search for acquisition opportunities that are compatible with our business plan and would add quickly and significantly to net revenues and profit.

About FONAR

FONAR is headquartered in Melville, Long Island, New York. Incorporated in 1978, FONAR became a publicly-traded company in 1981. The company installed the world’s first commercial whole-body MRI, the QED 80, in 1980, thereby launching the entire MRI industry. The company has since installed approximately 300 recumbent-OPEN MRI and 160 FONAR UPRIGHT® Multi-Position™ MRI installations worldwide.

The company continues to manufacture the UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), its premier product, while the FONAR R&D team continues to develop new products as well as hardware and software upgrades that keep our UPRIGHT® MRI customers highly competitive.

The company boasts an extensive patent portfolio, including the world’s first-ever MRI patent. The most recent patents include technology that enables Weight-Bearing MRI, allowing diagnosticians to view human anatomy in its normal weight-bearing positions, including sitting, standing and bending.

About Our Product

Our primary product is the FONAR UPRIGHT® Multi-Position™ MRI, the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, bending, in flexion and extension, as well as in the conventional lie-down position.

•	A Better Diagnostic Tool

The FONAR UPRIGHT® Multi-Position™ MRI is equipped with a patient bed that can rotate the patient from the recumbent (lie-down) position to an upright (sitting of standing) position, making it the only Position-of-Symptoms MRI and Weight-Bearing MRI.

Certain anatomical regions of the body are very sensitive to position and gravity. For example, patients with lower back problems are often most uncomfortable when in a particular weight-bearing position. If diagnosticians can evaluate the spine in positions of symptoms, they can minimize the risks of mischaracterizing or underestimating the patients’ problems and avoid the risk of adopting a treatment plan that could consequently result in a poor outcome. In fact, the FONAR UPRIGHT® Multi-Position™ MRI often detects patients’ problems that lie-down-only MRIs cannot. Considering that most MRI exams are of the spine, this technology is of great importance.

In short, weight-bearing MRI enables more complete diagnoses in comparison to conventional “weightless,” recumbent-only MRIs. Since the UPRIGHT® MRI has the power to “see it all,” the benefits of this unique scanner continue to gain traction in the medical community because it provides referring physicians better outcomes for their patients.·

•	The Most Patient-Friendly™ MRI

The overwhelming majority of patients scanned on the FONAR UPRIGHT® Multi-Position™ MRI are in a seated position watching their choice of programming on a large TV. Since there is nothing immediately above the patient’s head or in front of the patient’s face, the rate of claustrophobic rejection is nearly zero percent. It is not unusual to hear of patients travelling hundreds of miles to the nearest UPRIGHT® MRI center in order to avoid our competitors’ highly claustrophobic “tube” or “tunnel” MRIs.

The FONAR UPRIGHT® Multi-Position™ MRI can also accommodate very large patients who simply can’t fit into other MRI scanners, as well as patients who are physically unable to lie down, such as kyphotic patients.

 New Works-in-Progress Research

FONAR has begun new works-in-progress technology for visualizing and quantifying the flow of cerebrospinal fluid (CSF) which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now due to this latest works-in-progress for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. This complete assessment and measurement of CSF physiology, in all the normal positions of the human body, is a unique attribute of the UPRIGHT® Multi-Position™ MRI.

In September 2011, I wrote a research paper titled The Possible Role of Craniocervical Trauma and Abnormal Cerebrospinal Fluid (CSF) Hydrodynamics in the Genesis of Multiple Sclerosis and the Craniocervical Syndrome.  It is clear to me that to properly image cerebrospinal fluid (CSF), and learn about the role of CSF and disease, that it must be done in the weight-loaded, upright position.  Only on the FONAR UPRIGHT® Multi-Position™ MRI can CSF be imaged adequately.  Therefore, when practitioners want to understand the role of CSF for their patients they will have to do it on the FONAR UPRIGHT® Multi-Position™ MRI.

CONCLUSION

Years of a sluggish economy and ever-decreasing reimbursement rates have stifled MRI sales across the country. Nevertheless, thanks to the winning combination of our unique MRI product and our remarkably successful management subsidiary, FONAR has now achieved 27 consecutive quarters (6¾years) of profitability.

I remain grateful to our stockholders, our customers and our employees for their loyal support.

Sincerely,

Raymond V. Damadian

Chairman

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

_____________________

FORM 10-K

_____________________

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2016

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the transition period from _____________ to _____________

Commission File No. 0-10248

___________________________

FONAR CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	11-2464137
(State of incorporation)	IRS Employer Identification Number)

110 Marcus Drive, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

(631) 694-2929
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $.0001 per share

Securities registered pursuant to Section 12(g) of the Act:

None

________________________________________________________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ____ No __X__

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ____ No __X__

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ___X___ No _______

Indicate by check mark whether the registrant (1) has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ___X____ No ______

Indicate by check mark if disclosure of delinquent filers, pursuant to Item 405 of Regulation S-K, §229.405 of this Chapter, is not contained, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this 10-K or any amendment to the Form 10-K. [X]

FONAR CORPORATION AND SUBSIDIARIES

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one): Large accelerated filer ____
Accelerated filer __X__ Non-accelerated filer ____ Smaller reporting company ____

(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ____ No __X__

The aggregate market value of the shares of Common Stock held by non-affiliates as of December 31, 2015 based on the closing price of $17.26 per share on such date as reported on the NASDAQ System, was approximately $104 million. The other outstanding classes do not have a readily determinable market value.

As of September 6, 2016, 6,157,766 shares of Common Stock, 146 shares of Class B Common Stock, 382,513 shares of Class C Common Stock and 313,438 shares of Class A Non-voting Preferred Stock of the registrant were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

FONAR CORPORATION AND SUBSIDIARIES

PART I

ITEM 1. BUSINESS

GENERAL

Fonar Corporation, sometimes referred to as the "Company" or "Fonar", is a Delaware corporation which was incorporated on July 17, 1978. Our address is 110 Marcus Drive, Melville, New York 11747 and our telephone number is 631-694-2929. Fonar also maintains a website at www.fonar.com. Fonar provides copies of its filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K and amendments to these reports to stockholders on request.

We conduct our business in two segments. Our medical equipment segment is conducted directly through Fonar. Our physician management and diagnostic services segment is conducted through our subsidiary Health Management Company of America (“HMCA”), also called Health Diagnostics Management, LLC. HMCA provides management services, administrative services, billing and collection services, office space, equipment, repair, maintenance service, and clerical and other non-medical personnel to medical providers engaged in diagnostic imaging. In addition to acting as a management company, HMCA owns and operates four diagnostic imaging facilities in Florida, where the corporate practice of medicine is permitted.

We restructured the corporate organization of our physician and diagnostic services management segment of our business effective July 1, 2015. Imperial Management Services, LLC (“Imperial”), a subsidiary which owned the assets used in the business of its parent, Health Management Corporation of America (which is wholly-owned by Fonar), transferred those assets to Health Diagnostics Management, LLC (“HDM”), which is another subsidiary of Health Management Corporation of America. As a result, going forward our physician and diagnostic management business will be conducted entirely through HDM, which is operating under the assumed name Health Management Company of America.

Fonar is engaged in the business of designing, manufacturing, selling and servicing magnetic resonance imaging scanners, also referred to as "MRI" or "MR" scanners, which utilize MRI technology for the detection and diagnosis of human disease, abnormalities, other medical conditions and injuries. Fonar’s founders built the first MRI scanner in 1977 and Fonar introduced the first commercial MRI scanner in 1980. Fonar is also the originator of the iron-core non-superconductive and permanent magnet technology.

Fonar’s iron frame technology made Fonar the originator of "open" MRI scanners. We introduced the first "open" MRI in 1980. Since that time we have concentrated on further application of our “open” MRI, introducing most recently the Upright® Multi-Position™” MRI scanner (also referred to as the “Upright®” or “Stand-Up®” MRI scanner) and the Fonar 360™ MRI scanner. (The Fonar 360™ MRI is not presently being marketed).

The product we are promoting is our Upright® MRI. Our patented Upright® MRI is unique in the industry in that it allows patients to be scanned in fully weight-bearing conditions, such as standing, sitting or bending in any position that causes adverse symptoms. This means that an abnormality or injury, such as a slipped disk can be visualized where it may not have been seen with the patient lying down. We have introduced the name “Upright®” as an alternative to “Stand-Up®” because of the multiplicity of positions in which the patient may be scanned where the patient is not standing.

See Note 17 to the Consolidated Financial Statements for separate financial information regarding our medical equipment and physician and diagnostic management services segments.

FONAR CORPORATION AND SUBSIDIARIES

FORWARD LOOKING STATEMENTS.

Certain statements made in this Annual Report on Form 10-K are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the plans and objectives of Management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the expansion of business. These assumptions involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Annual Report will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

THE UPRIGHT® MRI SCANNER

The Upright® MRI (also known as the “Stand-Up® MRI”) is a “whole-body” MRI, meaning it can be used to scan any part of the body. Unlike conventional recumbent MRI scanners, the Upright® MRI permits MRI diagnoses to be made in the weight-bearing state. The Upright® MRI allows patients to be scanned while standing, sitting, bending or lying down. This means that an abnormality or injury, such as a slipped disk, may be scanned under full weight-bearing conditions, which more often than not is the position in which patients experience pain. An adjustable bed allows patients to stand, sit or lie on their backs, sides or stomachs. The Upright® MRI is by design a non-claustrophobic MRI scanner.

HMCA manages a total of 25 MRI scanning facilities, four of which are owned by subsidiaries of HMCA. Eighteen facilities are located in New York and seven are located in Florida. (The four facilities owned by HMCA subsidiaries are in Florida, where the corporate practice of medicine is permitted.) Twenty-four facilities are equipped with Upright® MRI scanners. We believe that the utilization of Fonar Upright® MRI scanning systems, which are produced under the protection of our patents, have been a significant factor in the increased patient volume of the scanning facilities.

MEDICAL EQUIPMENT SEGMENT

PRODUCTS

The Fonar Upright® MRI is a weight-bearing whole-body open MRI system which enables positional MRI (pMRI®) applications. Operating at a magnetic field strength of 0.6 Tesla, the scanner is a powerful, diagnostically versatile and cost-effective open MRI that provides a broad range of clinical capabilities and a complete set of imaging protocols. Patients can be scanned standing, bending, sitting, upright at an intermediate angle and in the conventional recumbent position. This multi-positional MRI system accommodates an unrestricted range of motion for flexion, extension, lateral bending, and rotation studies of the cervical (upper)and lumbar (lower) spine. Previously difficult patient scanning positions can be achieved and compared using the system’s MRI-compatible, three-dimensional, motorized patient handling system. The system’s lift and tilt functions deliver the targeted anatomical region to the center of the magnet. True image orientation is assured, regardless of the rotation angle, via computer read-back of the table’s position.

There is considerable evidence that the weight-bearing Upright® MRI provides medical benefits not duplicated by any other MRI scanner because patient positioning plays a critical role in detecting clinically significant pathology.

FONAR CORPORATION AND SUBSIDIARIES

For instance, the Fonar Upright® technology has demonstrated its key value on patients with the Arnold-Chiari Syndrome, which is believed to affect 200,000 to 500,000 Americans. In this syndrome, brain stem compression and subsequent severe neurological symptoms occur in these patients, when because of weakness in the support tissues within the skull, the brain stem descends and is compressed and entrapped at the base of the skull in the foramen magnum, which is the circular bony opening at the base of the skull where the spinal cord exits the skull. The brain structures “entrapped” in Chiari Syndrome are the lowest lying structures of the brain, the tonsils of the cerebellum. The Chiari Syndrome is therefore alternately named Cerebellar Tonsillar Ectopia (CTE) indicating the displacement (ectopia) of these Cerebellar tonsils in this syndrome. Classic symptoms of the Chiari Syndrome include the “drop attack,” where the patient unexpectedly experiences an explosive rush or nervous discharge at the base of the brain which rushes down the body to the extremities, causing the patient to collapse in a temporary neuromuscular paralysis; this subsides when the patient is lying down. Conventional lie-down MRI scanners cannot make an adequate evaluation of the pathology since the patient’s pathology is most visible and the symptoms most acute when the patient is scanned in the upright weight-bearing position.

A publication in the Journal “Brain Injury” (Brain Injury 2010, 24 (7-8) 988-994) of 1,200 neck pain patients reported that the fallen cerebellar tonsils of the brain (CTE) were missed 75% of the time when the patient was scanned only in the recumbent position. It is critical to have an image of the patient in an upright position so that the neurosurgeons can fully evaluate the extent of the brain stem and choose the most appropriate surgical approach for the operative repair.

The study was published by 10 authors from distinguished universities in the United States and around the world. The study reported that Cerebellar Tonsillar Ectopia Herniation (CTE) was missed 75% of the time when the patient was scanned lying down instead of upright. At the current rate of 1,000,000 automobile whiplash injuries in the U.S. per year, 600,000 patients each year would have the pathology responsible for their symptoms go undetected if they were examined solely in a conventional recumbent-only MRI.

The Upright® MRI has also demonstrated its value for patients suffering from scoliosis. Scoliosis patients have been typically subjected to routine x-ray exams for years and must be imaged upright for an adequate evaluation of their scoliosis. Because the patient must be standing for the exam, an x-ray machine has been the only modality that could provide that service. The Upright® MRI is the only MRI scanner that allows the patient to stand during the MRI exam. Fonar has developed a new RF receiver and scanning protocol that for the first time allows scoliosis patients to obtain diagnostic pictures of their spines without the risks of x-rays. A study by the National Cancer Institute (2000)of 5,466 women with scoliosis reported a 70% increase in breast cancer resulting from 24.7 chest x-rays these patients received on the average in the course of their scoliosis treatment.

Other important new applications are Upright® imaging of the pelvic floor and abdomen to image prolapses and inguinal hernias. Fonar has also developed the first non-invasive method to image the prostate: the patient simply sits on a flat, seat-like coil.

The Upright® MRI is also the world’s most non-claustrophobic whole-body MRI scanner. Patients can simply walk into the magnet, stand or sit for their scans and then walk out. Any site with a Fonar Upright® MRI scanner is capable of providing Open Sky® MRI scanning services. The magnet’s front-open and top-open design provides an unprecedented degree of comfort because there is nothing in front of the patient’s face except for a large (42”) flat-screen TV that is mounted on the wall. The default position for the bed is a tilt back of seven degrees that minimizes patient motion. Special coil fixtures, a patient seat, Velcro straps, and transpolar stabilizing bars are also used to keep the patient comfortable and motionless throughout the scanning process.

Full-range-of-motion studies of the joints in a multiple of directions are possible, an especially promising feature for sports injuries. Full Range of Motion cines, or movies, of the lumbar spine can also be achieved under full body weight.

FONAR CORPORATION AND SUBSIDIARIES

The Upright® MRI is designed to maximize image quality through an optimal combination of signal-to-noise (S/N) and contrast-to-noise (C/N) ratios. The technical improvements realized in this scanner’s design over its lower field strength predecessors also include increased image-processing speed and diagnostic flexibility.

Fonar created the high-field open MRI market segment. High-field open MRIs operate at significantly higher magnetic field strengths than the 0.2-0.35 Tesla open MRIs that preceded them, and, therefore, benefit from more of the MRI image-producing signal needed to make high-quality MRI images.

Fonar maximizes image quality through an optimal combination of image signal to noise (S/N) and contrast-to noise (C/N) ratios. Technical improvements incorporated into the scanner design include increased image processing speed, high-S/N Organ Specific(TM) RF receiver coils, high performance front-end electronics featuring high-speed, wide-dynamic-range analog-to-digital conversion and a miniaturized ultra-low-noise pre-amplifier; high-speed automatic tuning, bandwidth-optimized pulse sequences, multi-bandwidth sequences, and off-center FOV imaging capability.

In addition to the signal-to-noise ratio, however, a major determinant of image quality that must be considered is contrast, the quality that enables reading physicians to clearly distinguish adjacent, and sometimes minute, anatomical structures from their surroundings. This quality is measured by contrast-to-noise ratios (C/N). Unlike S/N, which increases with increasing field strength, relaxometry studies have shown that C/N peaks in the mid-field range and actually falls off precipitously at higher field strengths. The Upright® MRI scanners operate squarely in the optimum C/N range.

FONAR’s scanners provide various features allowing for versatile diagnostic capability. For example, SMART™ scanning allows for same-scan customization of up to 63 slices, each slice with its own thickness, resolution, angle and position. This is an important feature for scanning parts of the body that include small-structure sub-regions requiring finer slice parameters. There is also Multi-Angle Oblique™ (MAO) imaging, and oblique imaging.

During fiscal 2016, sales of our Upright® MRI scanners accounted for approximately 1.1% of our total revenues and 7.7% of our medical equipment revenues, as compared to 2.3% of total revenues and 14.1% of medical equipment revenues in fiscal 2015, and as compared to 1.4% of our total revenues and 7.9% of medical equipment revenues in fiscal 2014. These results reflect the volatility in our sales of scanners.

FONAR’s principal selling, marketing and advertising efforts have been focused on the Upright® MRI, which we believe is a particularly unique product, being the only MRI scanner which is both open and allows for weight-bearing imaging. We expect to continue our focus on the Upright® MRI in the immediate future.

The materials and components used in the manufacture of our products (circuit boards, computer hardware components, electrical components, steel and plastic) are generally available at competitive prices. We have not had difficulty acquiring such materials.

PRODUCT MARKETING

The principal markets for the Company's scanners are private diagnostic imaging centers and hospitals.

We use internal and independent manufacturer’s representatives for domestic and foreign markets. None of Fonar’s competitors are entitled to make the Fonar Upright® MRI scanner.

Fonar’s Website includes interactive product information for reaching customers.

Fonar has targeted orthopedic surgeons and neurosurgeons, particularly spine surgeons, as important markets for the Upright® MRI. Accordingly, Fonar has exhibited at annual meetings of The American Academy of Orthopaedic Surgeons (AAOS); the North American Spine Society (NASS); the American Association of Neurological Surgeons (AANS); and the Congress of Neurological Surgeons (CNS).

FONAR CORPORATION AND SUBSIDIARIES

During fiscal 2016, sales were made to customers in the [United Arab Emirates, Switzerland, Canada and to Medserena in Germany.] CEO Matthias Schulz of Medserena, Fonar’s principal foreign sales representative and distributor, has said, “The large number of requests coming from our physicians in Germany are arising because of the special medical need for FONAR’s unique technology. This is in spite of an intensely active MRI market in Germany, where there are already many conventional lie-down MRIs installed.” [Medserena also has expanded its market to the United Kingdom with the opening of a Fonar Upright® MRI scanner in London.]

Fonar’s marketing strategy has been designed to reach key purchasing decision makers with information concerning the Upright® MRI. This has led to many inquiries and to some sales of the Upright® MRI scanner and is intended to increase Fonar’s presence in the medical market. Fonar focuses on four target audiences: neurosurgeons, orthopaedic surgeons, radiologists and physicians in general.

1)       Neurosurgeons and Orthopaedic Surgeons: These are the surgeons who can most benefit from the superior diagnostic benefits of the Fonar Upright® MRI with its Multi-Position® diagnostic ability.

2)       Radiologists: These physicians can now offer a new modality to their referring physicians.

3)       All Physicians: The vast number of doctors who send patients for MRI’s need to be aware of the diagnostic advantages of the Fonar Upright® Multi-Position® MRI.

Our advertising for Fonar and HMCA re-enforces the unique value provided by Fonar MRI scanners. We have increased internet awareness of our product by driving patient traffic to the Upright® scanning centers we manage via the Fonar website (www.fonar.com) as well as by creating Websites for every location. These websites give prospective customers of Upright® MRI scanners a view of operating Upright® MRI centers and highlight the benefits of using an Upright® MRI scanner. The success of HMCA-managed sites not only increases management fees to HMCA but encourages new sales for Fonar as well.

To meet the demand for high-field open MRI scanners, Fonar plans to devote its principal efforts to marketing the Upright® MRI. The Upright® MRI is the only scanner in the industry that has the unique capability of scanning patients under weight-bearing conditions and in various positions. Utilizing a 6000 gauss (0.6 Tesla field strength) iron core electromagnet, the Upright® MRI scanner magnets are among the highest field "Open MRI" scanners in the industry.

We are seeking to promote foreign sales and have sold scanners in various foreign countries. Foreign sales, however, have not yet proved to be a significant source of revenue.

During the fiscal year ended June 30, 2016, 1.1% of the Company's revenues were generated by foreign sales, as compared to 3.0% for fiscal 2015.

SERVICE AND UPGRADES FOR MRI SCANNERS

Our customer base of installed scanners has been and will continue to be an additional source of income, independent of direct sales.

Income is generated from the installed base in two principal areas, namely, service and upgrades. Service and maintenance revenues from our external installed base were approximately $9.5 million in fiscal 2016 and $9.7 million in fiscal 2015. Notwithstanding the decrease in service revenues in fiscal 2016, our objective is to maintain service revenues at present levels or better, based on the longevity of the technology and refurbishments and upgrades which keep the scanners competitive with the latest techniques.

We also anticipate that our scanners will result in upgrades income in future fiscal years. The potential for upgrades income, originates in the versatility and productivity of the Upright® Imaging technology. New medical uses for MRI technology are constantly being discovered and are anticipated for the Upright® Imaging technology as well. New features can often be added to the scanner by the implementation of little more than versatile new software packages, which when coupled with hardware upgrades can add years of useful life to the scanner.

FONAR CORPORATION AND SUBSIDIARIES

RESEARCH AND DEVELOPMENT

During the fiscal year ended June 30, 2016, we incurred expenditures of $1,631,846, none of which were capitalized, on research and development, as compared to $1,812,398, none of which were capitalized, during the fiscal year ended June 30, 2015.

Research and development activities have focused principally on software improvements to the user interface of the MRI scanner. The Windows-based Sympulse™ platform controls all of the functions of the UPRIGHT® scanner except those of the versatile, multi-position patient table. Separate, dedicated, motion-control software is used to maneuver the UPRIGHT® bed, and development of this software is ongoing as well.

While software improvements to the user interface are important in their own right, significant value is added to the MRI scanner by the modification of existing protocols for examining various parts of the body, and the development of new protocols that utilize new underlying capabilities of the pulse sequence software. Over time, FONAR users have become accustomed to the steady improvement in the recommended clinical protocols that accompany new software releases. More significantly, in recent years we have seen increasing adoption of FONAR-recommended clinical protocols over those developed on site. This is a testament to the superior image quality they produce in attractively short scan times.

The development of clinically practical scan protocols and software depends on close contact between research and development scientists and engineers, and end users. That close contact is facilitated in part by the relationship with HMCA and the scanning centers. In addition to that collaboration, R&D staff have pursued a variety of novel and Upright® MRI-specific research projects. It is anticipated that these will ultimately lead to new applications that are made available to existing customers as upgrade add-ons to their machines. For example, phase-contrast imaging techniques originally developed for angiography have recently been applied to cerebro-spinal fluid (CSF) flow. Analysis of CSF flow in upright and recumbent postures may prove to be of significant value in the evaluation of a variety of disorders.

BACKLOG

Our backlog of unfilled orders at September 9, 2016 was approximately $1.7 million, as compared to $2.5 million at September 10, 2015. It is expected that the existing backlog of orders will be filled within the 2017 fiscal year.

PATENTS AND LICENSES

We currently have numerous patents in effect which relate to the technology and components of our MRI scanners. We believe that these patents, and the know-how we have developed, are material to our business.

One of our patents, issued in the name of Dr. Damadian and licensed to Fonar, was United States patent No. 3,789,832, Apparatus and Method for Detecting Cancer in Tissue, also referred to in this report as the "1974 Patent". The 1974 Patent was the first MRI patent issued by the United States Patent Office. The development of our MRI scanners has been based upon the 1974 Patent, and we believe that the 1974 Patent was the first of its kind to utilize MR to scan the human body and to detect cancer. The 1974 Patent was extended beyond its original 17-year term and expired in February, 1992.

We have significantly enhanced our patent position within the industry and now possesses a substantial patent portfolio which provides us, under the aegis of United States patent law, "the exclusive right to make, use and sell" many of the scanner features which Fonar pioneered and which are now incorporated in most MRI scanners sold by the industry. As of June 30, 2016, 195 patents had been issued to Fonar, and approximately 21 patents were pending. A number of Fonar’s existing patents specifically relate to protecting Fonar’s position in the Upright MRI market. The patents further enhance Dr. Damadian's pioneer patent, the 1974 Patent, that initiated the MRI industry and provided the original invention of MRI scanning. The terms of the patents in Fonar’s portfolio extend to various times.

FONAR CORPORATION AND SUBSIDIARIES

We also have patent cross-licensing agreements with other MRI manufacturers. We have not licensed, however, any technology relating to Upright® MRI scanning.

PRODUCT COMPETITION

MRI SCANNERS

MRI takes advantage of the nuclear magnetic resonance signal elicited from the body's tissues and the exceptional sensitivity of this signal for detecting disease discovered by Fonar. Much of the serious disease of the body occurs in the soft tissue of vital organs. The maximum contrast available by x-ray with which to discriminate disease is 4%. Brain cancers differ from surrounding healthy brain by only 1.6% while the contrast in the brain by MRI is 25 times greater at 40%. X-ray contrasts among the body’s soft tissues are maximally 4%. Their contrast by MRI is 32.5 times greater (130%).

The soft tissue contrasts with which to distinguish cancers on images by MRI are up to 180%. In the case of cancer these contrasts can be even more marked making cancers readily visible and detectable anywhere in the body. This is because the nuclear resonance signals from the body's normal soft tissue vital organs, as discovered in the original publication that founded MRI, differ so dramatically from each other (e.g. small intestine 257 milliseconds, brain 595 milliseconds). Liver cancer and healthy liver signals differ by 180% for example.

A majority of the MRI scanners in use in hospitals and outpatient facilities and at mobile sites in the United States are based on high field (1.5 - 3.0 Tesla) air core superconducting magnet technology.

The remainder, described as Open MRIs, are recumbent-only machines based on Fonar’s original iron-frame vertical magnetic field magnet design. These systems have been manufactured and sold by many of our largest competitors over the years. They generally operate at low field strengths (0.2 - 0.35 Tesla). Recently our competitors have attempted to introduce higher field strength Open MRI products (0.5 – 1.0 Tesla), but the perception of the medical community is still that Open MRIs are useful only for anxious and claustrophobic patients, and that the Open MRIs’ image quality is poor, and scan times long.

One of the Upright MRI’s big competitive advantages is that it is dramatically different from the Open MRI in several important ways:

The Upright MRI does something clinically valuable that the high-field MRI machines cannot do (i.e. positional imaging, weight-bearing imaging).

Although the patient can extend his arms and possibly see out the sides while recumbent in an Open MRI, there is still a large intimidating magnet pole very close to and directly in front of the patient’s face. The Upright MRI allows the patient to look directly out of the scanner and watch a 42 inch TV.

The Upright MRI uses the same configuration RF receiver coil as a high-field MRI system to image the spine. Open MRIs cannot do this. (This is because of the rule in MRI that the axis of symmetry of the RF receiver coil should be perpendicular to the direction of the main magnetic field. The upright patient sits comfortably with his back against a flat (“planar”) RF receiver coil in our horizontal transaxial magnetic field. In contrast, the vertical magnetic field in the recumbent-only Open MRI precludes the use of this type of receiver coil).

Relative to the high-field systems, the Upright MRI has two major competitive advantages:

Patient positioning sometimes trumps a small increase in the image resolution and decrease in the scan time. As it is critical for physicians to not “miss” anything in the images, they recognize that the position-dependent pathology visualized with the Upright MRI will be invisible (“missed”) if their patients are scanned at a higher field strengths.

FONAR CORPORATION AND SUBSIDIARIES

Image artifacts arising from metal implants such as surgical screws are diminished with the 0.6 Tesla Upright MRI compared to those from the high-field MRIs. It is well known that such artifacts get smaller as the MRI magnet’s field strength is reduced, so the anatomy adjacent to implanted hardware will be less obscured with the Upright MRI. This is particularly valuable for surgeons referring their postoperative patients for diagnostic imaging studies.

Fonar faces competition within the MRI industry from such firms as General Electric Company, Philips N.V., Toshiba Corporation, Hitachi Corporation and Siemens A.G. Most competitors have marketing and financial resources more substantial than those available to us. They have in the past, and may in the future, heavily discount the sales price of their scanners. Such competitors sell both high field air core superconducting MRI scanners and iron frame products. Fonar’s original iron frame design, ultimately imitated by Fonar’s competitors to duplicate Fonar’s origination of “Open” MRI magnets, gave rise to current patent protected Upright® MRI technology with the result that Fonar today is the unique and only supplier of the highest field MRI magnets (0.6 Tesla) that are not superconducting, do not use liquid helium and are not therefore susceptible to severe consequences and downtime cause by a system quench.

The iron frame, because it controls the magnetic lines of force and places them where wanted and removes them from where not wanted, provides a more versatile magnet design than is possible with air core magnets. Air core magnets contain no iron but consist entirely of turns of current carrying wire.

Fonar expects to be the leader in weight-bearing and positional MRI for providing dynamic visualization of body parts including the spine and extremities.

OTHER IMAGING MODALITIES

Fonar’s MRI scanners also compete with other diagnostic imaging systems, all of which are based upon the ability of energy waves to penetrate human tissue and to be detected by either photographic film or electronic devices for presentation of an image on a display monitor. Three different kinds of energy waves - X-ray, gamma and sound - are used in medical imaging techniques which compete with MRI medical scanning, the first two of which involve exposing the patient to potentially harmful radiation. These other imaging modalities compete with MRI products on the basis of specific applications.

X-rays are the most common energy source used in imaging the body and are employed in three imaging modalities:

1. Conventional X-ray systems, the oldest method of imaging, are typically used to image bones and teeth. The image resolution of adjacent structures that have high contrast, such as bone adjacent to soft tissue, is excellent, while the discrimination between soft tissue organs is poor because of the nearly equivalent penetration of x-rays.

2. Computerized Tomography, also referred to as "CT", systems couple computers to x-ray instruments to produce cross-sectional images of particular large organs or areas of the body. The CT scanner addresses the need for images, not available by conventional radiography, that display anatomic relationships spatially. However, CT images are generally limited to the transverse plane and cannot readily be obtained in the two other planes, sagittal and coronal. Improved picture resolution is available at the expense of increased exposure to x-rays from multiple projections. Furthermore, the pictures obtained by this method are computer reconstructions of a series of projections and, once diseased tissue has been detected, CT scanning cannot be focused for more detailed pictorial analysis or obtain a chemical analysis.

3. Digital radiography systems add computer image processing capability to conventional x-ray systems. Digital radiography can be used in a number of diagnostic procedures which provide continuous imaging of a particular area with enhanced image quality and reduced patient exposure to radiation.

Nuclear medicine systems, which are based upon the detection of gamma radiation generated by radioactive pharmaceuticals introduced into the body, are used to provide information concerning soft tissue and internal body organs and particularly to examine organ function over time.

FONAR CORPORATION AND SUBSIDIARIES

Ultrasound systems emit, detect and process high frequency sound waves reflected from organ boundaries and tissue interfaces to generate images of soft tissue and internal body organs. Although the images are substantially less detailed than those obtainable with x-ray methods, ultrasound is generally considered harmless and therefore has found particular use in imaging the pregnant uterus.

X-ray machines, ultrasound machines, digital radiography systems and nuclear medicine compete with the MRI scanners by offering significantly lower price and space requirements. However, Fonar believes that the quality of the images produced by its MRI scanners is generally superior to the quality of the images produced by those other methodologies.

GOVERNMENT REGULATION

FDA Regulation

The Food and Drug Administration in accordance with Title 21 of the Code of Federal Regulations regulates the manufacturing and marketing of Fonar’s MRI scanners. The regulations can be classified as either pre-market or post-market. The pre-market requirements include obtaining marketing clearance, proper device labeling, establishment registration and device listing. Once the products are on the market, Fonar must comply with post-market surveillance controls. These requirements include the Quality Systems Regulation, or “QSR”, also known as Current Good Manufacturing Practices or CGMPs, and Medical Device Reporting, also referred to as MDR regulations. The QSR is a quality assurance requirement that covers the design, packaging, labeling and manufacturing of a medical device. The MDR regulation is an adverse event-reporting program.

Classes of Products

Under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act, all medical devices are classified by the FDA into one of three classes. A Class I device is subject only to general controls, such as labeling requirements and manufacturing practices; a Class II device must comply with certain performance standards established by the FDA; and a Class III device must obtain pre-market approval from the FDA prior to commercial marketing. Fonar’s products are Class II devices. Class II devices are subject to "General Controls"; General Controls include:

1. Establishment registration of companies which are required to register under 21 CFR Part 807.20, such as manufacturers, distributors, re-packagers and re-labelers.

2. Medical device listing with FDA of devices to be marketed.

3. Manufacturing devices in accordance with the Current Good Manufacturing Practices Quality System Regulation in 21 CFR Part 820.

4. Labeling devices in accordance with labeling regulations in 21 CFR Part 801 or 809.

5. Submission of a Premarket Notification, pursuant to 510(k), before marketing a device.

In addition to complying with general controls, Class II devices are also subject to special controls. Special controls may include special labeling requirements, guidance documents, mandatory performance standards and post-market surveillance.

On October 3, 2000 Fonar received FDA clearance for the Upright® MRI under the name “Indomitable”.

Premarketing Submission

Each person who wants to market Class I, II and some III devices intended for human use in the U.S. must submit a 510(k) to FDA at least 90 days before marketing unless the device is exempt from 510(k) requirements. A 510(k) is a pre-marketing submission made to FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, SE, to a legally marketed device that is not subject to pre-market approval, PMA. Applicants must compare their 510(k) device to one or more similar devices currently on the U.S. market and make and support their substantial equivalency claims.

The FDA is committed to a 90-day clearance after submission of a 510(k), provided the 510(k) is complete and there is no need to submit additional information or data.

FONAR CORPORATION AND SUBSIDIARIES

The 510(k) is essentially a brief statement and description of the product. As Fonar’s scanner products are Class II products, there are no pre-market data requirements.

An investigational device exemption, also referred to as IDE, allows the investigational device to be used in a clinical study pending FDA clearance in order to collect safety and effectiveness data required to support the Premarket Approval, also referred to as PMA, application or a Premarket Notification pursuant to 510(k), submission to the FDA. Clinical studies are most often conducted to support a PMA.

For the most part, however, we have not found it necessary to utilize IDE’s. The standard 90 day clearance for our new MRI scanner products classified as Class II products makes the IDE unnecessary, particularly in view of the time and effort involved in compiling the information necessary to support an IDE.

Quality System Regulation

The Quality Management System is applicable to the design, manufacture, administration of installation and servicing of magnetic resonance imaging scanner systems. The FDA has authority to conduct detailed inspections of manufacturing plants, to establish Good Manufacturing Practices which must be followed in the manufacture of medical devices, to require periodic reporting of product defects and to prohibit the exportation of medical devices that do not comply with the law.

Medical Device Reporting Regulation

Manufacturers must report all MDR reportable events to the FDA. Each manufacturer must review and evaluate all complaints to determine whether the complaint represents an event which is required to be reported to FDA. Section 820.3(b) of the Quality Systems regulation defines a complaint as, "any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution."

A report is required when a manufacturer becomes aware of information that reasonably suggests that one of their marketed devices has or may have caused or contributed to a death, serious injury, or has malfunctioned and that the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

Malfunctions are not reportable if they are not likely to result in a death, serious injury or other significant adverse event experience.

A malfunction which is or can be corrected during routine service or device maintenance still must be reported if the recurrence of the malfunction is likely to cause or contribute to a death or serious injury if it were to recur.

We have established and maintained written procedures for implementation of the MDR regulation. These procedures include internal systems that:

provide for timely and effective identification, communication and evaluation of adverse events;

provide a standardized review process and procedures for determining whether or not an event is reportable; and

provide procedures to insure the timely transmission of complete reports.

These procedures also include documentation and record keeping requirements for:

information that was evaluated to determine if an event was reportable;

all medical device reports and information submitted to the FDA;

any information that was evaluated during preparation of annual certification reports; and

FONAR CORPORATION AND SUBSIDIARIES

systems that ensure access to information that facilitates timely follow up and inspection by FDA.

FDA Enforcement

FDA may take the following actions to enforce the MDR regulation:

FDA-Initiated or Voluntary Recalls

Recalls are regulatory actions that remove a hazardous, potentially hazardous, or a misbranded product from the marketplace. Recalls are also used to convey additional information to the user concerning the safe use of the product. Either FDA or the manufacturer can initiate recalls.

There are three classifications, i.e., I, II, or III, assigned by the Food and Drug Administration to a particular product recall to indicate the relative degree of health hazard presented by the product being recalled.

Class I

Is a situation in which there is a reasonable probability that the use of, or exposure to, a violative product will cause serious adverse health consequences or death.

Class II

Is a situation in which use of, or exposure to, a violative product may cause temporary or medically reversible adverse health consequences or where the probability of serious adverse health consequences is remote.

Class III

Is a situation in which use of, or exposure to, a violative product is not likely to cause adverse health consequences.

Fonar has initiated six voluntary recalls. Five of the recalls were Class II and one was Class III. The recalls involved making minor corrections to the product in the field. Frequently, corrections which are made at the site of the device are called field corrections as opposed to recalls.

Civil Money Penalties

The FDA, after an appropriate hearing, may impose civil money penalties for violations of the FD&C Act that relate to medical devices. In determining the amount of a civil penalty, FDA will take into account the nature, circumstances, extent, and gravity of the violations, the violator's ability to pay, the effect on the violator's ability to continue to do business, and any history of prior violations.

Warning Letters

FDA issues written communications to a firm, indicating that the firm may incur more severe sanctions if the violations described in the letter are not corrected. Warning letters are issued to cause prompt correction of violations that pose a hazard to health or that involve economic deception. The FDA generally issues the letters before pursuing more severe sanctions.

Seizure

A seizure is a civil court action against a specific quantity of goods which enables the FDA to remove these goods from commercial channels. After seizure, no one may tamper with the goods except by permission of the court. The court usually gives the owner or claimant of the seized merchandise approximately 30 days to decide a course of action. If they take no action, the court will recommend disposal of the goods. If the owner decides to contest the government's charges, the court will schedule the case for trial. A third option allows the owner of the goods to request permission of the court to bring the goods into compliance with the law. The owner of the goods is required to provide a bond or, security deposit, to assure that they will perform the orders of the court, and the owner must pay for FDA supervision of any activities by the company to bring the goods into compliance.

FONAR CORPORATION AND SUBSIDIARIES

Citation

A citation is a formal warning to a firm of intent to prosecute the firm if violations of the FD&C Act are not corrected. It provides the firm an opportunity to convince FDA not to prosecute.

Injunction

An injunction is a civil action filed by FDA against an individual or company. Usually, FDA files an injunction to stop a company from continuing to manufacture, package or distribute products that are in violation of the law.

Prosecution

Prosecution is a criminal action filed by FDA against a company or individual charging violation of the law for past practices.

Foreign and Export Regulation

We obtain approvals as necessary in connection with the sales of our products in foreign countries. In some cases, FDA approval has been sufficient for foreign sales as well. Our standard practice has been to require either the distributor or the customer to obtain any such foreign approvals or licenses which may be required.

Legally marketed devices that comply with the requirements of the Food Drug & Cosmetic Act require a Certificate to Foreign Government issued by the FDA for export. Other devices that do not meet the requirements of the FD&C Act but comply with the laws of a foreign government require a Certificate of Exportability issued by the FDA. All products which we sell have FDA clearance and would fall into the first category.

Foreign governments have differing requirements concerning the import of medical devices into their respective jurisdictions. The European Union, also referred to as EU, has some essential requirements described in the EU’s Medical Device Directive, also referred to as MDD. In order to export to one of these countries, we must meet the essential requirements of the MDD and any additional requirements of the importing country. The essential requirements are similar to some of the requirements mandated by the FDA. In addition the MDD requires that we enlist a Notified Body to examine and assess our documentation, a Technical Construction File, and verify that the product has been manufactured in conformity with the documentation. The notified body must carry out or arrange for the inspections and tests necessary to verify that the product complies with the essential requirements of the MDD, including safety performance and Electromagnetic Compatibility, also referred to as EMC. Also required is a Quality System, ISO-9001, assessment by the Notified Body. We were approved for ISO 9001 certification for its Quality Management System in April, 1999.

We received clearance to sell the Upright® MRI scanners in the EU in May, 2002.

Other countries require that their own testing laboratories perform an evaluation of our devices. This requires that we must bring the foreign agency’s personnel to the USA to perform the evaluation at our expense before exporting.

Some countries, including many in Latin America and Africa, have very few regulatory requirements, beyond FDA clearance.

To date, Fonar has been able to comply with all foreign regulatory requirements applicable to its export sales.

FONAR CORPORATION AND SUBSIDIARIES

PHYSICIAN AND DIAGNOSTIC SERVICES MANAGEMENT BUSINESS

Effective July 1, 2015 we restructured the corporate organization of the physician and diagnostic services management segment of our business. Previously, Health Management Corporation of America our subsidiary, had transferred its business and assets to Imperial Management Services, LLC (“Imperial”), a New York limited liability company, in connection with raising capital from investors. Health Management Corporation of America maintained a majority interest in Imperial. The assets continued to be used in our business of managing diagnostic imaging facilities.

Subsequently, through an agreement dated March 6, 2013, Health Management Corporation of America acquired another business engaged in the management and in Florida, the ownership, of diagnostic imaging facilities. The purchase was made through a new limited liability company, Health Diagnostics Management, LLC (“HDM”), which raised part of the capital necessary for the acquisition from investors. The investors received in the aggregate 49% of the interests in HDM.

On June 30, 2016 the Company purchased 100% of the equity in Turnkey Services of New York, LLC and 100% of the equity in TK2 Equipment Management LLC. Turnkey Service of New York LLC and TK2 Equipment Management LLC both by way of several operating leases, had provided the Company with ancillary diagnostic imaging equipment to our managed MRI facilities.

As a result of scheduled reacquisitions of interests held by the investors, as of July 1, 2015, Health Management Corporation of America owned a 100% interest in Imperial and a 70% interest in HDM immediately prior to the reorganization.

The reorganization was structured to more completely integrate the operations of Health Management Corporation of America and HDM. Imperial contributed all of its assets (which were utilized in the business of Health Management Corporation of America) to HDM and received a 24.2% interest in HDM. Health Management Corporation of America retained a direct ownership interest of 45.8% in HDM, and the original investors in HDM retained a 30.0% ownership interest in the newly expanded HDM.

The entire physician and diagnostic services management business segment is now being conducted by HDM. HDM’s Florida subsidiaries are directly engaged in the practice of medicine. HDM will operate under the assumed name, “Health Management Company of America” (“HMCA”).

The combined business (HDM, Imperial and Health Management Corporation of America) will be referred to as “HMCA” for all periods before and after July 1, 2015, unless otherwise indicated.

HMCA provides comprehensive non-medical management services to diagnostic imaging facilities. These services include development, administration, leasing of office space, facilities, equipment, provision of supplies, staffing, training and supervision of non-medical personnel, credentialing, accounting, billing and collection, assistance with compliance matters and the development and implementation of practice growth and marketing strategies.

As of August 1, 2016, HMCA managed a total of 25 MRI centers. For the 2015 fiscal year, the revenues HMCA recognized from the MRI facilities had increased to $57.6 million, and for the 2016 fiscal year the revenues further increased to $62.6 million. Four of these facilities in Florida are owned by HMCA subsidiaries.

HMCA GROWTH STRATEGY

HMCA’s growth strategy focuses on upgrading and expanding the existing facilities it manages and expanding the number of facilities it manages for its clients, including new sites. In connection with improving the performance of the facilities, we have added high field MRI scanners, extremity scanners and x-ray machines to the Upright MRI scanner at certain of the sites where such additional diagnostic imaging modalities are expected to produce the greatest return.

FONAR CORPORATION AND SUBSIDIARIES

PHYSICIAN AND DIAGNOSTIC MANAGEMENT SERVICES

HMCA’s services to the facilities it manages encompass substantially all of their business operations. Each facility is controlled, however, by the physician owner, not HMCA, and all medical services are performed by the physicians and other medical personnel under the physician-owner’s supervision. HMCA is the management company and performs services of a non-professional nature. These services include:

1. Offices and Equipment. HMCA identifies, negotiates leases for and/or provides office space and equipment to its clients. This includes technologically sophisticated medical equipment. HMCA also provides improvements to leaseholds, assistance in site selection and advice on improving, updating, expanding and adapting to new technology.

2. Personnel. HMCA staffs all the non-medical positions of its clients with its own employees, eliminating the client's need to interview, train and manage non-medical employees. HMCA processes the necessary tax, insurance and other documentation relating to employees.

3. Administrative. HMCA assists in the scheduling of patient appointments, purchasing of office and medical supplies and equipment and handling of reporting, accounting, processing and filing systems. It prepares and files the physician portions of complex applications to enable its clients to participate in managed care programs and to qualify for insurance reimbursement. HMCA assists the clients to implement programs and procedures to ensure full and timely regulatory compliance and appropriate cost reimbursement under no-fault insurance and Workers' Compensation guidelines, as well as compliance with other applicable governmental requirements and regulations, including HIPAA and other privacy requirements.

4. Billing and Collections. HMCA is responsible for the billing and collection of revenues from third-party payors including those governed by No-Fault and Workers' Compensation statutes. HMCA is presently using a third party to perform its billing and collection services for its clients’ No-Fault and Workers’ Compensation scanning business.

5. Cost Saving Programs. Based on available volume discounts, HMCA seeks to assist in obtaining favorable pricing for office and medical supplies, medical imaging film, equipment, contrast agents, such as gadolinuim, and other inventory for its clients.

6. Diagnostic Imaging and Ancillary Services. HMCA can offer access to diagnostic imaging equipment through diagnostic imaging facilities it manages. The Company is expanding the ancillary services offered in its network to include x-rays and other MRI equipment such as high field MRI scanners and extremity scanners.

7. Marketing Strategies. HMCA is responsible for developing and proposing marketing plans for its clients.

8. Expansion Plans. HMCA assists the clients in developing expansion plans including the opening of new or replacement facilities where appropriate.

HMCA’s objective is to free physicians from as many non-medical duties as is practicable, allowing physicians to spend less time on business and administrative matters and more time practicing medicine.

The exceptions to this general model of operation are four of the facilities acquired by HMCA from Health Diagnostics, LLC in April, 2013 in Florida. These Florida facilities are owned by limited liability companies which, as our subsidiaries, conduct their operations directly and bill and collect their fees from the patients and third party payors.

The facilities enter into contracts with third party payors, including managed care companies. None of HMCA’s clients, however, participate in any capitated plans or other risk sharing arrangements. Capitated plans are those HMO programs where the provider is paid a flat monthly fee per patient.

FONAR CORPORATION AND SUBSIDIARIES

The management fees paid by the facilities to HMCA are flat monthly fees. In fiscal 2015, the aggregate amount of management fees were $3,483,916 per month. In fiscal 2016, the aggregate amount of management fees were $3,674,059.

Fees under the management agreements are subject to adjustment by mutual agreement on an annual basis.

Dr. Damadian owns three of the MRI facilities in Florida managed by HMCA. The fees for these three sites in Florida owned by Dr. Damadian are flat monthly fees which are subject to adjustment by mutual agreement on an annual basis. In fiscal 2016, the aggregate amount of management fees paid to HMCA by these sites was $7,505,339.

The Florida facilities owned by HMCA subsidiaries directly bill their patients or the patients’ insurance carriers. Patient fees net of provision for bad debt were $18,446,023 in fiscal 2016.

HMCA contracts with an outside billing company (Melville, New York) to perform billing and collection for their clients’ No-Fault and Workers’ Compensation business. The fixed monthly fees were $85,000 for HMCA in fiscal 2015 and fiscal 2016.

HMCA MARKETING

HMCA's marketing strategy is to expand the business and improve the facilities which it manages. HMCA is seeking to increase the number of locations of those facilities where market conditions are promising and to promote growth of our clients' and Florida subsidiaries’ patient volume and revenue.

DIAGNOSTIC IMAGING FACILITIES

Diagnostic imaging facilities managed by HMCA provide diagnostic imaging services to patients referred by physicians who are either in private practice or affiliated with managed care providers or other payor groups. The facilities are operated in a manner which eliminates the admission and other administrative inconveniences of in-hospital diagnostic imaging services. Imaging services are performed in an outpatient setting by trained medical technologists under the direction of physicians employed by the diagnostic imaging facilities. Following diagnostic procedures, the images are reviewed by the interpreting physicians who prepare reports of these tests and their findings. Reports for the New York facilities are transcribed by HMCA personnel and reports for the Florida facilities are outsourced to independent contractors.

HMCA develops marketing programs and educational programs in an effort to establish and maintain referring physician relationships for our clients and Florida subsidiaries and to maximize reimbursement yields. HMCA also directs its marketing and educational efforts to managed care providers.

Managed care providers are an important factor in the diagnostic imaging industry. To further its position, HMCA is seeking to expand the imaging modalities offered at its managed and owned diagnostic imaging facilities. Three facilities in New York and three facilities in Florida have two MRI scanners. One facility in New York and two in Florida also perform x-rays.

REIMBURSEMENT

HMCA’s clients receive reimbursements for their services through Medicare, Medicaid, managed care, private commercial insurance, third party administrators, Workers’ Compensation, No-Fault and other insurance.

Medicare

The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain other individuals.

FONAR CORPORATION AND SUBSIDIARIES

Providers are paid by the federal government in accordance with regulations promulgated by the Department of Health and Human Services, HSS, and generally accept the payment with nominal deductible and co-insurance amounts required to be paid by the service recipient, as payment in full. Hospital inpatient services are reimbursed under a prospective payment system.

Hospitals receive a specific prospective payment for inpatient treatment services based upon the diagnosis of the patient.

Under Medicare’s prospective payment system for hospital outpatient services, or OPPS, a hospital is paid for outpatient services on a rate per service basis that varies according to the ambulatory payment classification group, or APC, to which the service is assigned rather than on a hospital’s costs. Each year the Centers for Medicare and Medicaid Services, or CMS, publishes new APC rates that are determined in accordance with the promulgated methodology.

Services provided in non-hospital based freestanding facilities are paid under the Medicare Physician Fee Schedule, or MPFS. All of HMCA’s clients are presently in this category. The MPFS is updated on an annual basis and sometimes modified more frequently.

Healthcare Reform Legislation

Healthcare reform legislation enacted in the first quarter of 2010 by the Patient Protection and Affordable Care Act or PPACA, specifically requires the U.S. Department of Health and Human Services, in computing physician practice expense relative value units, to increase the equipment utilization factor for advanced diagnostic imaging services (such as MRI, CT and PET) from a presumed utilization rate of 50% to 65% for 2010 through 2012, 70% in 2013, and 75% thereafter. Excluded from the adjustment are low-technology imaging modalities such as ultrasound, X-ray and fluoroscopy. The Health Care and Education Reconciliation Act of 2010 (H.R. 4872) or Reconciliation Act, which was approved by the President on March 30, 2010, amends the provision for higher presumed utilization of advanced diagnostic imaging services to a presumed rate of 75%. These changes may result in decreased revenue for the services performed by our clients for Medicare beneficiaries. Other changes in reimbursement for services rendered by Medicare Advantage plans may also reduce the revenues for services rendered to Medicare Advantage enrollees.

We have experienced reimbursement reductions for radiology services provided to Medicare beneficiaries, including reductions pursuant to the Deficit Reduction Act, or DRA.

The DRA, which became effective in 2007, set reimbursement for the technical component for imaging services (excluding diagnostic and screening mammography) in non-hospital based freestanding facilities at the lesser of OPPS or the MPFS.

In addition to the foregoing changes to the usage assumptions, CMS’ 2010 regulatory changes to the MPFS also included a downward adjustment to services primarily involving the technical component rather than the physician work component, by adjusting downward malpractice payments for these services. These adjustments have been phased in over a four year period. For our fiscal year ended June 30, 2016, Medicare revenues represented approximately 5.0% of the revenues for HMCA’s clients and subsidiaries as compared to 5.1% for the fiscal year ended June 30, 2015. In January, 2014 additional reductions in Medicare reimbursement were adopted, and New York State is expected to propose reducing Workers’ Compensation reimbursements.

Because of the many variables involved, we are unable to predict how the legislative mandates contained in PPACA will be implemented, in their complete and final form, whether any additional changes to PPACA or regulations (including interpretations), will occur in the future, or what effect any other future legislation or regulation would have on our business. Many commercial insurance companies, however, tie their reimbursement rates to the government reimbursement levels.

FONAR CORPORATION AND SUBSIDIARIES

Medicaid

The Medicaid program is a jointly-funded federal and state program providing coverage for low-income persons. In addition to federally-mandated basic services, the services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program; however, an increasing number of states have established or are establishing payment methodologies intended to provide healthcare services to Medicaid patients through managed care arrangements. In fiscal 2016, approximately 0.37% of the revenues of HMCA’s clients were attributable to Medicaid, as compared to 0.52% in fiscal 2015. Four of the Florida facilities (those owned by HMCA subsidiaries) do not participate in Medicaid.

Managed Care and Private Insurance.

Health Maintenance Organizations, or HMO’s, Preferred Provider Organizations, or PPOs, and other managed care organizations attempt to control the cost of healthcare services by a variety of measures, including imposing lower payment rates, preauthorization requirements, limiting services and mandating less costly treatment alternatives. Managed care contracting is competitive and reimbursement schedules are at or below Medicare reimbursement levels. Some managed care organizations have reduced or otherwise limited, and other managed care organizations may reduce or otherwise limit, reimbursement in response to reductions in government reimbursement. These reductions could have an adverse impact on our financial condition and results of operations. These reductions have been, and any future reductions may be, similar to the reimbursement reductions proposed by CMS, Congress and the current federal government administration.

HMCA COMPETITION

The physician and diagnostic management services field is highly competitive. A number of large hospitals have acquired medical practices and this trend may continue. HMCA expects that more competition will develop. Many competitors have greater financial and other resources than HMCA.

With respect to the diagnostic imaging facilities managed by HMCA, the outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals at the local market level and increasing referrals through relationships with managed care organizations, as well as emphasizing to potential referral sources the advantages of Upright® MRI scanning. HMCA believes that principal competitors for the diagnostic imaging centers are hospitals and independent or management company-owned imaging centers. Competitive factors include quality and timeliness of test results, ability to develop and maintain relationships with managed care organizations and referring physicians, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times. HMCA believes that it will be able to effectively meet the competition in the outpatient diagnostic imaging industry with the Fonar Upright® MRI scanners and strategically placed high field MRI scanners at its facilities.

GOVERNMENT REGULATION APPLICABLE TO HMCA

FEDERAL REGULATION

The healthcare industry is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretation of existing laws can have a material effect on our permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors.

Federal False Claims Act

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The federal False Claims Act and, in particular, the False Claims Act’s “qui tam” or “whistleblower” provisions allow a private individual to bring actions in the name of the government alleging that a defendant has made false claims for payment from federal funds. After the individual has initiated the lawsuit the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If the government declines to join the lawsuit, the individual may choose to pursue the case alone, although the government must be kept apprised of the progress of the lawsuit, and may intervene later. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery.

When an entity is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim and the government’s attorneys’ fees. Liability arises when an entity knowingly submits, or causes someone else to submit, a false claim for reimbursement to the federal government. The False Claims Act defines the term “knowingly” broadly, though simple negligence will not give rise to liability under the False Claims Act. Examples of the other actions which may lead to liability under the False Claims Act:

Failure to comply with the many technical billing requirements applicable to our Medicare and Medicaid business.

Failure to comply with the prohibition against billing for services ordered or supervised by physician who is excluded from any federal healthcare program, or the prohibition against employing or contracting with any person or entity excluded from any federal healthcare program.

Failure to comply with the Medicare physician supervision requirements for the services we provide, or the Medicare documentation requirements concerning physician supervision.

The Fraud Enforcement and Recovery Act of 2009 expanded the scope of the False Claims Act by, among other things, broadening protections for whistleblowers and creating liability for knowingly retaining a government overpayment, acting in deliberate ignorance of a government overpayment or acting in reckless disregard of a government overpayment. The recently enacted healthcare reform bills in the form of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “PPACA”) expanded on changes made by the 2009 Fraud Enforcement and Recovery Act with regard to such “reverse false claims.” Under PPACA, the knowing failure to report and return an overpayment within 60 days of identifying the overpayment or by the date a corresponding cost report is due, whichever is later, constitutes a violation of the False Claims Act. HMCA and its clients have never been sued under the False Claims Act and believe they are in compliance with the law.

Stark Law

Under the federal Self-Referral Law, also referred to as the "Stark Law", which is applicable to Medicare and Medicaid patients, and the self-referral laws of various States, certain health practitioners, including physicians, chiropractors and podiatrists, are prohibited from referring their patients for the provision of designated health services, including diagnostic imaging and physical therapy services, to any entity with which they or their immediate family members have a financial relationship, unless the referral fits within one of the specific exceptions in the statutes or regulations. The federal government has taken the position that a violation of the federal Stark Law is also a violation of the Federal False Claims Act. Statutory exceptions under the Stark Law include, among others, direct physician services, in-office ancillary services rendered within a group practice, space and equipment rental and services rendered to enrollees of certain prepaid health plans. Some of these exceptions are also available under the State self-referral laws. HMCA believes that it and its clients are in compliance with these laws.

FONAR CORPORATION AND SUBSIDIARIES

Anti-kickback Regulation

We are subject to federal and state laws which govern financial and other arrangements between healthcare providers. These include the federal anti-kickback statute which, among other things, prohibits the knowing and willful solicitation, offer, payment or receipt of any remuneration, direct or indirect, in cash or in kind, in return for or to induce the referral of patients for items or services covered by Medicare, Medicaid and certain other governmental health programs. Under PPACA, knowledge of the anti-kickback statute or the specific intent to violate the law is not required. Violation of the anti-kickback statute may result in civil or criminal penalties and exclusion from the Medicare, Medicaid and other federal healthcare programs, and according to PPACA, now provides a basis for liability under the False Claims Act. In addition, it is possible that private parties may file “qui tam” actions based on claims resulting from relationships that violate the anti-kickback statute, seeking significant financial rewards. Many states have enacted similar statutes, which are not limited to items and services paid for under Medicare or a federally funded healthcare program. Neither HMCA nor its clients engage in this practice.

In fiscal 2016, approximately 5.0% of the revenues of HMCA’s clients were attributable to Medicare and 0.37% were attributable to Medicaid. In fiscal 2015, approximately 5.1% of the revenues of HMCA’s clients were attributable to Medicare and 0.52% were attributable to Medicaid.

Deficit Reduction Act (DRA)

On February 8, 2006, the President signed into law the DRA. Effective January 1, 2007, the DRA provides that Medicare reimbursement for the technical component for imaging services (excluding diagnostic and screening mammography) performed in freestanding facilities will be capped. Payment is the lesser of the Medicare Physician Fee Schedule or the Hospital Outpatient Prospective Payment System (OPPS) rates. Implementation of these reimbursement reductions contained in the DRA has had an adverse effect on our business. We have been able to counter this effect by increasing our clients’ scan volumes through our vigorous marketing efforts and reducing our operating expenses.

The DRA also codified the reduction in reimbursement for multiple images on contiguous body parts previously announced by CMS, the agency responsible for administering the Medicare program. In November 2005, CMS announced that it would pay 100% of the technical component of the higher priced imaging procedure and 50% of the technical component of each additional imaging procedure for imaging procedures involving contiguous body parts within a family of codes when performed in the same session. CMS had indicated that it would phase in this 50% rate reduction over two years, so that the reduction was 25% for each additional imaging procedure in 2006 and another 25% reduction in 2007. However, for services furnished on or after July 1, 2010, the PPACA requires the full 50% reduction to be implemented.

Health Insurance Portability and Accountability Act

Congress enacted the Health Insurance Portability and Accountability Act of 1996, or HIPAA, in part, to combat healthcare fraud and to protect the privacy and security of patients’ individually identifiable healthcare information. HIPAA, among other things, amends existing crimes and criminal penalties for Medicare fraud and enacts new federal healthcare fraud crimes, including actions affecting non-government healthcare benefit program by means of false or fraudulent representations in connection with the delivery of healthcare services is subject to a fine or imprisonment, or potentially both. In addition, HIPAA authorizes the imposition of civil money penalties against entities that employ or enter into contracts with excluded Medicare or Medicaid program participants if such entities provide services to federal health program beneficiaries. A finding of liability under HIPAA could have a material adverse effect on our business, financial condition and results of operations.

FONAR CORPORATION AND SUBSIDIARIES

Further, HIPAA requires healthcare providers and their business associates to maintain the privacy and security of individually identifiable protected health information (“PHI”). HIPAA imposes federal standards for electronic transactions, for the security of electronic health information and for protecting the privacy of PHI. The Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), signed into law on February 17, 2009, dramatically expanded, among other things, (1) the scope of HIPAA to now apply directly to “business associates,” or independent contractors who receive or obtain PHI in connection with providing a service to a covered entity, (2) substantive security and privacy obligations, including new federal security breach notification requirements to affected individuals, DHHS and prominent media outlets, of certain breaches of unsecured PHI, (3) restrictions on marketing communications and a prohibition on covered entities or business associates from receiving remuneration in exchange for PHI, and (4) the civil and criminal penalties that may be imposed for HIPAA violations, increasing the annual cap in penalties from $25,000 to $1.5 million per occurrence. In 2013 additional legal requirements were adopted to provide further protection for PHI.

In addition, many states have enacted comparable privacy and security statues or regulations that, in some cases, are most stringent than HIPAA requirements. In those cases it may be necessary to modify our operations and procedures to comply with the more stringent state laws, which may entail significant and costly changes for us. We believe that we are in compliance with such state laws and regulations. However, if we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

We believe that we are in compliance with the current HIPAA requirements, as amended by HITECH, together with other legislation and regulations, and comparable state laws, but we anticipate that we may encounter certain costs associated with future compliance. Moreover, we cannot guarantee that enforcement agencies or courts will not make interpretations of the HIPAA standards that are inconsistent with ours, or the interpretations of our contracted radiology practices or their affiliated physicians. A finding of liability under the HIPAA standards may result in significant criminal and civil penalties. Noncompliance also may result in exclusion from participation in government programs, including Medicare and Medicaid. These actions could have a material adverse effect on our business, financial condition, and results of operations.

Civil Money Penalty Law and Other Federal Statutes

The Civil Money Penalty, or CMP, law covers a variety of practices. It provides a means of administrative enforcement of the anti-kickback statute, and prohibits false claims, claims for medically unnecessary services, violations of Medicare participating provider or assignment agreements and other practices. The statute gives the Office of Inspector General of the HHS the power to seek substantial civil fines, exclusion and other sanctions against providers or others who violate the CMP prohibitions.

In addition, in 1996, Congress created a new federal crime: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid programs.

Certificates of Need

Some states require hospitals and certain other healthcare facilities and providers to obtain a certificate of need, or CON, or similar regulatory approval prior to establishing certain healthcare operations or services, incurring certain capital projects and/or the acquisition of major medical equipment including MRI and PET/CT systems. We are not operating in any such states.

Patient Protection and Affordable Care Act

FONAR CORPORATION AND SUBSIDIARIES

On March 23, 2010, President Obama signed into law healthcare reform legislation in the form of PPACA. The implementation of this law will likely have a profound impact on the healthcare industry. Most of the provisions of PPACA are being phased in over time and can be conceptualized as a broad framework not only to provide health insurance coverage to millions of Americans, but to fundamentally change the delivery of care by bringing together elements of health information technology, evidence-based medicine, chronic disease management, medical “homes,” care collaboration and shared financial risk in a way that will accelerate industry adoption and change. There are also many provisions addressing cost containment, reductions of Medicare and other payments and heightened compliance requirements and additional penalties, which will create further challenges for providers. We are unable to predict the full impact of PPACA at this time due to the law’s complexity and current lack of implementing regulations or interpretive guidance. Moving forward, we believe that the federal government will likely have greater involvement in the healthcare industry than in prior years.

State Regulation

In addition to the federal self-referral law and federal Anti-kickback statute, many States, including those in which HMCA and its clients operate, have their own versions of self-referral and anti-kickback laws. These laws are not limited in their applicability, as are the federal laws, to specific programs. HMCA believes that it and its clients are in compliance with these laws.

Various States prohibit business corporations from practicing medicine. Various States, including New York, also prohibit the sharing of professional fees or fee splitting. Consequently, in New York HMCA leases space and equipment to clients and provides clients with a range of non-medical administrative and managerial services for agreed upon fees. Under Florida law a business entity can bill patients and third party payors directly if that entity is properly licensed through AHCA. Four of the seven facilities in Florida are licensed healthcare clinics through AHCA.

HMCA’s clients and subsidiaries generate revenue from patients covered by no-fault insurance and workers' compensation programs. For the fiscal year ended June 30, 2016 approximately 51.6% of our clients’ receipts were from patients covered by no-fault insurance and approximately 7.8% of our client’s receipts were from patients covered by workers’ compensation programs. For the fiscal year ended June 30, 2015, approximately 46.9% of HMCA’s clients’ receipts were from patients covered by no-fault insurance and approximately 6.8% of HMCA’s clients’ receipts were from patients covered by workers’ compensation programs. (The foregoing numbers do not include payments from third party administrators). In the event that changes in these laws alter the fee structures or methods of providing service, or impose additional or different requirements, HMCA could be required to modify its business practices and services in ways that could be more costly to HMCA or in ways that decrease the revenues which HMCA receives from its clients.

Compliance Program

We maintain a program to monitor compliance with federal and state laws and regulations applicable to the healthcare entities. We have a compliance officer who is charged with implementing and supervising our compliance program, which includes the adoption of (i) Standards of Conduct for our employees and affiliates and (ii) a process that specifies how employees, affiliates and others may report regulatory or ethical concerns to our compliance officer. We believe that our compliance program meets the relevant standards provided by the Office of Inspector General of the Department of Health and Human Services.

An important part of our compliance program consists of conducting periodic audits of various aspects of our operations and that of the contracted radiology practices. We also conduct mandatory educational programs designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program.

HMCA believes that it and its clients are in compliance with applicable Federal, State and local laws. HMCA does not believe that such laws will have any adverse material effect on its business.

FONAR CORPORATION AND SUBSIDIARIES

EMPLOYEES

Fonar and HMCA had approximately 501 employees as of August 24, 2016. This total number included 15 in production, 31 in customer support, 7 in research and development, 6 in information technology, 57 in marketing and sales, 15 transcriptionists, 35 technologists, 48 in billing and collections, and 287 in various administrative positions. Approximately 290 employees were employed at the MRI facilities managed or owned by HMCA, primarily in administrative positions.

ITEM 1A. RISK FACTORS

An investment in our securities is subject to various risks, the most significant of which are summarized below.

1.	Reduced Reimbursement Rates. Most of our revenues are derived from our scanning center business conducted by HCMA. We are experiencing lower reimbursement rates from Medicare, other government programs and private insurance companies. To date, we have been able to counter the impact of these reductions by increasing our volume of scans and reducing our operating expenses, thereby maintaining profitability in this business segment. There is, however, no assurance that we will be able to continue to do so.

2.	Demand for MRI Scanners. The reduced reimbursement rates also affects our sales of MRI scanners negatively. With lower revenue projections, fewer prospective customers will be able to operate demand and lower prices for scanners. Although the reduced reimbursements may not affect foreign demand, a lower number of sales in the aggregate could reduce economies of scale and consequently, profit margins.

3.	Manufacturing Competition. Many if not most of our competing scanner manufacturers have significantly greater financial resources, production capacity, and other resources than we do. Such competitors would include General Electric, Siemens, Hitachi and Phillips. Although Fonar is the only company which can manufacture and sell the unique Stand-Up® (Upright®) MRI scanner, potential customers must be convinced that the purchase of a Fonar scanner is their best choice. We believe that with time, that objective will be reached, particularly with customers scanning patients having neck, back, knee and various orthopedic issues who would benefit from being scanned in weight-bearing positions.

4.	Dependence on Referrals. HMCA derives substantially all of its revenue, directly or indirectly, from fees charged for the diagnostic imaging services performed at the facilities. We depend on referrals of patients from unaffiliated physicians and other third parties to the facilities we manage or own for the services we perform. If these physicians and other third parties were to reduce the number of patients they refer or discontinue referring patients, scan volumes could decrease, which would reduce our net revenue and operating margins.

5.	Pressure to Control Healthcare Costs. One of the principal objectives of health maintenance organizations and preferred provider organizations is to control the cost of healthcare services. Healthcare providers participating in managed care plans may be required to refer diagnostic imaging tests to certain providers depending on the plan in which a covered patient is enrolled. In addition, managed care contracting has become very competitive. The expansion of health maintenance organizations, preferred provider organizations and other managed care organizations within New York or Florida could have a negative impact on the utilization and pricing of services performed at the facilities HMCA manages or owns to the extent these organizations exert control over patients’ access to diagnostic imaging services, selections of the provider of such services and reimbursement rates for those services.

6.	Scanning Facility Competition. The market for diagnostic imaging services is highly competitive. The facilities we manage or own compete for patients on the basis of reputation, location and the quality of diagnostic imaging services. Groups of radiologists, established hospitals, clinics and other independent organizations that own and operate imaging equipment are the principal competitors.

FONAR CORPORATION AND SUBSIDIARIES

7.	Eligibility Changes to Insurance Programs. Due to potential decreased availability of healthcare through private employers, the number of patients who are uninsured or participate in governmental programs may increase. Healthcare reform legislation will increase the participation of individuals in the Medicaid program in states that elect to participate in the expanded Medicaid coverage. A shift in payor mix from managed care and other private payors to government payors or an increase in the number of uninsured patients may result in a reduction in the rates of reimbursement or an increase in uncollectible receivables or uncompensated care, with a corresponding decrease in net revenue. Changes in the eligibility requirements for governmental programs such as the Medicaid program and state decisions on whether to participate in the expansion of such programs also could increase the number of patients who participate in such programs and the number of uninsured patients. Even for those patients who remain in private insurance plans, changes to those plans could increase patient financial responsibility, resulting in a greater risk of uncollectible receivables. These factors and events could have a material adverse effect on our business, financial condition, and results of operations.

8.	Proposed Reduction of New York Workers’ Compensation Benefits. A proposal was published by the New York State Workers’ Compensation Board (“NYSWCB”) in 2014 to change the fee schedule for Workers’ Compensation payments. Initially, the fees proposed would be set at approximately 130% of the Medicare fees. This would reduce fees for the most commonly billed radiology procedures by approximately 60%. Further, since the Workers’ Compensation fees are coupled with the New York State No Fault Program, radiology providers would suffer similar reductions for No-Fault fees. Although we and the HMCA clients wrote to the NYSWCB to argue against this proposal, and other affected parties commented as well, there can be no assurance that the NYSWCB will withdraw or modify this proposal, or if they elect to do so, the extent to which the NYSWCB would modify their proposal. No further action, however, has been taken by the NYSWCB to advance this proposal for approximately two years. A significant reduction in Workers’ Compensation and No-Fault fees could have a material adverse impact on our business.

9.	Federal and state privacy and information security laws. We must comply with numerous federal and state laws and regulations governing the collection, dissemination, access, use, security and privacy of PHI, including HIPAA and its implementing privacy and security regulations, as amended by the federal HITECH Act and collectively referred to as HIPAA. If we fail to comply with applicable privacy and security laws, regulations and standards, properly maintain the integrity of our data, protect our proprietary rights to our systems, or defend against cybersecurity attacks, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

Information security risks have significantly increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct our operations, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign state agents. Our operations rely on the secure processing, transmission and storage of confidential, proprietary and other information in our computer systems and networks.

10.	Changes in Domestic and Worldwide Economic Conditions. We are subject to risk arising from adverse changes in general domestic and global economic conditions, including recession or economic slowdown and disruption of credit markets.

Turbulence and uncertainty in the United States and international markets and economies may adversely affect our liquidity, financial condition, revenues, profitability and business operations generally.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

FONAR CORPORATION AND SUBSIDIARIES

ITEM 2. PROPERTIES

Fonar and HMCA currently lease approximately 78,000 square feet of office and plant space at its principal offices in Melville, New York. The term of the lease runs through November, 2026. Management believes that the premises will be adequate for its current needs. HMCA also maintains office space for the Facilities owned by its subsidiaries in Florida and for its clients at the clients’ sites in New York and Florida under leases having various terms. HMCA owns the building for the client’s premises in Tallahassee, Florida. The Company received approval from the Suffolk County IDA on February 29, 2016 of a 50% property tax abatement, valued at $440,000, over a 10 year period commencing January, 2017.

ITEM 3. LEGAL PROCEEDINGS

Matt Malek Madison v. Fonar Corporation, United States District Court, Northern District of California, was commenced by plaintiff on August 27, 2007 to recover a down payment for a scanner in the amount of $300,000, with interest. The plaintiff sought costs of suit and attorney’s fees as well. Fonar answered the complaint and sued the plaintiff for breach of contract in the amount of $450,000. Although down payments are usually expressly non-refundable in Fonar’s quotations and agreements, in this case, the quotation contemplated the sale of four scanners, and provided that the deposit would be refundable with interest, if the customer were unable to find suitable locations in the San Francisco Bay area. The issue was whether the customer made a good faith effort to find locations; Fonar’s position was that the customer did not. The case went to trial before a judge; the parties submitted post-trial briefs, and judgment was awarded to the plaintiff. Fonar appealed the trial court’s decision, but on January 31, 2012, the U.S. Court of Appeals for the 9th Circuit affirmed the lower court’s decision awarding the plaintiff the $300,000 deposit with prejudgment interest from July 1, 2006. Fonar sought to have the Court of Appeals reconsider the decision en banc, (by all or a larger number of the judges on the Circuit Court of Appeals), but this was not granted. After no action being taken by the plaintiff for several years, on June 30, 2016 Fonar received a letter from plaintiff’s attorney seeking payment of the judgment. The plaintiff has agreed to accept the sum of $300,000 in full satisfaction of the judgment.

Shapiro v. Fonar Corporation, New York Supreme Court, Suffolk County. Previously, Fonar and Dr. Shapiro had settled an action commenced in Nassau County under the same name. The amount remaining payable under the settlement agreement according to Fonar’s records is $258,400, but the payment and timing of the payment was dependent on obtaining an order for an Upright® MRI Scanner for Fonar and the making of installment payments thereunder by the customer. Briefly stated, the balance of $258,400 was not yet due. Dr. Shapiro claimed that Fonar was in breach of the settlement agreement. Following settlement negotiations, Fonar agreed to pay Dr. Shapiro the sum of $258,400 in installments with interest.

ITEM 4. MINE SAFETY DISCLOSURES. Not Applicable

PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded in the Nasdaq SmallCap market under the National Association of Securities Dealers Automated Quotation System, also referred to as "NASDAQ", under the symbol FONR. The following table sets forth the high and low trades reported in NASDAQ System for the periods shown.

Fiscal Quarter	Year	High	Low
January - March	2014	27.95	16.20
April - June	2014	18.70	11.28
July - September	2014	14.44	9.32
January - March	2015	14.25	10.00
April - June	2015	13.27	10.50
July - September 11	2015	11.13	9.10
January - March	2016	18.27	12.76
April - June	2016	21.95	13.65
July - September 6	2016	23.90	19.10

FONAR CORPORATION AND SUBSIDIARIES

Performance Graph

The following graph compares the annual change in the Company’s cumulative total shareholder return on its Common Stock during a period commencing on June 30, 2011 and ending on June 30, 2016 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of each of: (a) the CRSP Composite Total Return Index for Nasdaq (“Nasdaq”); (b) the CRSP Total Return Index for Nasdaq Medical Equipment Manufacturers (“Nas-MED”); and (c) the CRSP Total Return Index for Nasdaq Healthcare companies (“Nas-Hea.”) during such period, assuming a $100 investment on June 30, 2011. The stock price performance on the graph below is not necessarily indicative of future price performance.

PERFORMANCE GRAPH
$900.00
$800.00
$700.00
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$0.00
6/30/2011
6/29/2012
6/28/2013
6/30/2014
6/30/2015
6/30/2016
Fonar
NASDAQ
NAS-Med.
NAS-Hea.

Relative Dollar Values

	6/30/11	6/29/12	6/28/13	6/30/14	6/30/15	6/30/16
Fonar Common Stock	$100.00	$209.18	$334.69	$622.45	$539.80	$1,038.78
NASDAQ	$100.00	$106.99	$125.83	$165.05	$188.87	$185.70
NAS-Med	$100.00	$98.41	$121.45	$158.10	$186.39	$216.76
NAS-Hea	$100.00	$100.84	$127.90	$158.64	$227.22	$214.98

On September 6, 2016, we had approximately 1,047 stockholders of record of our Common Stock, 10 stockholders of record of our Class B Common Stock, 3 stockholders of record of our Class C Common Stock and 1,095 stockholders of record of our Class A Non-voting Preferred Stock.

At the present time, the only class of our securities for which there is a market is the Common Stock.

We currently have a policy of retaining earnings to finance the development and expansion of our business. We expect to continue this policy for the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA.

The following selected consolidated financial data has been extracted from our consolidated financial statements for the five years ended June 30, 2016. This consolidated selected financial data should be read in conjunction with our consolidated financial statements and the related notes included in Item 8 of this form.

	As of and For the Periods Ended June 30,
	2016	2015	2014	2013	2012
STATEMENT OF OPERATIONS
Revenues	$73,368,210	69050996	$68,505,477	49,141,814	39,444,419
Cost of revenues	$38,870,898	$38,404,281	$37,247,449	$26,121,365	$21,195,680
Research and Development Expenses	1,631,846	$1,812,398	$1,760,821	$1,438,560	$1,242,656
Net Income(Loss)	$18,795,517	$15,430,383	$13,396,769	$10,256,362	$6,875,073
Basic net income (loss per common share	$2.43	$2.00	$1.62	$1.37	$0.93
Diluted Net Income (Loss) per common share	$2.38	$1.95	$1.58	$1.34	$0.91
Basic weighted average number of shares outstanding	6,050,893	6,050,632	6,009,822	5,933,318	5,778,695
Diluted Weighted average number of shares outstanding	6,178,397	6,178,136	6,137,326	6,060,822	5,906,199

BALANCE SHEET DATA
Working capital (deficiency)	$24,946,326	$24,828,161	$21,898,699	$16,748,144	$4,805,347
Total Assets	$84,887,606	$76,492,077	$76,789,843	$73,150,650	$33,635,002
Long-term debt and obligations under capital leases	$2,059,236	$5,699,302	$8,481,830	$12,887,005	$777,274
Stockholder’s (deficiency) equity	$60,776,307	$50,783,513	$45,906,592	$37,799,276	$11,101,065

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

INTRODUCTION.

Fonar was formed in 1978 to engage in the business of designing, manufacturing and selling MRI scanners. HMCA, a subsidiary of Fonar, provides management services to diagnostic imaging facilities.

Fonar's principal MRI product is its Stand-Up® MRI (also called Upright® MRI) scanner. The Stand-Up® MRI allows patients to be scanned for the first time under weight-bearing conditions. The Stand-Up® MRI is the only MRI capable of producing images in the weight-bearing state.

At 0.6 Tesla field strength, the Upright® MRI is among the highest field open MRI scanners in the industry, offering non-claustrophobic MRI together with high-field image quality. Fonar’s open MRI scanners were the first high field strength open MRI scanners in the industry.

HMCA generates revenues from providing comprehensive management services, including development, administration, accounting, billing and collection services, together with office space, medical equipment, supplies and non-medical personnel to its clients. Revenues are in the form of fees which are earned under contracts with HMCA’s clients except for its three Florida subsidiaries which engage in the practice of medicine, and bill and collect fees from patients, insurers and other third party payors directly.

For the fiscal years ended June 30, 2016 and June 30, 2015, 10.2% and 10.7%, respectively, of total revenues were derived from contracts with facilities owned by Dr. Raymond V. Damadian, the President and principal stockholder of Fonar. The agreements with these MRI facilities are for one-year terms which renew automatically on an annual basis, unless terminated. The fees for these sites, which are located in Florida, are flat monthly fees.

For services for which Medicare is billed directly, the sites are paid under the Medicare Physician Fee Schedule, which is updated on an annual basis. Under the Medicare statutory formula, payments under the Physician Fee Schedule would have decreased for the past several years if Congress failed to intervene.

Many private payors use the Medicare Physician Fee Schedule to determine their own reimbursement rates.

While Congress has repeatedly intervened to mitigate the negative reimbursement impact associated with the formula, there is no guarantee that Congress will continue to do so in the future. Moreover, the existing methodology may result in significant yearly fluctuations in the Medicare Physician Fee Schedule amounts, which may be unrelated to changes in the actual costs of providing physician services.

The 2013 Medicare Physician Fee Schedule expands a reduction in reimbursement for multiple images. Payment will be made at 75% for the professional component and 50% for the technical component of the second and subsequent scans furnished by the same physician, to the same patient, in the same session, on the same day.

In addition, effective January 1, 2014, Medicare made significant reductions in the MRI fee schedule, by nearly 40% for some MRI studies.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based on our consolidated financial statements that were prepared in accordance with U.S. generally accepted accounting principles, or GAAP.  Management makes estimates and assumptions when preparing financial statements.  These estimates and assumptions affect various matters, including:

our reported amounts of assets and liabilities in our consolidated balance sheets at the dates of the financial statements

FONAR CORPORATION AND SUBSIDIARIES

our disclosure of contingent assets and liabilities at the dates of the financial statements; and our reported amounts of net revenue and expenses in our consolidated statements of operations during the reporting periods

These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control.  As a result, actual amounts could differ materially from these estimates.

The Securities and Exchange Commission defines critical accounting estimates as those that are both most important to the portrayal of a company’s financial condition and results of operations and require management’s most difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. In the notes to our consolidated financial statements, we discuss our significant accounting policies.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. We recognize revenue and related costs of revenue from sales contracts for our MRI scanners and major upgrades, under the percentage-of-completion method. Under this method, we recognize revenue and related costs of revenue, as each sub-assembly is completed. Amounts received in advance of our commencement of production are recorded as customer advances.

We continuously, qualitatively and quantitatively evaluate the realizability (including both positive and negative evidence) of the net deferred tax assets and assess the valuation allowance periodically. Our evaluation considers the financial condition of the Company and the business conditions of the industry. If future taxable income or other factors are not consistent with our expectations, an adjustment to our allowance for net deferred tax assets may be required.  For net deferred tax assets we consider estimates of future taxable income, including tax planning strategies, in determining whether our net deferred tax assets are more likely than not to be realized.

At June 30, 2015, the net deferred tax asset was valued at $7,912,814. At June 30, 2016, the net deferred tax asset was valued at $12,560,581.

We depreciate our long-lived assets over their estimated economic useful lives with the exception of leasehold improvements where we use the shorter of the assets useful lives or the lease term of the facility for which these assets are associated.

The Company provides for medical receivables that could become uncollectible by establishing an allowance for doubtful accounts in order to adjust medical receivables to estimated net realizable value. In evaluating the collectability of medical receivables, the Company considers a number of factors, including the age of the account, historical collection experiences, payor type, current economic conditions and other relevant factors. There are various factors that impact collection trends, such as payor mix, changes in the economy, increase burden on copayments to be made by patients with insurance and business practices related to collection efforts. These factors continuously change and can have an impact on collection trends and the estimation process.

We amortize our intangible assets, including patents, and capitalized software development costs, over the shorter of the contractual/legal life or the estimated economic life. Our amortization life for patents and capitalized software development costs is 15 to 17 years and 5 years, respectively. Our amortization of the non-competition agreements entered into with certain individuals in connection with the HDM transaction are depreciated over seven years, and customer relationships are amortized over 20 years.

FONAR CORPORATION AND SUBSIDIARIES

Goodwill is recorded as a result of business combinations. Management evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of a reporting unit is estimated using a combination of the income or discounted cash flows approach and the market approach, which uses comparable market data. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. Based on our test for goodwill impairment, we noted no impairment related to goodwill. However, if estimates or the related assumptions change in the future, we may be required to record impairment charges to reduce the carrying amount of goodwill.

We periodically assess the recoverability of long-lived assets, including property and equipment, intangibles and management agreements, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

RESULTS OF OPERATIONS. FISCAL 2016 COMPARED TO FISCAL 2015

In fiscal 2016, we recognized net income of $18.8 million on revenues of $73.4 million, as compared to net income of $15.4 million on revenues of $69.1 million for fiscal 2015. This represents an increase in revenues of 6.3%. Patient fee revenue net of contractual allowances increased by 13.9%. Total costs and expenses increased by 5.1%. Our consolidated operating results improved by $1,455,739 to an operating income of $14.4 million for fiscal 2016 as compared to operating income of $12.9 million for fiscal 2015.

Discussion of Operating Results of Medical Equipment Segment

Fiscal 2016 Compared to Fiscal 2015

Revenues attributable to our medical equipment segment decreased by 6.1% to $10.8 million in fiscal 2016 from $11.5 million in fiscal 2015, with product sales revenues decreasing by 29.9% from $1.8 million in fiscal 2015 to $1.3 million in fiscal 2016. Service revenue decreased from $9.7 million in fiscal 2015 to $9.5 million in fiscal 2016.

The Upright® MRI is unique in that it permits MRI scans to be performed on patients upright in the weight-bearing state and in multiple positions that correlate with symptoms.

Product sales to unrelated parties decreased by 29.9% in fiscal 2016 from $1.8 million in fiscal 2015 to $1.3 million in fiscal 2016. There were no product sales to related parties in fiscal 2016 or 2015.

We believe that one of our principal challenges in achieving greater market penetration is attributable to the better name recognition and larger sales forces of our larger competitors such as General Electric, Siemens, Hitachi, Philips and Toshiba and the ability of some of our competitors to offer attractive financing terms through affiliates, such as G.E. Capital.

In addition, lower reimbursement rates have reduced the demand for our MRI products, resulting in lower sales volumes. As a result of fewer sales, service revenues have decreased since as older scanners are taken out of service, there are fewer new scanners available to sign service contracts.

The operating results for the medical equipment segment decreased from income of $505,000 in fiscal 2015 to an operating loss of $1.9 million in fiscal 2016. This decrease is attributable most significantly to the fact that costs increased by a greater amount than the revenues increased.

We recognized revenues of $834,000 from the sale of our Upright® MRI scanners in fiscal 2016, while in fiscal 2015, we recognized revenues of $1,662,000 from the sale of Upright® MRI scanners.

FONAR CORPORATION AND SUBSIDIARIES

Research and development expenses, decreased to $1.6 million in fiscal 2016 from $1.8 million in fiscal 2015. Our expenses for fiscal 2016 represented continued research and development of Fonar’s scanners, Fonar’s new hardware and software product, Sympulse® and new surface coils to be used with the Upright® MRI scanner.

Discussion of Operating Results of Physician and Diagnostic Services Management Segment.

Fiscal 2016 Compared to Fiscal 2015

Revenues attributable to the Company's physician and diagnostic services management segment, HMCA, increased by 8.7% to $62.6 million in fiscal 2016 from $57.6 million in fiscal 2015. The increase in revenues was primarily due to including $3.1 million of patient fees (net of contractual allowances and discounts less provision for bad debts) from patient and third party payors recognized by four of the facilities in Florida. One of these locations added additional medical equipment which allowed it to increase volume.

Cost of revenues as a percentage of the related revenues for our physician and diagnostic services management segment increased from $34.3 million or 59.6% of related revenues for the year ended June 30, 2015 to $35.4 million, or 56.6% of related revenues for the year ended June 30, 2016. The revenues increased more than the costs relating to these revenues.

Operating results of this segment increased from operating income of $12.4 million in fiscal 2015 to operating income of $16.3 million in fiscal 2016. We believe that our efforts to expand and improve the operation of our physician and diagnostic services management segment are directly responsible for the profitability of this segment and our company as a whole.

Discussion of Certain Consolidated Results of Operations

Fiscal 2016 Compared to Fiscal 2015

Interest and investment income decreased slightly in 2016 compared to 2015. We recognized interest income of $224,263 in 2016 as compared to $225,270 in fiscal 2015, representing a decrease of 0.4%.

Interest expense of $262,193 was recognized in fiscal 2016, as compared to $702,095 in fiscal 2015, representing a decrease of 62.7%. This was due to additional principal payments being made.

While revenue increased by 6.3%, selling, general and administrative expenses increased by 39.0% to $18.7 million in fiscal 2016 from $13.5 million in fiscal 2015.

The compensatory element of stock issuances decreased from approximately $53,200 in fiscal 2015 to $2,000 in fiscal 2016, reflecting a decrease in Fonar’s use of its stock bonus plans.

The lower provision for bad debts of $202,000 in fiscal 2016 as compared to $2.5 million in fiscal 2015, reflected an decrease in reserves for certain indebtedness and some bad debt recoveries in fiscal 2016 by our physician and diagnostic services management segment. In addition in fiscal 2016, the Company recorded a provision for bad debts for patient fee revenue of $14.5 million for the four MRI facilities in Florida which bill patients and third party payors directly. The three Florida sites managed by HMCA jointly and severally guaranteed the payment of their management fees to HMCA, further securing HMCA’s management fee receivables.

Revenue from service and repair fees decreased from $9.7 million in fiscal 2015 to $9.5 million in fiscal 2016.

FONAR CORPORATION AND SUBSIDIARIES

Continuing our tradition as the originator of MRI, we remain committed to maintaining our position as the leading innovator of the industry through investing in research and development. In fiscal 2016 we continued our investment in the development of our new MRI scanners, together with software and upgrades, with an investment of $1,631,846 in research and development, none of which was capitalized, as compared to $1,812,398, none of which was capitalized, in fiscal 2015. The research and development expenditures were approximately 15.1% of revenues attributable to our medical equipment segment and 2.2% of total revenues in 2016, and 15.8% of medical equipment segment revenues and 2.6% of total revenues in fiscal 2015. This represented a 10.0% decrease in research and development expenditures in fiscal 2016 as compared to fiscal 2015.

For the physician and diagnostic services management segment, HMCA, revenues increased, from $57.6 million in fiscal 2015 to $62.6 million in fiscal 2016. This is primarily attributable to an increase in patient scans resulting from our marketing efforts.

For the fiscal year 2016 the Company recorded an income tax benefit of $4.3 million compared with $2.6 million for 2015. The increase in income tax benefits is attributable to the expected tax benefits associated with the projected realization and utilization of our net operating losses in future periods. The Company has recorded a deferred tax asset of $13.0 million as of June 30, 2016, primarily relating to the tax benefits from the net operating loss carry forwards available to offset future taxable income. The utilization of these tax benefits is dependent on the Company generating future taxable income. Although the Company is projecting to generate taxable income in future periods, they cannot accurately measure the full impact of the adoption of healthcare regulations, including the impact of continuing changes in MRI scanning reimbursement rates, which could materially impact operations. A partial valuation allowance will be maintained until evidence exists to support that it is no longer needed.

RESULTS OF OPERATIONS. FISCAL 2015 COMPARED TO FISCAL 2014

In fiscal 2015, we recognized net income of $15.4 million on revenues of $69.1 million, as compared to net income of $13.4 million on revenues of $68.5 million for fiscal 2014. This represented an increase in revenues of 0.8%. Total costs and expenses decreased by 0.1%. Our consolidated operating results improved by $600,000 to an operating income of $12.9 million for fiscal 2015 as compared to an operating income of $12.3 million for fiscal 2014.

Discussion of Operating Results of Medical Equipment Segment

Fiscal 2015 Compared to Fiscal 2014

Revenues attributable to our medical equipment segment decreased by 4.9% to $11.5 million in fiscal 2015 from $12.1 million in fiscal 2014, with product sales revenues decreasing by 3.0% from $1.9 million in fiscal 2014 to $1.8 million in fiscal 2015. Service revenue decreased from $10.2 million in fiscal 2014 to $9.7 million in fiscal 2015.

Product sales to unrelated parties decreased by 3.0% in fiscal 2015 from $1.9 million in fiscal 2014 to $1.8 million in fiscal 2015. There were no product sales to related parties in fiscal 2015 or 2014.

The operating results for the medical equipment segment increased from income of $469,000 in fiscal 2014 to income of $505,000 in fiscal 2015. This increase was attributable most significantly to the fact that costs decreased by a greater amount than the revenues decreased.

We recognized revenues of $1,662,000 from the sale of our Upright® MRI scanners in fiscal 2015, while in fiscal 2014, we recognized revenues of $957,000 from the sale of Upright® MRI scanners.

Research and development expenses, remained constant at 1.8 million in fiscal 2015 and 2014. Our expenses for fiscal 2015 represented continued research and development of Fonar’s scanners, Fonar’s new hardware and software product, Sympulse® and new surface coils to be used with the Upright® MRI scanner.

Discussion of Operating Results of Physician and Diagnostic Services Management Segment.

Fiscal 2015 Compared to Fiscal 2014

FONAR CORPORATION AND SUBSIDIARIES

Revenues attributable to the Company's physician and diagnostic services management segment, HMCA, increased by 2.0% to $57.6 million in fiscal 2015 from $56.5 million in fiscal 2014. The increase in revenues was primarily due to including $15.4 milion of patient fees (net of contractual allowances and discounts less provision for bad debts) from patient and third party payors recognized by four of the facilities in Florida.

Cost of revenues as a percentage of the related revenues for our physician and diagnostic services management segment increased from $33.7 million or 59.6% of related revenues for the year ended June 30, 2014 to $34.3 million, or 59.6% of related revenues for the year ended June 30, 2015.

Operating results of this segment increased from operating income of $11.8 million in fiscal 2014 to operating income of $12.4 million in fiscal 2015. We believe that our efforts to expand and improve the operation of our physician and diagnostic services management segment are directly responsible for the profitability of this segment and our company as a whole.

Discussion of Certain Consolidated Results of Operations

Fiscal 2015 Compared to Fiscal 2014

Interest and investment income decreased in 2015 compared to 2014. We recognized interest income of $225,270 in 2015 as compared to $238,928 in fiscal 2014, representing a decrease of 5.7%.

Interest expense of $702,095 was recognized in fiscal 2015, as compared to $884,541 in fiscal 2014, representing a decrease of 20.6%.

While revenue increased by 0.8%, selling, general and administrative expenses decreased by 12.5% to $13.5 million in fiscal 2015 from $15.4 million in fiscal 2014.

The compensatory element of stock issuances decreased from approximately $223,000 in fiscal 2014 to $53,200 in fiscal 2015, reflecting a decrease in Fonar’s use of its stock bonus plans to pay employees and others.

The higher provision for bad debts of $2.5 million in fiscal 2015 as compared to $1.8 million in fiscal 2014, reflected an increase in reserves for certain indebtedness in fiscal 2015 by our physician and diagnostic services management segment. In addition in fiscal 2015, the Company recorded a provision for bad debts for patient fee revenue of $12.8 million for the four MRI facilities in Florida which bill patients and third party payors directly. The three Florida sites managed by HMCA jointly and severally guaranteed the payment of their management fees to HMCA, further securing HMCA’s management fee receivables.

For the fiscal year 2015 the Company recorded an income tax benefit of $2.6 million compared with $2.3 million for 2014. The income tax benefit is attributable to the income tax benefits associated with the increase in the deferred tax asset for the years then ended. The Company recorded a deferred tax asset of $8.4 million as of June 30, 2015 relating to the tax benefits resulting from the net operating loss carry forwards available to be offset in the future.

Revenue from service and repair fees decreased from $10.2 million in fiscal 2014 to $9.7 million in fiscal 2015.

In fiscal 2015 we continued our investment in the development of our new MRI scanners, together with software and upgrades, with an investment of $1,812,396 in research and development, none of which was capitalized, as compared to $1,760,821, none of which was capitalized, in fiscal 2014. The research and development expenditures were approximately 15.8% of revenues attributable to our medical equipment segment and 2.6% of total revenues in 2015, and 14.6% of medical equipment segment revenues and 2.6% of total revenues in fiscal 2014. This represented a 2.9% increase in research and development expenditures in fiscal 2015 as compared to fiscal 2014.

We have been taking steps to improve HMCA revenues by our marketing efforts, which focus on the unique capability of our Upright® MRI scanners to scan patients in different positions. We have also been increasing the number of health insurance plans in which our clients participate.

FONAR CORPORATION AND SUBSIDIARIES

Our management fees are dependent on collection by our clients of fees from reimbursements from Medicare, Medicaid, private insurance, no fault and workers’ compensation carriers, self–pay and other third-party payors. The health care industry is experiencing the effects of the federal and state governments’ trend toward cost containment, as governments and other third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with providers. The cost-containment measures, consolidated with the increasing influence of managed-care payors and competition for patients, have resulted in reduced rates of reimbursement for services provided by our clients from time to time. Our future revenues and results of operations may be adversely impacted by future reductions in reimbursement rates.

Certain third-party payors have proposed and implemented changes in the methods and rates of reimbursement that have had the effect of substantially decreasing reimbursement for diagnostic imaging services that HMCA’s clients provide. To the extent reimbursement from third-party payors is reduced, it will likely have an adverse impact on the rates they pay us, as they would need to reduce the management fees they pay HMCA to offset such decreased reimbursement rates. Furthermore, many commercial health care insurance arrangements are changing, so that individuals bear greater financial responsibility through high deductible plans, co-insurance and higher co-payments, which may result in patients delaying or foregoing medical procedures. More frequently, however, patients are scanned and we experience difficulty in collecting deductibles and co-payments. We expect that any further changes to the rates or methods of reimbursement for services, which reduce the reimbursement per scan of our clients may partially offset the increases in scan volume we are working to achieve for our clients, and indirectly will result in a decline in our revenues.

On March 23, 2010, President Obama signed into law healthcare reform legislation in the form of the Patient Protection and Affordable Care Act, or PPACA. Healthcare cost containment, reductions of Medicare and other payments, and increased regulation will present additional challenges for healthcare providers. We are unable to predict the full impact of PPACA at this time, but expect that it may adversely affect the revenues or the profitability of both our medical equipment segment and physician and diagnostic services management segment.

In addition, the use of radiology benefit managers, or RBM’s has increased in recent years. It is common practice for health insurance carriers to contract with RBMs to manage utilization of diagnostic imaging procedures for their insureds. In many cases, this leads to lower utilization of imaging procedures based on a determination of medical necessity. The efficacy of RBMs is still a highly controversial topic. We cannot predict whether the healthcare legislation or the use of RBMs will negatively impact our business, but it is possible that our financial position and results of operations could be negatively affected.

LIQUIDITY AND CAPITAL RESOURCES

Cash, and cash equivalents decreased by 9.7% from $9.4 million at June 30, 2015 to $8.5 million at June 30, 2016.

Cash provided by operating activities for fiscal 2016 approximated $16.6 million. Cash provided by operating activities was attributable to the net income of $18.8 million, depreciation and amortization of $3.3 million, which was offset by the deferred income tax benefit of $4.6 million and the increase in accounts, medical and management fee receivables of $3.6 million.

Cash used in investing activities for fiscal 2016 approximated $5.0 million. The use of cash from investing activities was attributable to purchases of property and equipment of $712,000, costs of acquisitions of $4.2 million, and costs of patents of $113,000.

Cash used by financing activities for fiscal 2016 approximated $12.5 million. The principal uses of cash in financing activities included the repayment of loans and capital lease obligations of $3.7 million, distributions to non-controlling interests of $5.9 million, and a redemption of non-controlling interests of $2.9 million.

Total liabilities decreased by 6.2% during fiscal 2016, from approximately $25.7 million at June 30, 2015 to approximately $24.1 million at June 30, 2016.

FONAR CORPORATION AND SUBSIDIARIES

As at June 30, 2016, our obligations included approximately $4.9 million in various state sales taxes, inclusive of penalties and interest. The Company will attempt to obtain a reduction of penalties in negotiating final settlements.

At June 30, 2016, we had working capital of approximately $24.9 million as compared to working capital of $24.8 million at June 30, 2015, and stockholders’ equity of $60.8 million at June 30, 2016 as compared to stockholders’ equity of $50.8 million at June 30, 2015. For the year ended June 30, 2016, we realized a net income of $18.8 million.

Our principal sources of liquidity are derived from revenues.

Our business plan includes a program for manufacturing and selling our Upright® MRI scanners. In addition, we are enhancing our revenue by participating in the physician and diagnostic services management business through our subsidiary, HMCA and have upgraded the facilities which it manages, most significantly by the replacement of the original MRI scanners with new Upright® MRI scanners. Presently, 24 of the 25 MRI facilities managed by HMCA, are equipped with Upright® MRI scanners. We have also intensified our marketing activities through the hiring of additional marketers for HMCA’s clients.

Our business plan also calls for a continuing emphasis on providing our customers with enhanced equipment service and maintenance capabilities and delivering state-of-the-art, innovative and high quality equipment upgrades at competitive prices. Fees for on-going service and maintenance from our installed base of scanners were $9.7 million for the year ended June 30, 2015 and $9.5 million for the year ended June 30, 2016.

In order to promote profitability and to reduce demands on our cash and other liquid reserves, we maintain an aggressive program of cost cutting. Previously, these measures included consolidating HMCA’s office space with Fonar’s office space and reducing the size of our workforce, compensation and benefits. We continue to reduce and contain expenses across the board. The cost reductions are intended to enable us to withstand periods of low volumes of MRI scanner sales, by keeping expenditures at levels which can be supported by service revenues and HMCA revenues.

Current economic credit conditions have contributed to a slower than optimal business environment. Given liquidity and credit constraints in the markets, our business may suffer, should the credit markets not improve in the near future. The direct impact of these conditions is not fully known.

Revenues from HMCA have been the principal reason for our profitability, and we have so far been able to maintain and increase such revenues by increasing the number of scans being performed by the sites we manage and those we own, notwithstanding reductions in reimbursement rates from third party payors. The likelihood and effect of any subsequent reductions is not fully known.

Capital expenditures for fiscal 2016 approximated $825,000. Capitalized patent costs were approximately $113,000. Purchases of property and equipment were approximately $712,000.

Fonar has not committed to making capital expenditures in the 2017 fiscal year.

The Company believes that its business plan has been responsible for the past three consecutive fiscal years of profitability (fiscal 2016, fiscal 2015 and fiscal 2014) and that its capital resources will be adequate to support operations at current levels through June 30, 2017.

ITEM 7A. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET

RISK

The Company does not have any investments in marketable securities, foreign currencies, mutual funds, certificates of deposit or other fixed rate instruments. All of our funds are in cash accounts or money market accounts which are liquid.

All of our revenue, expense and capital purchasing activities are transacted in United States dollars.

See Note 10 to the consolidated Financial Statements for information on long-term debt.

FONAR CORPORATION AND SUBSIDIARIES

ITEM 8.

FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
CONSOLIDATED BALANCE SHEETS	39
At June 30, 2016 and 2015
CONSOLIDATED STATEMENTS OF INCOME	42
For the Years Ended June 30, 2016, 2015 and 2014
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY	44
For the Years Ended June 30, 2016, 2015 and 2014
CONSOLIDATED STATEMENTS OF CASH FLOWS	47
For the Years Ended June 30, 2016, 2015 and 2014
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Stockholders of

FONAR Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of FONAR Corporation and Subsidiaries (the “Company”) as of June 30, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FONAR Corporation and Subsidiaries as of June 30, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2016 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), FONAR Corporation and Subsidiaries’ internal control over financial reporting as of June 30, 2016, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013) and our report dated September 28, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Marcum LLP

Marcum LLP

New York, New York

September 28, 2016

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2016	2015
Current Assets:
Cash and cash equivalents	$8,528,309	$9,448,798
Accounts receivable - net of allowances for doubtful accounts of $284,279 and $362,362 at June 30, 2016 and 2015, respectively	4,370,155	3,790,981
Medical receivables – net of allowances for doubtful accounts of $17,451,782 and $15,459,156 at June 30, 2016 and 2015, respectively	10,126,397	9,082,319
Management and other fees receivable - net of allowances for doubtful accounts of $13,945,507 and $13,271,651 at June 30, 2016 and 2015, respectively	15,637,831	14,057,962
Management and other fees receivable - related party medical practices - net of allowances for doubtful accounts of $392,505 and $403,047 at June 30, 2016 and 2015, respectively	4,063,539	3,507,204
Costs and estimated earnings in excess of billings on uncompleted contracts	—	681,660
Inventories	2,074,300	2,191,849
Prepaid expenses and other current assets	759,042	860,040

Total Current Assets	45,559,573	43,620,813
Deferred income tax asset	13,042,360	8,423,306
Property and Equipment – Net	14,512,706	12,901,195
Goodwill	3,322,158	1,767,098
Other Intangible Assets – Net	7,719,358	8,950,160
Other Assets	731,451	829,505
Total Assets	$84,887,606	$76,492,077

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2016	2015
Current Liabilities:
Current portion of long-term debt and capital leases	$2,447,693	$2,490,146
Accounts payable	1,254,485	1,782,442
Other current liabilities	10,826,793	8,252,633
Unearned revenue on service contracts	4,678,914	4,187,401
Customer deposits	1,198,739	1,937,813
Billings in excess of costs and estimated earnings on uncompleted contracts	206,623	142,217
Total Current Liabilities	20,613,247	18,792,652
Long-Term Liabilities:
Deferred income tax liability	481,779	510,492
Due to related party medical practices	245,041	236,920
Long-term debt and capital leases, less current portion	2,059,236	5,699,302
Other liabilities	711,996	469,198
Total Long-Term Liabilities	3,498,052	6,915,912
Total Liabilities	24,111,299	25,708,564

Commitments, Contingencies and Other Matters

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS' EQUITY

	June 30,
	2016	2015
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2016 and 2015, 313,438 issued and outstanding at June 30, 2016 and 2015	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2016 and 2015, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2016 and 2015, 6,062,809 and 6,062,483 issued at June 30, 2016 and 2015, respectively; 6,051,166 and 6,050,840 outstanding at June 30, 2016 and 2015, respectively	607	607
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2016 and 2015, 146 issued and outstanding at June 30, 2016 and 2015	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2016 and 2015, 382,513 issued and outstanding at June 30, 2016 and 2015	38	38
Paid-in capital in excess of par value	173,702,335	175,447,586
Accumulated deficit	(120,624,010)	(136,348,635)
Notes receivable from employee stockholders	(23,879)	(31,495)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2016 and 2015	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	52,379,732	38,392,742
Noncontrolling interests	8,396,575	12,390,771
Total Stockholders' Equity	60,776,307	50,783,513
Total Liabilities and Stockholders' Equity	$84,887,606	$76,492,077

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2016	2015	2014
Revenues
Product sales – net	$1,276,882	$1,820,979	$1,877,932
Service and repair fees – net	9,396,736	9,549,316	10,082,631
Service and repair fees – related parties – net	110,000	110,000	110,000
Patient fee revenue, net of contractual allowances and discounts	32,985,809	28,153,598	24,307,192
Provision for bad debts for patient fee	(14,539,786)	(12,770,249)	(10,333,082)
Management and other fees – net	36,633,230	34,805,627	34,839,969
Management and other fees – related party medical practices – net	7,505,339	7,381,725	7,620,835
Total Revenues – Net	73,368,210	69,050,996	68,505,477
Costs and Expenses
Costs related to product sales	1,254,328	1,882,230	1,067,120
Costs related to service and repair fees	2,148,143	2,189,373	2,496,985
Costs related to service and repair fees – related parties	25,147	25,220	27,242
Costs related to patient fee revenue	9,418,935	7,939,524	7,670,484
Costs related to management and other fees	21,949,583	20,970,116	20,851,065
Costs related to management and other fees – related party medical practices	4,074,762	3,883,953	3,744,446
Research and development	1,631,846	1,812,398	1,760,821
Selling, general and administrative, inclusive of compensatory element of stock issuances of $2,006, $53,200 and $223,000 for the years ended June 30, 2016, 2015 and 2014, respectively	18,509,850	17,448,305	18,584,645
Total Costs and Expenses	59,012,594	56,151,119	56,202,808
Income from Operations	14,355,616	12,899,877	12,302,669
Other Income and (Expenses):
Interest expense	(262,193)	(702,095)	(884,541)
Investment income	224,263	225,270	238,928
Other income (expense) – net	190,560	394,810	(608,599)
Income before benefit for income taxes and noncontrolling interests	14,508,246	12,817,862	11,048,457
Benefit for Income Taxes	4,287,271	2,612,521	2,348,312
Net Income	$18,795,517	$15,430,383	$13,396,769
Net Income – Noncontrolling Interests	(3,070,892)	(2,519,732)	(3,000,639)
Net Income – Attributable to FONAR	$15,724,625	$12,910,651	$10,396,130

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2016	2015	2014
Net Income Available to Common Stockholders	$14,702,834	$12,071,670	$9,720,030
Net Income Available to Class A Non-Voting Preferred Stockholders	$761,561	$625,309	$503,911
Net Income Available to Class C Common Stockholders	$260,230	$213,672	$172,189
Basic Net Income Per Common Share Available to Common Stockholders	$2.43	$2.00	$1.62
Diluted Net Income Per Common Share Available to Common Stockholders	$2.38	$1.95	$1.58
Basic and Diluted Income Per Share – Class C Common	$0.68	$0.56	$0.45
Weighted Average Basic Shares Outstanding – Common Stockholders	6,050,893	6,050,632	6,009,822
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,178,397	6,178,136	6,137,326
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513	382,513

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED JUNE 30, 2016, 2015 AND 2014

	Class A Non-Voting Preferred	Common Shares	Stock Amount	Class C Common Stock
Balance - June 30, 2013	$31	5,969,132	$598	$38
Net income	—	—	—	—
Stock issued to employees under stock bonus plans	—	21,443	2	—
Payments on notes receivable from employee stockholders	—	—	—	—
Issuance of stock for goods and services	—	45,265	5	—
Redemption of noncontrolling interests	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—
Stock option exercised	—	10,000	1	—
Balance - June 30, 2014	$31	6,045,840	$606	$38
Net income	—	—	—	—
Stock issued to employees under stock bonus plans	—	5,000	1	—
Payments on notes receivable from employee stockholders	—	—	—	—
Issuance of stock for goods and services	—	—	—	—
Redemption of noncontrolling interests	—	—	—	—
Buyout of noncontrolling interests	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—
Balance - June 30, 2015	$31	6,050,840	$607	$38
Net income	—	—	—	—
Stock issued to employees under stock bonus plans	—	146	—	—
Payments on notes receivable from employee stockholders	—	—	—	—
Redemption of noncontrolling interests	—	—	—	—
Buyout of noncontrolling interests	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—
Stock option exercised	—	180	—	—
Balance - June 30, 2016	$31	6,051,166	$607	$38

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED JUNE 30, 2016, 2015 AND 2014

	Paid-in Capital in Excess of Par Value	Accumulated Deficit	Notes Receivable From Employee Stockholders
Balance - June 30, 2013	$174,499,020	$(159,655,416)	$(54,820)
Net income	—	10,396,130	—
Stock issued to employees under stock bonus plans	222,998	—	—
Payments on notes receivable from employee stockholders	—	—	15,992
Issuance of stock for goods and services	531,820	—	—
Redemption of noncontrolling interests	—	—	—
Distributions to noncontrolling interests	—	—	—
Stock option exercised	30,599	—	—
Balance - June 30, 2014	$175,284,437	$(149,259,286)	$(38,828)
Net income	—	12,910,651	—
Stock issued to employees under stock bonus plans	53,199	—	—
Payments on notes receivable from employee stockholders	—	—	7,333
Issuance of stock for goods and services	109,950	—	—
Redemption of noncontrolling interests	—	—	—
Buyout of noncontrolling interests	—		—
Distributions to noncontrolling interests	—	—	—
Balance - June 30, 2015	$175,447,586	$(136,348,635)	$(31,495)
Net income	—	15,724,625	—
Stock issued to employees under stock bonus plans	2,006	—	—
Payments on notes receivable from employee stockholders	—	—	7,616
Redemption of noncontrolling interests	—	—	—
Buyout of noncontrolling interests	(1,749,012)
Distributions to noncontrolling interests	—		—
Stock option exercised	1,755	—	—
Balance - June 30, 2016	$173,702,335	$(120,624,010)	$(23,879)

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED JUNE 30, 2016, 2015 AND 2014

	Treasury Stock	Noncontrolling Interests	Total
Balance - June 30, 2013	$(675,390)	$23,685,215	$37,799,276
Net income	—	3,000,639	13,396,769
Stock issued to employees under stock bonus plans	—	—	223,000
Payments on notes receivable from employee stockholders	—	—	15,992
Issuance of stock for goods and services	—		531,825
Redemption of noncontrolling interests	—	(1,125,100)	(1,125,100)
Distributions to noncontrolling interests	—	(4,965,770)	(4,965,770)
Stock option exercised	—	—	30,600
Balance - June 30, 2014	$(675,390)	$20,594,984	$45,906,592
Net income	—	2,519,732	15,430,383
Stock issued to employees under stock bonus plans	—	—	53,200
Payments on notes receivable from employee stockholders	—	—	7,333
Issuance of stock for goods and services	—	—	109,950
Redemption of noncontrolling interests	—	(1,125,000)	(1,125,000)
Buyout of noncontrolling interests		(4,971,094)	(4,971,094)
Distributions to noncontrolling interests	—	(4,627,851)	(4,627,851)
Balance - June 30, 2015	$(675,390)	$12,390,771	$50,783,513
Net income	—	3,070,892	18,795,517
Stock issued to employees under stock bonus plans	—	—	2,006
Payments on notes receivable from employee stockholders	—	—	7,616
Redemption of noncontrolling interests	—	(1,155,988)	(2,905,000)
Distributions to noncontrolling interests		(5,909,100)	(5,909,100)
Stock option exercised	—	—	1,755
Balance - June 30, 2016	$(675,390)	$8,396,575	$60,776,307

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,795,517	$15,430,383	$13,396,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,297,289	3,544,470	3,817,205
Abandoned patents or software written off	88,796	413,589	250,523
Provision for bad debts	(201,949)	2,475,032	1,806,299
Deferred income tax benefit – net	(4,647,767)	(2,756,517)	(2,682,405)
Loss on disposition of equipment	—	—	657,350
Gain on acquisition	(192,999)	—	—
Compensatory element of stock issuances	2,006	53,200	223,000
Gain on extinguishment of debt	—	(394,797)	—
Stock issued for costs and expenses	—	109,950	531,825
Stock option exercised	1,755	—	30,600
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivables	(3,557,507)	(4,258,147)	(4,044,002)
Notes receivable	28,280	135,592	95,623
Costs and estimated earnings in excess of billings on uncompleted contracts	681,660	78,149	(314,067)
Inventories	117,549	251,687	(366,448)
Prepaid expenses and other current assets	72,718	67,192	46,967
Other assets	18,054	41,125	131,811
Increase (decrease) in operating liabilities, net:
Accounts payable	(527,957)	(699,555)	(270,482)
Other current liabilities	3,065,673	(1,041,214)	295,219
Customer advances	(739,074)	11,000	68,943
Billings in excess of costs and estimated earnings on uncompleted contracts	64,406	—	—
Other liabilities	242,798	(190,561)	(268,261)
Due to related party medical practices	8,121	2,339	3,955
Income tax payable	—	—	(19,501)
NET CASH PROVIDED BY OPERATING ACTIVITIES	16,617,369	13,272,917	13,390,923

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
CASH FLOWS FROM INVESTING ACTIVITIES:	2016	2015	2014
Purchases of property and equipment	(712,216)	(131,308)	(620,697)
Cost of acquisition	(4,223,567)	—	—
Cost of patents	(113,072)	(139,534)	(214,211)
NET CASH USED IN INVESTING ACTIVITIES	(5,048,855)	(270,842)	(834,908)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of borrowings and capital lease obligations	(3,682,519)	(2,788,401)	(4,400,128)
Repayment of notes receivable from employee stockholders	7,616	7,333	15,992
Distributions to noncontrolling interests	(5,909,100)	(4,627,851)	(4,965,770)
Redemption of noncontrolling interests	(2,905,000)	(1,125,000)	(1,125,100)
Buyout of noncontrolling interest	—	(4,971,094)	—
NET CASH USED IN FINANCING ACTIVITIES	(12,489,003)	(13,505,013)	(10,475,006)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(920,489)	(502,938)	2,081,009
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	9,448,798	9,951,736	7,870,727
CASH AND CASH EQUIVALENTS- END OF YEAR	$8,528,309	$9,448,798	$9,951,736

See accompanying notes to consolidated financial statements.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 1 - DESCRIPTION OF BUSINESS AND LIQUIDITY AND CAPITAL RESOURCES

Description of Business

FONAR Corporation (the “Company” or “FONAR”) is a Delaware corporation, which was incorporated on July 17, 1978. FONAR is engaged in the research, development, production and marketing of medical scanning equipment, which uses principles of Magnetic Resonance Imaging ("MRI") for the detection and diagnosis of human diseases. In addition to deriving revenues from the direct sale of MRI equipment, revenue is also generated from our installed-base of customers through our service and upgrade programs.

FONAR, through its wholly-owned subsidiary Health Management Corporation of America ("HMCA") provides comprehensive management services to diagnostic imaging facilities. The services provided by the Company include development, administration, leasing of office space, facilities and medical equipment, provision of supplies, staffing and supervision of non-medical personnel, legal services, accounting, billing and collection and the development and implementation of practice growth and marketing strategies.

On June 30, 2016, the Company purchased 100% of the equity in Turnkey Services of New York, LLC and 100% of the equity in TK2 Equipment Management, LLC. Turnkey Service of New York, LLC and TK2 Equipment Management, LLC. These entities had provided the Company with ancillary diagnostic imaging equipment (under operating leases) to our managed MRI facilities. The Company paid $4,223,567 to acquire these two entities with net assets at fair value of $2,861,506.

On July 1, 2015, the Company restructured the corporate organization of the management of diagnostic imaging centers segment of our business. The reorganization was structured to more completely integrate the operations of Health Management Corporation of America and HDM. Imperial contributed all of its assets (which were utilized in the business of Health Management Corporation of America) to HDM and received a 24.2% interest in HDM. Health Management Corporation of America retained a direct ownership interest of 45.8% in HDM, and the original investors in HDM retained a 30.0% ownership interest in the newly expanded HDM. The entire management of diagnostic imaging centers business segment is now being conducted by HDM.

On March 5, 2013, the Company acquired a majority interest in a newly formed limited liability company, Health Diagnostics Management LLC (HDM), a business managing 12 Stand-Up MRI centers and 2 other scanning centers located in Florida and New York for a total cost of $40 million. HDM has a perpetual existence. See Note 9.

During May 2011, HMCA contributed all of its assets together with its liabilities to a newly formed limited liability company, Imperial Management Services, LLC (“Imperial”), which has a perpetual existence. As of June 30, 2015, Imperial manages 11 diagnostic imaging facilities which are located in the states of New York and Florida.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of FONAR Corporation, its majority and wholly-owned subsidiaries and partnerships. The operating activities of subsidiaries are included in the accompanying consolidated statements from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to receivable allowances, intangible assets, income taxes and related tax asset valuation allowances, useful lives of property and equipment, contingencies, revenue recognition and the assessment of litigation. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates. Actual results could differ from those estimates.

Inventories

Inventories consist of purchased parts, components and supplies, as well as work-in-process, and are stated at the lower of cost, determined on the first-in, first-out method, or market.

Property and Equipment

Property and equipment procured in the normal course of business is stated at cost. Property and equipment purchased in connection with an acquisition is stated at its estimated fair value, generally based on an appraisal. Property and equipment is being depreciated for financial accounting purposes using the straight-line method over their estimated useful lives. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Maintenance and repair expenses totaled approximately $1,113,000, $1,200,000 and $1,037,000 for the years ended June 30, 2016, 2015 and 2014, respectively. The estimated useful lives in years are generally as follows:

Diagnostic equipment under capital lease	2.5
Diagnostic equipment	5–13
Research, development and demonstration equipment	3-7
Machinery and equipment	2-7
Furniture and fixtures	3-9
Leasehold improvements	2–10
Building	28

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Lived Assets

The Company periodically assesses the recoverability of long-lived assets, including property and equipment and intangibles, other than goodwill, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Deferred Rent

Rent expense is recorded on the straight-line method based on the total minimum rent payments required over the term of the lease. The cumulative difference between the lease expense recorded under this method and the contractual lease payment terms is recorded as deferred rent.

Other Intangible Assets

1) Capitalized Software Development Costs

Capitalization of software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company’s computer software is generally based upon achievement of a detail program design free of high risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology. Prior to reaching technological feasibility those costs are expensed as incurred and included in research and development.

Amortization of capitalized software development costs commences when the related products become available for general release to customers. Amortization is provided on a product by product basis. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product.

The Company periodically performs reviews of the recoverability of such capitalized software development costs. At the time a determination is made that capitalized amounts are not recoverable, based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

2) Patents and Copyrights

Amortization is calculated on the straight-line basis over 15 years.

3) Non-Competition Agreements

The non-competition agreements are being amortized on the straight line basis over the length of the agreement (7 years).

4) Customer Relationships

Amortization is calculated on the straight line basis over 20 years.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Generally accepted accounting principles in the United States require the Company to perform a goodwill impairment test annually and more frequently when negative conditions or a triggering event arises. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered potentially impaired and a second step is performed to measure the amount of impairment loss, if any.

Acquired assets and assumed liabilities

Pursuant to ASC No. 805-10-25, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, but during the allowed measurement period not to exceed one year from the acquisition date, the Company retrospectively adjusts the provisional amounts recognized at the acquisition date by means of adjusting the amount recognized for goodwill.

Revenue Recognition

Revenue on sales contracts for scanners, included in “product sales” in the accompanying consolidated statements of operations, is recognized under the percentage-of-completion method in accordance with FASB ASC 605-35, “Revenue Recognition – Construction-Type and Production-Type Contracts”. The Company manufactures its scanners under specific contracts that provide for progress payments. Production and installation take approximately three to six months.

Revenue on scanner service contracts is recognized on the straight-line method over the related contract period, usually one year.

Revenue from product related (upgrades and supplies) is recognized upon shipment.

Revenue under management contracts is recognized based upon contractual agreements for management services rendered by the Company primarily under various long-term agreements with various medical providers (the "PCs"). As of June 30, 2016, the Company has twenty one management agreements of which three are with PC’s owned by Raymond V. Damadian, M.D., Chairman of the Board of FONAR (“the Related medical practices”) and eighteen are with PC’s, which are all located in the state of New York (“the New York PC’s”), owned by two unrelated radiologists. The contractual fees for services rendered to the PCs consists of fixed monthly fees per diagnostic imaging facility ranging from approximately $69,000 to $277,000. All fees are re-negotiable at the anniversary of the agreements and each year thereafter. Revenue under lease contracts is recognized based upon contractual agreements for the leasing of medical equipment primarily under long term contracts to various unrelated PC’s. The lease fee for the medical equipment consists of a fixed monthly fee of $2,000. All fees are re-negotiable at the anniversary of the agreements and each year thereafter.

Patient fee revenue, net of contractual allowance and discounts, consist of net patient fees received from insurance companies, third party payors (including federal and state agencies under Medicare and Medicaid programs), hospitals and patients themselves based mainly upon established contractual billing rates, less allowances for contractual adjustments and discounts. Patient fee revenue is recorded in the period in which services are provided.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

The Company’s patient fee revenues, net of contractual allowances and discounts less the provision for bad debts for the years ended June 30, 2016, 2015 and 2014 are summarized in the following table.

	For the Year Ended June 30,
	2016	2015	2014
Commercial Insurance/ Managed Care	$4,659,322	$4,398,589	$4,217,088
Medicare/Medicaid	1,182,552	1,187,690	1,443,020
Workers' Compensation/Personal Injury	20,888,856	15,978,243	13,369,956
Other	6,255,079	6,589,076	5,277,128
Patient Fee Revenue, net of contractual allowances and discounts	32,985,809	28,153,598	24,307,192
Provision for Bad Debts	(14,539,786)	(12,770,249)	(10,333,082)
Net Patient Fee Revenue	$18,446,023	$15,383,349	$13,974,110

Allowance for Doubtful Accounts – Patient Fee

The Company provides for medical receivables that could become uncollectible by establishing an allowance for doubtful accounts in order to adjust medical receivables to estimated net realizable value. In evaluating the collectability of medical receivables, the Company considers a number of factors, including the age of the account, historical collection experiences, payor type, current economic conditions and other relevant factors. There are various factors that impact collection trends, such as payor mix, changes in the economy, increased burden on copayments to be made by patients with insurance and business practices related to collection efforts. These factors continuously change and can have an impact on collection trends and the estimation process.

Research and Development Costs

Research and development costs are charged to expense as incurred. The costs of equipment that are acquired or constructed for research and development activities, and have alternative future uses (either in research and development, marketing or production), are classified as property and equipment and depreciated over their estimated useful lives.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense approximated $535,000, $894,000 and $889,000 for the years ended June 30, 2016, 2015 and 2014, respectively.

Shipping Costs

The Company’s shipping and handling costs are included in revenue from product sales and the related expense included in costs related to product sales is $11,077, $9,293 and $1,885 for the years ended June 30, 2016, 2015 and 2014, respectively.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Customer Advances

Cash advances and progress payments received on sales orders are reflected as customer advances until such time as revenue recognition occurs.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. In accordance with ASC topic 260-10, “Participating Securities and the Two-Class Method”, the Company used the Two-Class method for calculating basic earnings per share and applied the if converted method in calculating diluted earnings per share for the years ended June 30, 2016, 2015 and 2014.

Diluted EPS reflects the potential dilution from the exercise or conversion of all dilutive securities into common stock based on the average market price of common shares outstanding during the period. For the years ended June 30, 2016, 2015 and 2014, diluted EPS for common shareholders includes 127,504 shares upon conversion of Class C Common.

	June 30, 2016
Basic	Total	Common Stock	Class C Common Stock
Numerator:
Net income available to common stockholders	$15,724,625	$14,702,834	$260,230
Denominator:
Weighted average shares outstanding	6,050,893	6,050,893	382,513
Basic income per common share	$2.60	$2.43	$0.68
Diluted
Denominator:
Weighted average shares outstanding		6,050,893	382,513
Class C Common Stock		127,504	—
Total Denominator for diluted earnings per share		6,178.397	382,513
Diluted income per common share		$2.38	$0.68

	June 30, 2015
Basic	Total	Common Stock	Class C Common Stock
Numerator:
Net income available to common stockholders	$12,910,651	$12,071,670	$213,672
Denominator:
Weighted average shares outstanding	6,050,632	6,050,632	382,513
Basic income per common share	$2.13	$2.00	$0.56
Diluted
Denominator:
Weighted average shares outstanding		6,050,632	382,513
Class C Common Stock		127,504	—
Total Denominator for diluted earnings per share		6,178,136	382,513
Diluted income per common share		$1.95	$0.56

 FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

 NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share (Continued)

	June 30, 2014
Basic	Total	Common Stock	Class C Common Stock
Numerator:
Net income available to common stockholders	$10,396,130	$9,720,030	$172,189
Denominator:
Weighted average shares outstanding	6,009,822	6,009,822	382,513
Basic income per common share	$1.73	$1.62	$0.45
Diluted
Denominator:
Weighted average shares outstanding		6,009,822	382,513
Class C Common Stock		127,504	—
Total Denominator for diluted earnings per share		6,137,326	382,513
Diluted income per common share		$1.58	$0.45

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Cash: The Company maintains its cash and cash equivalents with various financial institutions, which exceed federally insured limits throughout the year. At June 30, 2016, the Company had cash on deposit of approximately $5,804,000 in excess of federally insured limits of $250,000.

Related Parties: Net revenues from related parties accounted for approximately 10%, 11% and 11% of the consolidated net revenues for the years ended June 30, 2016, 2015 and 2014, respectively. Net management fee receivables from the related party medical practices accounted for approximately 12%, 12% and 12% of the consolidated accounts receivable for the years ended June 30, 2016, 2015 and 2014, respectively.

See Note 3 regarding the Company’s concentrations in the healthcare industry.

Fair Value of Financial Instruments

The financial statements include various estimated fair value information at June 30, 2016 and 2015, as required by ASC topic 820, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

Cash and cash equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

Receivable and accounts payable: The carrying amounts approximate fair value because of the short maturity of those instruments.

Notes receivable: The carrying amount approximates fair value because the discounted present value of the cash flow generated by the parties approximates the carrying value of the amounts due to the Company.

Long-term debt and notes payable: The carrying amounts of debt and notes payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

All of the Company's financial instruments are held for purposes other than trading.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-09,”Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. This update includes provisions intended to simplify various aspects of accounting for share-based compensation. ASU No. 2016-09 will take effect for public companies for the annual periods beginning after December 15, 2016. The Company is currently assessing the potential impact of ASU No. 2016-09 on the Company’s financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which will require entities to present deferred tax assets and deferred tax liabilities as non-current in a classified balance sheet. The ASU simplified the current guidance, which requires entities to separately present deferred tax assets and deferred tax liabilities as current and non-current in a classified balance sheet. This standard is effective for annual periods and interim periods within those fiscal years, beginning after December 15, 2016 but permits entities to early adopt at the beginning of any interim or annual period. During the quarter ended December 31, 2015, the Company elected to early adopt ASU 2015-17 and applied the change retrospectively to all periods present. As a result, the Company presented all deferred assets and liabilities as non-current in its consolidated balance sheet. The adoption of this ASU did not result in a reclassification of the Company’s net deferred tax assets and liabilities as of June 30, 2015. As of June 30, 2016, there was no impact on the Company’s results of operations as a result of the adoption of ASU No. 2015-17

The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supercedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual reporting periods beginning after December 15, 2017, as deferred including interim periods within the reporting period and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The Company is currently evaluating the effect that this ASU will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on it ongoing financial reporting.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In July 2015, the FASB issued Accounting Standards Update No. 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. It is effective for annual reporting periods beginning after December 15, 2016. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

FASB, the Emerging Issues Task Force and the SEC have issued certain other accounting standards, updates, and regulations as of June 30, 2016 that will become effective in subsequent periods; however, management does not believe that any of those updates would have significantly affected our financial accounting measures or disclosures had they been in effect during 2016 or 2015, and it does not believe that any of those pronouncements will have a significant impact on our consolidated financial statements at the time they become effective.

During February 2016, FAS issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based upon the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Lease with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period and is applied retrospectively. Early adoption is permitted. The Company is currently in the process of assessing the impact the adoption of this guidance will have on the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. The reclassifications did not have any effect on reported net income for any periods presented.

NOTE 3 – ACCOUNTS RECEIVABLE, MEDICAL RECEIVABLE AND MANAGEMENT AND OTHER FEES RECEIVABLE

Accounts Receivable

Credit risk with respect to the Company’s accounts receivable related to product sales and service and repair fees is limited due to the customer advances received prior to the commencement of work performed and the billing of amounts to customers as sub-assemblies are completed. Service and repair fees are billed on a monthly or quarterly basis and the Company does not continue providing these services if accounts receivable become past due. The Company controls credit risk with respect to accounts receivable from service and repair fees through its credit evaluation process, credit limits, monitoring procedures and reasonably short collection terms. The Company performs ongoing credit authorizations before a product sales contract is entered into or service and repair fees are provided.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 3 – ACCOUNTS RECEIVABLE, MEDICAL RECEIVABLE AND MANAGEMENT AND OTHER FEES RECEIVABLE (Continued)

Medical Receivable

Medical receivables are due under fee-for-service contracts from third party payors, such as hospitals, government sponsored healthcare programs, patient’s legal counsel and directly from patients. Substantially all the revenue relates to patients residing in Florida. The carrying amount of the medical receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. The Company continuously monitors collections from its clients and maintains an allowance for bad debts based upon the Company’s historical collection experience. The Company determines allowances for contractual adjustments and uncollectible accounts based on specific agings, specific payor collection issues that have been identified and based on payor classifications and historical experience at each site.

Management and Other Fees Receivable

The Company’s receivables from the related and non-related professional corporations (“PCs”) substantially consist of fees outstanding under management agreements. Payment of the outstanding fees is dependent on collection by the PCs of fees from third party medical reimbursement organizations, principally insurance companies and health management organizations.

Payment of the management fee receivables from the PC’s may be impaired by the inability of the PC’s to collect in a timely manner their medical fees from the third party payors, particularly insurance carriers covering automobile no-fault and workers compensation claims due to longer payment cycles and rigorous informational requirements and certain other disallowed claims. Approximately 59%, 54% and 50%, respectively, of the PCs’ 2016, 2015 and 2014 net revenues were derived from no-fault and personal injury protection claims. The Company considers the aging of its accounts receivable in determining the amount of allowance for doubtful accounts. The Company generally takes all legally available steps to collect its receivables. Credit losses associated with the receivables are provided for in the consolidated financial statements and have historically been within management's expectations.

Net revenues from management and other fees charged to the related party medical practices accounted for approximately 10%, 11% and 11%, of the consolidated net revenues for the years ended June 30, 2016, 2015 and 2014, respectively.

Tallahassee Magnetic Resonance Imaging, PA, Stand Up MRI of Boca Raton, PA and Stand Up MRI & Diagnostic Center, PA (all related party medical practices) entered into a guaranty agreement, pursuant to which they cross guaranteed all management fees which are payable to the Company, which have arisen under each individual management agreement.

The following table sets forth the number of our facilities for the years ended June 30, 2016, 2015 and 2014.

	For The Year Ended June 30,
	2016	2015	2014
Total Facilities Owned or Managed (at Beginning of Year)	24	24	24
Facilities Added by:
Acquisition	1	—	—
Internal development	—	—	1
Managed Facilities Closed	—	—	(1)
Total Facilities Owned or Managed (at End of Year)	25	24	24

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 4 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Information relating to uncompleted contracts as of June 30, 2016 and 2015 is as follows:

	As of June 30,
	2016	2015
Costs incurred on uncompleted contracts	$893,976	$1,861,350
Estimated earnings	491,476	1,371,093
	1,385,452	3,232,443
Less: Billings to date	1,592,075	2,693,000
	$(206,623)	$539,443

Included in the accompanying consolidated balance sheets under the following captions:

	As of June 30,
	2016	2015
Costs and estimated earnings in excess of billings on uncompleted contracts	$—	$681,660
Less: Billings in excess of costs and estimated earnings on uncompleted contracts	206,623	142,217
	$(206,623)	$539,443

NOTE 5 – INVENTORIES

Inventories included in the accompanying consolidated balance sheets consist of:

	As of June 30,
	2016	2015
Purchased parts, components and supplies	$1,862,605	$2,043,411
Work-in-process	211,695	148,438
	$2,074,300	$2,191,849

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment, at cost, less accumulated depreciation and amortization, at June 30, 2016 and 2015, is comprised of:

	As of June 30,
	2016	2015
Diagnostic equipment under capital leases	$620,307	$620,307
Diagnostic equipment	19,213,472	17,396,797
Research, development and demonstration equipment	3,904,846	3,580,224
Machinery and equipment	2,069,055	2,069,055
Furniture and fixtures	2,949,824	2,550,627
Leasehold improvements	5,616,143	4,502,915
Building	939,614	939,614
	35,313,261	31,659,539
Less: Accumulated depreciation and amortization	20,800,555	18,758,344
	$14,512,706	$12,901,195

Depreciation and amortization of property and equipment for the years ended June 30, 2016, 2015 and 2014 was $2,042,211, $2,259,842 and $2,458,113, respectively.

Depreciation and amortization of diagnostic equipment under capital leases for the years ended June 30, 2016, 2015 and 2014 was $0, $0 and $95,026, respectively. Accumulated depreciation and amortization of diagnostic equipment under capital leases was $620,307, $620,307 and $620,307 for the years ended June 30, 2016, 2015 and 2014, respectively.

During the year ended June 30, 2015, the Company has retired assets that were fully depreciated with a cost and accumulated depreciation basis of $1,151,541.

NOTE 7 - OTHER INTANGIBLE ASSETS

Other intangible assets, net of accumulated amortization, at June 30, 2016 and 2015 are comprised of:

	As of June 30,
	2016	2015
Capitalized software development costs	$7,004,847	$7,004,847
Patents and copyrights	4,571,821	4,547,545
Non-competition agreements	4,100,000	4,100,000
Customer relationships	3,800,000	3,800,000
	19,476,668	19,452,392
Less: Accumulated amortization	11,757,310	10,502,232
	$7,719,358	$8,950,160

Information related to the above intangible assets for the years ended June 30, 2016, 2015 and 2014 is as follows:

	As of June 30,
	2016	2015	2014
Balance – Beginning of Year	$8,950,160	$10,508,843	$11,904,248
Amounts capitalized	113,072	139,534	214,211
Software or patents written off	(88,796)	(413,589)	(250,523)
Amortization	(1,255,078)	(1,284,628)	(1,359,093)
Balance – End of Year	$7,719,358	$8,950,160	$10,508,843

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 7 - OTHER INTANGIBLE ASSETS (Continued)

Amortization of patents and copyrights for the years ended June 30, 2016, 2015 and 2014 amounted to $187,553, $183,272 and $178,836, respectively.

Amortization of capitalized software development costs for the years ended June 30, 2016, 2015 and 2014 was $291,810, $325,642 and $407,876, respectively.

Amortization of non-competition agreements for the years ended June 30, 2016, 2015 and 2014 amounted to $585,714, $585,714 and $585,714, respectively.

Amortization of customer relationships for the years ended June 30, 2016, 2015 and 2014 amounted to $190,000, $190,000 and $186,667, respectively.

The estimated amortization of other intangible assets for the five years ending June 30, 2021 and thereafter is as follows:

For the Years Ending June 30,	Total	Patents and Copyrights	Capitalized Software Development Costs	Non- competition	Customer Relation-ships
2017	$1,232,261	$196,547	$260,000	$585,714	$190,000
2018	1,155,571	206,524	173,333	585,714	190,000
2019	988,324	212,610	—	585,714	190,000
2020	791,112	210,635	—	390,477	190,000
2021	393,075	203,075	—	—	190,000
Thereafter	3,159,015	942,348	—	—	2,216,667
	$7,719,358	$1,971,739	$433,333	$2,147,619	$3,166,667

The weighted average amortization period for other intangible assets is 10.7 years and they have no expected residual value.

NOTE 8 - CAPITAL STOCK

Common Stock

Cash dividends payable on the common stock shall, in all cases, be on a per share basis, one hundred twenty percent (120%) of the cash dividend payable on shares of Class B common stock and three hundred sixty percent (360%) of the cash dividend payable on a share of Class C common stock.

Class B Common Stock

Class B common stock is convertible into shares of common stock on a one-for-one basis. Class B common stock has 10 votes per share. There were 146, 146 and 146 of such shares outstanding at June 30, 2016, 2015 and 2014, respectively.

 FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 8 - CAPITAL STOCK (Continued)

Class C Common Stock

On April 3, 1995, the stockholders ratified a proposal creating a new Class C common stock and authorized the exchange offering of three shares of Class C common stock for each share of the Company's outstanding Class B common stock. The Class C common stock has 25 votes per share, as compared to 10 votes per share for the Class B common stock and one vote per share for the common stock. The Class C common stock was offered on a three-for-one basis to the holders of the Class B common stock. Although having greater voting power, each share of Class C common stock has only one-third of the rights of a share of Class B common stock to dividends and distributions. Class C common stock is convertible into shares of common stock on a three-for-one basis.

Class A Non-Voting Preferred Stock

On April 3, 1995, the stockholders ratified a proposal consisting of the creation of a new class of Class A non-voting preferred stock with special dividend rights and the declaration of a stock dividend on the Company's common stock consisting of one share of Class A non-voting preferred stock for every five shares of common stock. The stock dividend was payable to holders of common stock on October 20, 1995. Class A non-voting preferred stock issued pursuant to such stock dividend approximates 313,000 shares.

The Class A non-voting preferred stock is entitled to a special dividend equal to 3-1/4% of first $10 million, 4-1/2% of next $20 million and 5-1/2% on amounts in excess of $30 million of the amount of any cash awards or settlements received by the Company in connection with the enforcement of five of the Company's patents in its patent lawsuits, less the revised special dividend payable on the common stock with respect to one of the Company's patents.

The Class A non-voting preferred stock participates on an equal per share basis with the common stock in any dividends declared and ranks equally with the common stock on distribution rights, liquidation rights and other rights and preferences (other than the voting rights).

Stock Bonus Plans

On April 23, 2010, the Board approved the 2010 Stock Bonus Plan. The plan entitles the Company to reserve 2,000,000 shares of common stock. On August 10, 2010, the Company filed Form S-8 to register the 2,000,000 shares. As of June 30, 2016, 953,221 shares of common stock of FONAR were available for future grant under this plan. For the years ended June 30, 2016, 2015 and 2014, 146, 5,000 and 46,708 shares were issued, respectively.

Options

The Company has stock option plans, which provide for the awarding of incentive and non-qualified stock options to employees, directors and consultants who may contribute to the success of the Company. The options granted vest either immediately or ratably over a period of time from the date of grant, typically three or four years, at a price determined by the Board of Directors or a committee of the Board of Directors, generally the fair value of the Company's common stock at the date of grant. The options must be exercised within ten years from the date of grant.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 8 - CAPITAL STOCK (Continued)

Options (Continued)

FONAR’s 2002 Incentive Stock Option Plan (the “FONAR 2002 Plan”), adopted on July 1, 2002, is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The FONAR 2002 Plan permits the issuance of stock options covering an aggregate of 100,000 shares of common stock of FONAR. The options have an exercise price equal to the fair market value of the underlying stock on the date the option is granted, are nontransferable, are exercisable for a period not exceeding ten years and expire upon the voluntary termination of employment. The FONAR 2002 Plan terminated on June 30, 2012. During the year ended June 30, 2014, 6,610 options expired, therefore no options remain outstanding.

FONAR’s 2005 Incentive Stock Option Plan (the “FONAR 2005 Plan”), adopted on February 16, 2005,is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code of 1954, as amended. The FONAR 2005 Plan permits the issuance of stock options covering an aggregate of 80,000 shares of common stock of FONAR. The options have an exercise price equal to the fair value of the underlying stock on the date the option is granted, are non-transferable, are exercisable for a period not exceeding ten years, and expire upon the voluntary termination of employment. The FONAR 2005 Plan terminated on February 14, 2015 and no options remain outstanding.

Stock option activity and weighted average exercise prices under these plans and grants for the years ended June 30, 2016, 2015 and 2014 was as follows:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, June 30, 2013	6,610	29.00	—
Granted	—	—	—
Exercised	—	—	—
Forfeited / Expired	(6,610)	29.00
Outstanding, June 30, 2014	—	—	—
Granted	—	—	—
Exercised	—	—	—
Forfeited / Expired	—	—	—
Outstanding, June 30, 2015	—	—	—
Outstanding, June 30, 2016	—	—	—
Exercisable at:
June 30, 2014	—	$—
June 30, 2015	—	$—
June 30, 2016	—	$—

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 9 – CONTROLLING AND NONCONTROLLING INTERESTS

On February 13, 2013 the Company entered into an agreement with outside investors to acquire a 50.5% controlling interest in a newly formed limited liability company, Health Diagnostics Management LLC (HDM). According to the February 13, 2013 LLC operating agreement of HDM there are two classes of members; Class A members and one Class B member. The Class A members have an ownership interest of 49.5% of HDM. The Class B member (HMCA) has an ownership of 50.5% of HDM. On all matters on which members may vote every member is entitled to cast the percentage of votes equal to their percentage of ownership interest. Profits and losses on all items of income, gain or loss, deductions or other allocations of the Company will be allocated among the members in the same proportions as their membership interests in the Company bear to all the Class A and Class B membership interests of the Company in the aggregate outstanding. All of the depreciation and amortization of the assets of the Company will be allocated solely to the Class A members, unless and until their interests have been redeemed by the Company in full pursuant to the provisions of the operating agreement. The Company contributed $20,200,000 to HDM and the group of outside investors contributed $19,800,000 for its non-controlling membership interest.

On March 5, 2013 HDM purchased from Health Diagnostics, LLC (“HD”) and certain of its subsidiaries, a business managing twelve (12) Stand-Up MRI Centers and two (2) other scanning centers located in the States of New York and Florida for a total purchase price (including consideration of $1.5 million to outside investors) aggregating $35.9 million. Concurrently with the acquisition, HDM entered into several consulting and non-competition agreements for a consideration of $4.1 million. The acquisition was accounted for using the purchase method in accordance with ASC 805, “Business Combinations”. The Company recognized and measured goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

On January 8, 2015, the Company purchased 20% of the Class A members ownership interest at a cost of $4,971,094. The Company has a 60.4% ownership interest in HDM after this transaction.

Amount of each class of HDM members’ equity as of June 30, 2016, 2015 and 2014

	June 30, 2016		June 30, 2015		June 30, 2014
	Class A Member	Class B Members	Class A Member	Class B Members	Class A Member	Class B Members
Opening Members’ Equity	$10,752,169	$22,043,621	$17,659,698	$21,113,266	$19,526,475	$20,763,830
Share of Net Income	2,886,006	13,229,621	1,988,915	5,704,999	2,266,473	4,566,186
Buyout	—	—	(4,971,094)	—	—	—
Distributions	(5,241,600)	(11,958,400)	(3,925,350)	(4,774,644)	(4,133,250)	(4,216,750)
Ending Members’ Equity	$8,396,575	$23,314,842	$10,752,169	$22,043,621	$17,659,698	$21,113,266

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 9 – CONTROLLING AND NONCONTROLLNG INTERESTS (Continued)

On May 2, 2011, the Company completed a private placement of equity and succeeded in raising $6,000,000. The offering consisted of Preferred Class A membership interests in a newly formed limited liability company, Imperial Management Services, LLC (“Imperial”). The Class B membership interests in Imperial, all of which were retained by the Company’s subsidiary, HMCA, hold a 75% equity interest in Imperial. The Class A membership interests are entitled to receive a dividend of 18% per annum of their cash capital contribution of $6,000,000. HMCA contributed all of its assets, together with its liabilities, to Imperial as HMCA’s capital contribution. The Imperial operating agreement provides for the Class A members to receive priority distributions until their original capital contributions are returned. Dividends are payable quarterly beginning August 1, 2011. On May 2, 2016, May 1, 2015 and on May 1, 2014, the Company returned a portion of the Class A Members capital contribution in the amount of $1,125,000, $1,125,000 and $1,125,100, respectively. As of June 30, 2016, the Company’s subsidiary, HMCA, now owns approximately 100% interest in Imperial Management Services.

Amount of each class of Imperial members’ equity as of June 30, 2016, 2015 and 2014

	June 30, 2016		June 30, 2015		June 30, 2014
	Class A Member	Class B Members	Class A Member	Class B Members	Class A Member	Class B Members
Opening Members’ Equity	$1,279,446	$15,000,446	$2,403,812	$11,079,317	$3,599,519	$7,772,781
Share of Net Income	—	—	405,634	3,921,129	536,913	3,306,536
Distributions	(202,500)	—	(405,000)	—	(607,520)	-
Buyout	48,054
Redemption	(1,125,000)	—	(1,125,000)	—	(1,125,100)	-
Ending Members’ Equity	$—	$15,000,446	$1,279,446	$15,000,446	$2,403,812	$$11,079,317

 The Company has a 50% controlling interest in an entity which the Company consolidates, that provides management services to a diagnostic center in the New York Metropolitan area. The center began operations during January 2012. On June 30, 2016, the Company purchased the remaining 50% interest in the entity making it a wholly owned subsidiary for the Company. The Company paid $1,780,000 to acquire this additional ownership interest.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 10 - LONG-TERM DEBT, NOTES PAYABLE AND CAPITAL LEASES

Long-term debt, notes payable and capital leases consist of the following:

	2016	2015
Note payable requiring monthly payments of interest at a rate of 7% until May 2009 followed by 240 monthly payments of $4,472 through October 2026. The loan is collateralized by a building with a net book value of $584,170 as of June 30, 2016.	$392,096	$416,844
The revolving credit note was extended to September 2018. The Company can prepay the loan in whole or part in multiples of $100,000 at any time without penalty. The note bears interest at a rate of 4% per annum and is payable monthly. The loan is collateralized by substantially all of the Company’s assets. The loan also contains certain financial covenants that must be met on a periodic basis. The note was paid in full September 2, 2014. The Company still has the ability to draw down on the line.	-	-
The term loan is payable with interest only for 6 consecutive months commencing at the inception of the loan followed by 60 consecutive monthly installments, commencing October 1, 2013. The term loan bears interest at 4.75% per annum and is payable monthly. The loan is collateralized by substantially all of the Company’s assets. The loan also contains certain financial covenants that must be met on a periodic basis.	3,749,978	7,149,986
Note payable requiring 12 consecutive interest only payments commencing at the inception of the loan followed by 48 consecutive monthly payments, commencing May 1, 2014. The note bears interest at a rate of 4.75% per annum and is payable monthly. The loan is collateralized by substantially all of the Company’s assets. The loan also contains certain financial covenants that must be met on a periodic basis.	316,088	488,499
Other (including capital leases for property and equipment).	48,767	134,119
	4,506,929	8,189,448
Less: Current portion	2,447,693	2,490,146
	$2,059,236	$5,699,302

The maturities of long-term debt over the next five years and thereafter are as follows:

Years Ending June 30,
2017	$2,447,693
2018	1,722,474
2019	30,746
2020	32,944
2021	35,416
Thereafter	237,656
$4,506,929

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 11 - INCOME TAXES

ASC topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a corporate tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as unrecognized benefits. A liability is recognized (or amount of net operating loss carryforward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC topic 740.

In accordance with ASC topic 740, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as “Interest expense, net. Penalties if incurred would be recognized as a component of “Selling, general and administrative” expenses.

The Company files corporate income tax returns in the United States (federal) and in various state and local jurisdictions. In most instances, the Company is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2010.

The Company has recorded a deferred tax asset of $13,042,360 and a deferred tax liability of $481,779 as of June 30, 2016, primarily relating to its net operating loss carryforwards of approximately $110,029,000 available to offset future taxable income through 2031. The net operating losses begin to expire in 2021 for federal tax purposes and in 2016 for state income tax purposes.

As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of year end, in part due to our ability to sustain profitable levels of income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more than likely than not that additional deferred taxes of $4.6 million are realizable. It therefore reduced the valuation allowance accordingly.

The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences become deductible or when such net operating losses can be utilized. The Company considers projected future taxable income and tax planning strategies in making this assessment. At present, the Company believes that it is more likely than not that the benefits from certain NOL carryforwards, will not be fully realized. In recognition of this inherent risk, a valuation allowance was established for the partial value of the deferred tax asset.

A valuation allowance will be maintained until sufficient positive evidence exists to support the reversal of the remainder of the valuation.

Components of the current benefit for income taxes are as follows:

	Years Ended June 30,
	2016	2015	2014
Current:
Federal	$360,496	$114,683	$310,000
State	—	29,313	24,093
Federal deferred taxes	(4,368,901)	(2,353,124)	(2,280,044)
State deferred taxes	(278,866)	(403,393)	(402,361)
	$(4,287,271)	$(2,612,521)	$(2,348,312)

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 11 - INCOME TAXES (Continued)

A reconciliation of the federal statutory income tax rate to the Company's effective tax rate as reported is as follows:

	Years Ended June 30,
	2016	2015	2014
Taxes at federal statutory rate	35.0%	35.0%	34.0%
State and local income taxes (benefit), net of federal benefit	6.0%	6.0%	6.0%
Permanent differences	0.2%	0.2%	(0.9)%
(Decrease) increase in the valuation allowance	(89.8)%	(65.4)%	(65.5)%
True ups	(0.0)%	(3.2)%	(2.8)%
Effective income tax rate	(48.6)%	(27.4)%	(29.2)%

As of June 30, 2016, the Company has net operating loss (“NOL”) carryforwards of approximately $110,029,000 that will be available to offset future taxable income. The utilization of certain of the NOLs is limited by separate return limitation year rules pursuant to Section 1502 of the Internal Revenue Code.

The Company has, for federal income tax purposes, research and development tax credit carryforwards aggregating $4,528,000. The Company also has $1,118,000 in alternative minimum tax credits.

In addition, for New York State income tax purposes, the Company has tax credit carryforwards aggregating approximately $1,112,000 which, are accounted for under the flow-through method. The tax credit carryforwards expire during the years ending June 30, 2016 to June 30, 2034.

Significant components of the Company's deferred tax assets and liabilities at June 30, 2016 and 2015 are as follows:

	June 30,
	2016	2015
Deferred tax assets:
Allowance for doubtful accounts	$6,495,094	$6,607,107
Non-deductible accruals	962,867	115,346
Net operating carryforwards	44,011,554	49,170,420
Tax credits	6,770,099	6,751,692
Inventory	105,250	111,190
Property and equipment and depreciation	—	1,093,401
	58,344,864	63,849,156
Valuation allowance	(45,302,504)	(55,425,850)
Total deferred tax assets	13,042,360	8,423,306
Capitalized software development costs	(481,779)	(510,492)
Total deferred tax liabilities	(481,779)	(510,492)
Net deferred tax asset	$12,560,581	$7,912,814

The valuation allowance for deferred tax assets decreased by approximately $10,123,000 during the year ended June 30, 2016 and decreased by approximately $6,730,000 during the year ended June 30, 2015.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 12 - OTHER CURRENT LIABILITIES

Included in other current liabilities are the following:

	June 30,
	2016	2015
Accrued salaries, commissions and payroll taxes	$3,188,665	$991,603
Accrued interest	45,479	117,480
Litigation accruals	545,029	521,149
Sales tax payable	2,402,448	2,538,340
Legal and other professional fees	384,810	344,060
Accounting fees	241,400	235,000
Self-funded health insurance reserve	392,178	510,150
Interest and penalty – sales tax	2,486,927	2,508,840
Other	1,139,857	486,011
	$10,826,793	$8,252,633

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Leases

The Company rents its operating facilities and certain equipment, pursuant to operating lease agreements expiring at various dates through November 2026. The leases for certain facilities contain escalation clauses relating to increases in real property taxes as well as certain maintenance costs.

Future minimum operating lease commitments consisted of the following at June 30, 2016:

Year Ending June 30,	Facilities And Equipment (Operating Lease)
2017	$3,839,635
2018	3,295,963
2019	2,704,324
2020	2,178,791
2021	1,848,522
Thereafter	6,733,116
Total minimum obligations	$20,600,351

Rent expense for operating leases approximated $4,222,000, $4,266,000 and $4,571,000, for the years ended June 30, 2016, 2015 and 2014, respectively.

The Company received approval from the Suffolk County IDA on February 29, 2016 of a 50% property tax abatement, valued at $440,000, over a 10 year period commencing January 2017.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

Employee Benefit Plans

The Company has a non-contributory 401(k) Plan (the “401(k) Plan”). The 401(k) Plan covers all non-union employees who are at least 21 years of age with no minimum service requirements. There were no employer contributions to the Plan for the years ended June 30, 2016, 2015 and 2014.

The stockholders of the Company approved the 2000 Employee Stock Purchase Plan (“ESPP”) at the Company’s annual stockholders’ meeting in April 2000. The ESPP provides for eligible employees to acquire common stock of the Company at a discount, not to exceed 15%. This plan has not been put into effect as of June 30, 2016.

Stipulation Agreements

The Company has entered into stipulation agreements with a number of its creditors that in the aggregate total $297,339, which is included in other current liabilities and other liabilities on the Company’s balance sheet as of June 30, 2016. The monthly payments total $15,859.

Litigation

The Company is subject to legal proceedings and claims arising from the ordinary course of its business, including personal injury, customer contract and employment claims. In the opinion of management, the aggregate liability, if any, with respect to such actions, will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

Matt Malek Madison v. Fonar Corporation, United States District Court, Northern District of California, was commenced by plaintiff on August 27, 2007 to recover a down payment for a scanner in the amount of $300,000, with interest. The plaintiff sought costs of suit and attorney’s fees as well. The Company answered the complaint and sued the plaintiff for breach of contract in the amount of $450,000. Although down payments are usually expressly non-refundable in the Company’s quotations and agreements, in this case, the quotation contemplated the sale of four scanners, and provided that the deposit would be refundable with interest, if the customer were unable to find suitable locations in the San Francisco Bay area. The issue was whether the customer made a good faith effort to find locations; the Company’s position was that the customer did not. The case went to trial before a judge; the parties submitted post-trial briefs, and judgment was awarded to the plaintiff. The Company appealed the trial court’s decision, but on January 31, 2012, the U.S. Court of Appeals for the 9th Circuit affirmed the lower court’s decision awarding the plaintiff the $300,000 deposit with prejudgment interest from July 1, 2006. The Company sought to have the Court of Appeals reconsider the decision en banc, (by all or a larger number of the judges on the Circuit Court of Appeals), but this was not granted. Although the case has been concluded, the plaintiff has not taken any steps to collect the judgment. As of June 30, 2016 and 2015, $300,000 was included in the Company’s accrued expenses.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

Litigation (Continued)

Bonutti Research v. Fonar Corporation, Health Management Corporation of America, Health Diagnostics, LLC et al, was commenced on December 2, 2011. Bonutti Research filed a patent infringement action in the U.S. District Court for the Eastern District Court of New York, alleging that Fonar’s Upright® MRI scanners infringe plaintiff’s patent which relates to the moving of a patient into the scanner. Fonar believes plaintiff’s claims are without merit and further, that the patent is invalid. The parties have settled the case for $150,000 payable by Fonar in twelve installments and certain licenses and covenants not to sue. The $150,000 has been recorded in the Company’s consolidated statements of income for the year ended June 30, 2014. As of June 30, 2015, the Company has paid the $150,000.

Bolt MRI Technologies v. Fonar Corporation, Health Management Corporation of America & Health Diagnostics, LLC, was commenced on July 22, 2013, when Bolt MRI Technologies filed an action against Fonar Corporation, Health Management Corporation of America and Health Diagnostics, LLC alleging infringement of the same patent which is the subject of the Bonutti case. Bolt alleged that the patent was assigned to Bolt. The settlement of the Bonutti case covers this case as well.

Shapiro v. Fonar Corporation, New York Supreme Court, Suffolk County. Previously, The Company and Dr. Shapiro had settled an action commenced in Nassau County under the same name. The amount remaining payable under the settlement agreement according to the Company’s records is $258,400, but the payment and timing of the payment was dependent on obtaining an order for an Upright® MRI Scanner for the Company and the making of installment payments thereunder by the customer. Briefly stated, the balance of $258,400 was and is not yet due. Dr. Shapiro claims that the Company was in breach of the settlement agreement and seeks payment of no less than $307,000 plus interest and attorneys’ fees. The Company believes it has scrupulously observed the terms of the settlement agreement and that Dr. Shapiro’s claims are without merit. The Company answered the Complaint and the one is now in discovery. The case was settled for $258,400 plus interest on February 18, 2016.

Other Matters

The Company is also delinquent in filing sales tax returns for certain states, for which the Company has transacted business. The Company has recorded tax obligations of approximately $2,402,000 plus interest and penalties of approximately $2,487,000. The Company is in the process of determining its regulatory requirements in order to become compliant.

The Company maintains a self-funded health insurance program with a stop-loss umbrella policy with a third party insurer to limit the maximum potential liability for individual claims to $100,000 per person and for a maximum potential claim liability based on member enrollment. With respect to this program, the Company considers historical and projected medical utilization data when estimating its health insurance program liability and related expense. As of June 30, 2016 and 2015, the Company had approximately $392,000 and $510,000, respectively, in reserve for its self-funded health insurance programs. The reserves are included in “Other current liabilities” in the consolidated balance sheets.

The Company regularly analyzes its reserves for incurred but not reported claims, and for reported but not paid claims related to its reinsurance and self-funded insurance programs. The Company believes its reserves are adequate. However, significant judgment is involved in assessing these reserves such as assessing historical paid claims, average lags between the claims’ incurred date, reported dates and paid dates, and the frequency and severity of claims. There may be differences between actual settlement amounts and recorded reserves and any resulting adjustments are included in expense once a probable amount is known. There were no significant adjustments recorded in the years covered by this report.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 14 - OTHER INCOME (EXPENSE)

Other income (expense) consists of:

	For the Years Ended June 30,
	2016	2015	2014
Loss on disposition of equipment	$—	$—	$(657,350)
Litigation settlement	—	—	13,586
Gain on extinguishment of debt	—	394,797	—
Gain on sale of equipment	—	—	40,000
Other income (expense)	190,560	13	(4,835)
	$190,560	$394,810	$(608,599)

NOTE 15 - SUPPLEMENTAL CASH FLOW INFORMATION

During the years ended June 30, 2016, 2015 and 2014, the Company paid $356,106, $516,385 and $668,475 for interest, respectively.

During the years ended June 30, 2016, 2015 and 2014, the Company paid $360,496, $143,996 and $349,501 for income taxes, respectively.

NOTE 16 – DUE TO RELATED PARTY MEDICAL PRACTICES

In June 2009, an entity owned by the Company’s Chairman of the Board, Tallahassee Scanning Services PA, sold its Upright® MRI scanning system to the Company for $550,000 in exchange for 35 monthly payments of $18,769 to be made over a three year period, commencing October 18, 2009 including interest at a rate of 10.41% per annum. The Company used this scanning system to fulfill a sales order with an unrelated customer. The unpaid balance of as of June 30, 2016 and 2015 was $134,880.

Other Related Party Transactions

A son of the Company’s Chairman of the Board and CEO and President of the Company is one of the minority owners of a billing company, which performs billing and collection services with respect to No-Fault and Workers’ Compensation claims of the Company’s clients. The monthly fee charged to the Company is $85,000.

Bensonhurst MRI Limited Partnership, in which a son of the Company’s Chairman of the Board and CEO and President of the Company holds an interest, is party to an agreement with the Company for the service and maintenance of its Upright MRI Scanner for a price of $110,000 per annum.

A limited liability company of which a son of the Company’s Chairman of the Board and CEO and President of the Company is an owner also had a 1.375% interest in Yonkers Diagnostic Management, LLC, a 4.5% interest in Turnkey Services of New York, LLC and a 4.3% interest in TK2 Equipment Management, LLC. Entities in which the Executive Vice President and COO and his family had an interest had a 0.75% in Yonkers and a 5.9% in TK2 Equipment Management. The Company acquired these entities, or the portion thereof not already owned by the Company, through a series of merger transactions for $1,780,000 in the case of Yonkers, $1,147,715 in the case of Turnkey Services and $3,075,852 in the case of TK2 Equipment Management.

A company of which a son of the Company’s Chairman of the Board and CEO and President of the Company is an owner and a company in which the Executive Vice President and COO has an interest also hold a 1.7% and 2.8% interest, respectively, in Turnkey Management of Great Neck, LLC, an entity for which the Company will perform management services. No services were performed and no fees were due in fiscal 2016.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 16 – DUE TO RELATED PARTY MEDICAL PRACTICES (Continued)

A company in which a son of the Company’s Chairman of the Board and CEO and President of the Company is an owner, also had a 14.967% interest in Imperial’s Class A membership interests and has a 6.06% interest in Health Management Company of America’s Class A membership interests. A company in which the Executive Vice President and COO and his family have an interest, had a 12.917% interest in Imperial’s Class A membership interests and has a 2.5% interest in Health Management Company of America’s Class A membership interests. The Company repurchased Imperial’s outstanding Class A memberships on May 1, 2016. An entity of a son of the Company’s Chairman of the Board and CEO and President of the Company received $179,000 for its interests and the Executive Vice President and COO company received $105,000 for its interests.

NOTE 17 - SEGMENT AND RELATED INFORMATION

The Company provides segment data in accordance with the provisions of ASC topic 280, “Disclosures about Segments of an Enterprise and Related Information”.

The Company operates in two industry segments - manufacturing and the servicing of medical equipment and management of diagnostic imaging centers.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales are market-based. The Company evaluates performance based on income or loss from operations.

Summarized financial information concerning the Company’s reportable segments is shown in the following table:

	Manufacturing and Servicing of Medical Equipment	Management of Diagnostic Imaging Centers	Totals
Fiscal 2016:
Net revenues from external customers	$10,783,618	$62,584,592	$73,368,210
Intersegment net revenues *	$2,140,000	$—	$2,140,000
(Loss) Income from operations	$(1,979,497)	$16,335,113	$14,355,616
Depreciation and amortization	$320,843	$2,976,446	$3,297,289
Compensatory element of stock issuances	$2,006	$—	$2,006
Total identifiable assets	$28,241,501	$56,646,105	$84,887,606
Capital expenditures	$437,695	$387,593	$825,288
Fiscal 2015:
Net revenues from external customers	$11,480,295	$57,570,701	$69,050,996
Intersegment net revenues *	$2,005,000	$—	$2,005,000
Income from operations	$504,895	$12,394,982	$12,899,877
Depreciation and amortization	$306,183	$3,238,287	$3,544,470
Compensatory element of stock issuances	$53,200	$—	$53,200
Total identifiable assets	$18,997,142	$57,494,935	$76,492,077
Capital expenditures	$209,534	$61,308	$270,842
Fiscal 2014:
Net revenues from external customers	$12,070,563	$56,434,914	$68,505,477
Intersegment net revenues *	$1,963,750	$—	$1,963,750
Income from operations	$468,793	$11,833,876	$12,302,669
Depreciation and amortization	$410,728	$3,406,477	$3,817,205
Compensatory element of stock issuances	$223,000	$—	$223,000
Total identifiable assets	$18,093,789	$58,696,054	$76,789,843
Capital expenditures	$234,275	$600,633	$834,908

* Amounts eliminated in consolidation

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 17 - SEGMENT AND RELATED INFORMATION (Continued)

Export Product Sales

The Company’s areas of operations are principally in the United States. The Company had export sales of medical equipment amounting to 19.6%, 74.2% and 42.4% of product sales revenues to third parties for the years ended June 30, 2016, 2015 and 2014, respectively.

The foreign product sales, as a percentage of product sales to unrelated parties, were made to customers in the following countries:

	For the Years Ended June 30,
	2016	2015	2014
United Arab Emirates	-%	-%	29.8%
Switzerland	—	2.2	12.4
Canada	0.3	0.1	—
England	18.5	—	—
Germany	.6	71.9	—
Puerto Rico	.2	—	—
Libya	—	—	0.2
	19.6%	74.2%	42.4%

Foreign Service and Repair Fees

The Company’s areas of service and repair are principally in the United States. The Company had foreign revenues of service and repair of medical equipment amounting to 5.8%, 7.4% and 8.8% of consolidated net service and repair fees for the years ended June 30, 2016, 2015 and 2014, respectively. Foreign service and repair fees, as a percentage of total service and repair fees, were provided principally to the following countries:

	For the Years Ended June 30,
	2016	2015	2014
Spain	0.3%	1.0%	1.0%
Puerto Rico	1.5	1.2	1.1
Switzerland	0.3	0.7	1.1
Germany	1.5	0.7	0.4
England	0.5	1.7	2.6
Holland	—	0.6	1.3
Canada	0.3	0.1	0.2
Greece	0.2	0.2	—
Australia	1.2	1.2	1.1
	5.8%	7.4%	8.8%

The Company does not have any material assets outside of the United States.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 18 – ALLOWANCE FOR DOUBTFUL ACCOUNTS

The following represents a summary of allowance for doubtful accounts for the years ended June 30, 2016, 2015 and 2014, respectively:

Description	Balance June 30, 2015	Additions		Deductions	Balance June 30, 2016
Accounts receivable	$362,362	$(1)		$78,083	$284,279
Management and other fees receivable	13,271,651	(1) 673,856		—	13,945,507
Management and other fees receivable - related medical practices	403,047	—		10,542	392,505
Medical receivables	15,459,156	(1)14,539,786		12,547,160	17,451,782

Description	Balance June 30, 2014	Additions		Deductions	Balance June 30, 2015
Accounts receivables	$257,362	$(1)105,000	$		$362,362
Management and other fees receivable	10,901,619	(1)2,370,032		—	13,271,651
Management and other fees receivable - related medical practices	403,047	—		—	403,047
Medical receivables	14,032,067	(1)12,770,249		11,343,160	15,459,156
Advance and notes to related parties	202,379	—		202,379	—

Description	Balance June 30, 2013	Additions		Deductions	Balance June 30, 2014
Accounts receivables	$257,362	$(1)	$		$257,362
Management and other fees receivable	9,095,320	(1)1,806,299		—	10,901,619
Management and other fees receivable - related medical practices	403,047	—		—	403,047
Medical receivables	2,584,669	(1)10,333,082		(1,114,316)	14,032,067
Advance and notes to related parties	202,379	—		—	202,379
Notes receivable	65,000	—		65,000	—

 (1) Included in provision for bad debts.

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

(000’s omitted, except per share data)

	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	Total
Total Revenues – Net	$17,611	$18,369	$18,619	$18,769	$73,368
Total Costs and Expenses	13,996	14,144	14,522	16,351	59,013
Net Income	3,465	4,104	3,881	7,346	18,796
Basic Net Income Per Common Share Available to Common Stockholders	$0.44	$0.54	$0.46	$0.99	$2.43
Diluted Net Income Per Common Share Available to Common Stockholders	$0.43	$0.53	$0.45	$0.97	$2.38

	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	Total
Total Revenues – Net	$17,985	$17,092	$17,096	$16,878	$69,051
Total Costs and Expenses	14,547	13,494	14,430	13,680	56,151
Net Income	3,256	3,455	2,519	6,200	15,430
Basic Net Income Per Common Share Available to Common Stockholders	$0.39	$0.41	$0.31	$0.89	$2.00
Diluted Net Income Per Common Share Available to Common Stockholders	$0.39	$0.40	$0.31	$0.86	$1.95

FONAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, 2015 and 2014

NOTE 20 – BUSINESS COMBINATIONS

Acquisitions

On June 30, 2016, the Company purchased 100% interest in TK2 Equipment Management, LLC and Turnkey Services of New York, LLC. The consideration and net assets acquired is as follows:

Cash Paid	$4,223,567
Net assets at Fair Value	2,861,507
Goodwill	$1,555,060

Pro forma Results

The following unaudited pro forma results of operations for the twelve months ended June 30, 2016, 2015 and 2014 assumes that the above acquisitions were made at the beginning of the year prior to acquisition. The unaudited pro forma information does not purport to be indicative of the results that would have been obtained if the acquisitions had actually occurred at the beginning of the year prior to acquisition, nor of the results that may be reported in the future.

	Year ended June 30, 2016	Year ended June 30, 2015	Year ended June 30, 2014
Total Revenues – Net	$73,368,210	$69,050,996	$68,505,477
Net Income - Controlling Interests	$16,088,263	$13,175,717	$10,456,315
Net Income Available to Common Stockholders	$15,042,842	$12,319,511	$9,776,301
Net Income Available to Class A Non-Voting Preferred Stockholders	$779,173	$638,147	$506,828
Net Income Available to Class C Common Stockholders	$266,248	$218,059	$173,186
Basic Net Income Per Common Share Available to Common Stockholders	$2.49	$2.04	$1.63
Diluted Net Income Per Common Share Available to Common Stockholders	$2.43	$1.99	$1.59
Basic and Diluted Income Per Share - Common C	$0.70	$0.57	$0.45
Weighted Average Basic Shares Outstanding	6,050,893	6,050,632	6,009,822
Weighted Average Diluted Shares Outstanding	6,178,397	6,178,136	6,137,326
Weighted Average Basic and Diluted Shares Outstanding - Class C Common	382,513	382,513	382,513

NOTE 21 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date, but before the consolidated financial statements are issued.

Subsequent to June 30, 2016, the Company issued 106,600 shares of common stock in settlement of liabilities of approximately $2 million in other current liabilities.

FONAR CORPORATION AND SUBSIDIARIES

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no disagreements with our independent registered public accounting firm or other matters requiring disclosure under Regulation S-K, Item 304(b).

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report on Form 10-K, we performed an evaluation under the supervision of and with the participation of management, including our Principal Executive Officer and our Acting Principal Financial Officer, of the design and effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). We also engaged the services of a governance, risk and compliance consulting firm to assist in our evaluation and remediation. Based upon that evaluation, our Principal Executive Officer and Acting Principal Financial Officer concluded, as of the end of the period covered by this Annual Report that our disclosure controls and procedures were effective.

Our management has concluded that our consolidated financial statements for the periods covered by and included in this Annual Report are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and fairly present, in all material respects, our financial position, results of operations and cash flows for each of the periods presented herein.

Management's Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as is defined in the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO-2013). Based on this evaluation, our management concluded that our internal control over financial reporting was effective at June 30, 2016.

Based on the COSO criteria, management concluded that our internal controls were effective to prevent material misstatements of the Company's annual or interim financial statements. Management has determined that the following material weaknesses in our internal control over financial reporting previously reported as of June 30, 2015, were remediated as of June 30, 2016.

FONAR CORPORATION AND SUBSIDIARIES

The following describes the principal deficiencies noted during 2015 and remediated in 2016:

1) Certain control procedures were not in place while others were unable to be verified due to performance of the procedure not being sufficiently documented. This weakness was remediated during fiscal 2016. The Company enhanced its documentation related to key operating controls including evidence of performance of such controls and the review and oversight function.

2) The Company had inadequate design of controls over period end financial reporting and the disclosure processes. This weakness was remediated during fiscal 2016. The Company enhanced its controls over the period end financial reporting process, by developing specific procedures and processes to ensure accurate reporting, and modified management roles and responsibilities to strengthen internal controls and the disclosure process.

3) The Company previously did not maintain adequate segregation of duties related to the approval and execution of certain transactions impacting our financial reporting. This weakness was remedied during fiscal 2016. The Company enhanced its internal controls with respect to the approval and execution process for material transactions by developing standardized protocol procedures and improving segregation of duties and responsibilities.

4) The Company previously reported deficiencies with respect to certain controls over information technology operations. These technology processes and documentation surrounding such controls have been enhanced.

Changes in Internal Controls over Financial Reporting

There have been no changes (other than those described in this report) in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) during the most recent fiscal quarter ended June 30, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

During fiscal 2017, our efforts to improve our internal control are expected to continue. To the extent reasonably possible, we will continue to utilize the services of a governance, risk and compliance consulting firm to assist us in our plan and we will utilize internal resources to implement additional internal controls as deemed necessary. We have and will continue to take the necessary steps to implement additional review and approval procedures as applicable to strengthen our controls over the financial reporting and disclosure process. In addition, we continue to create and implement new information technology policies and procedures related to controls over information technology operations, security and change management. To the extent necessary, we may hire additional staff or reassign duties of existing staff in connection with our enhancement efforts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Audit Committee of the

Board of Directors and Stockholders of

FONAR Corporation and Subsidiaries

We have audited FONAR Corporation and Subsidiaries’ (the “Company”) internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013). The Company's management is responsible for maintaining effective internal control over financial reporting, included in the accompanying “Management’s Annual Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Fonar Corporation and Subsidiaries maintained in all material aspects, effective internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of June 30, 2016 and 2015 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2016 of the Company and our report dated September 28, 2016 expressed an unqualified opinion on those financial statements.

/s/ Marcum LLP

Marcum LLP

New York, New York

September 28, 2016

FONAR CORPORATION AND SUBSIDIARIES

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

Directors serve from the date of their election until the next annual meeting of stockholders and until their successors are elected and qualify. With the exception of Dr. Raymond V. Damadian, who does not receive any fees for serving as a director, each director receives $20,000 per annum for his or her service as a director. Officers serve at the discretion of the Board of Directors.

A majority of our board of directors is composed of independent directors: Robert J. Janoff, Charles N. O’Data and Ronald G. Lehman. The outside directors also serve as the members of the audit committee, which is a standing committee of the board of directors having a charter describing its responsibilities. Mr. O’Data has been designated as the audit committee financial expert. His relevant experience is described in his biographical information.

We have adopted a code of ethics applicable to, among other personnel, our principal executive officer, principal financial officer, controllers and persons performing similar functions. The code is designed to deter wrongdoing and to promote: 1. honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; 2. full, fair, accurate, timely and understandable disclosure in reports and documents that we file or submit to the Securities and Exchange Commission and in other public communications we make; 3. compliance with applicable governmental laws, rules and regulations; 4. the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code and 5. accountability for adherence to the code. We will provide a copy of the code to any person who requests a copy. A person may request a copy by writing to Fonar Corporation, 110 Marcus Drive, Melville, New York 11747, to the attention of the Legal Department or Investor Relations.

The officers and directors of the Company are set forth below:

Raymond V. Damadian, M.D.	80	Chairman of the Board, Treasurer and a Director
Timothy R. Damadian	52	President, Chief Executive Officer
Luciano B. Bonanni	61	Executive Vice President and Chief Operating Officer
Claudette J.V. Chan	78	Director and Secretary
Robert J. Janoff	89	Director
Charles N. O'Data	80	Director
Ronald G. Lehman	40	Director

Raymond V. Damadian, M.D. has been the Chairman of the Board since its inception in 1978 and Treasurer since February, 2001. Up until February 11, 2016, Dr. Damadian also served as the President and Chief Executive Officer of Fonar. Dr. Damadian was employed by the State University of New York, Downstate Medical Center, New York, as an Associate Professor of Biophysics and Associate Professor of Internal Medicine from 1967 until September 1979. He received an M.D. degree in 1960 from Albert Einstein College of Medicine, New York, and a B.S. degree in mathematics from the University of Wisconsin in 1956. In addition, Dr. Damadian conducted post-graduate work at Harvard University, where he studied extensively in the fields of physics, mathematics and electronics. Dr. Damadian is the author of numerous articles and books on the nuclear magnetic resonance effect in human tissue, which is the theoretical basis for the Fonar MRI scanners. He is a 1988 recipient of the National Medal of Technology. In 1989 he was inducted into the National Inventors Hall of Fame, for his contributions in conceiving and developing the application of magnetic resonance technology to medical applications including whole body scanning and diagnostic imaging. Dr. Damadian is the President, Treasurer and director of Health Management Corporation of America (“HMCA”), a Manager of Imperial Management Services, LLC (“Imperial”) and a Manager of Health Diagnostics Management, LLC (“HDM”) which three entities are subsidiaries of Fonar.

FONAR CORPORATION AND SUBSIDIARIES

Timothy Damadian has been the President and Chief Executive Officer of Fonar since February 11, 2016. From 2010 to 2016 he served as an independent consultant, with a focus on the Company’s MRI facility management business. Timothy Damadian began his career at Fonar in 1985, installing MRI scanners and components for Fonar customers. Over the course of the following 16 years, he held positions of increasing authority, eventually becoming Vice President of Operations. In 1997, Timothy Damadian was appointed President of the newly formed Health Management Corporation of America (HMCA), a wholly-owned subsidiary of Fonar that was formed to manage medical and diagnostic imaging offices. In 2001, Timothy Damadian left Fonar to form Integrity Healthcare Management, Inc., a diagnostic imaging management company that would eventually manage 11 MRI scanning centers in New York and Florida. The company was a success and was sold to Health Diagnostics, LLC in 2007. Mr. Damadian returned to Fonar as a consultant in 2010. He also serves as a Manager of Imperial Management Services, LLC and a Manager of Health Diagnostics Management, LLC, which are subsidiaries of HMCA.

Luciano B. Bonanni has served as Chief Operating Officer (COO) and Executive Vice President (EVP) for Fonar Corporation since June 27, 2016. Prior to his appointment as COO, Mr. Bonanni had served the Company as Vice President since 1989, during which time he oversaw general operations, research and development, manufacturing, service, sales, finance, accounting and regulatory compliance. Prior to 1989, Mr. Bonanni held the title of Vice President of Production and Engineering from the time of Fonar’s initial public offering in 1981. Mr. Bonanni joined the Company as an electrical engineer in 1978. He holds a Bachelor of Electrical Engineering degree from Manhattan College.

Claudette J.V. Chan has been a Director of Fonar since October 1987 and Secretary of Fonar since January 2008. Mrs. Chan was employed from 1992 through 1997 by Raymond V. Damadian, M.D. MR Scanning Centers Management Company and since 1997 by HMCA, as "site inspector," in which capacity she is responsible for supervising and implementing standard procedures and policies for MRI scanning centers. From 1989 to 1994 Mrs. Chan was employed by St. Matthew's and St. Timothy's Neighborhood Center, Inc., as the director of volunteers in the "Meals on Wheels" program, a program which cares for the elderly. From approximately 1983 to 1989, Mrs. Chan was President of the Claudette Penot Collection, a retail mail-order business specializing in women's apparel and gifts. Mrs. Chan practiced and taught in the field of nursing until 1973, when her son was born. She received a bachelor of science degree in nursing from Cornell University in 1960. Mrs. Chan is the sister of Raymond V. Damadian.

Robert J. Janoff has been a Director of Fonar since February 1989. Mr. Janoff has been a self-employed New York State licensed private investigator for more than thirty-five years and was a Senior Adjustor in Empire Insurance Group for more than 15 years until retiring from that position on July 1, 1997. Mr. Janoff also served, from June 1985 to June 1991, as President of Action Data Management Strategies, Ltd., a supplier of computer programs for use by insurance companies. Mr. Janoff was a member of the Board of Directors of Harmony Heights of Oyster Bay, New York for over 25 years, which is a nonprofit residential school for girls with learning disabilities.

Charles N. O'Data has been a Director of Fonar since February 1998. From 1961 to 1997, Mr. O'Data was the Vice President for Development for Geneva College, a liberal arts college located in western Pennsylvania. In that capacity, he acted as the College's chief investment officer. His responsibilities included management of the College's endowment fund and fund raising. In July 1997, Mr. O'Data retired from Geneva College after 36 years of service to assume a position of National Sales Executive for SC Johnson Company's Professional Markets Group, a unit of SC Johnson Wax, and specialized in healthcare and education sales, a position he held until the spring of 1999. In his capacity with SC Johnson he was responsible for sales to the nation’s three largest Group Purchasing Organizations which included some 4,000 hospitals. Mr. O'Data presently acts as an independent financial consultant to various entities. Mr. O'Data served on the board of The Medical Center, Beaver, Pennsylvania, now a part of Heritage Valley Health System, a 500 bed acute care facility, for 26 years, three as its Chair. Mr. O’Data also served on the board of the Hospital Council of Western Pennsylvania, a shared-services and group purchasing organization covering seven states. He founded The Beaver County Foundation, a Community Foundation, in 1992, and serves as its President. Mr. O'Data is listed as a finance associate in the Middle States Association, Commission on Higher Education. The commission is the formal accrediting body for higher education in the eastern region of the country. In this capacity he evaluates the financial aspects of educational organizations. Mr. O’Data is a graduate of Geneva College, where he received a B.S. degree in Economics in 1958.

FONAR CORPORATION AND SUBSIDIARIES

Ronald G. Lehman has been a Director of Fonar since April, 2012, when he was unanimously appointed by the remaining four Directors to fill the vacancy resulting from the death of former Director Robert Djerejian. From October, 2009 to the present, Mr. Lehman has served as Managing Director of Investment Banking with Bruderman Brothers, LLC, a private New York-based broker-dealer registered with the Securities and Exchange Commission and which is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Mr. Lehman directly manages all facets of the firm’s transaction processes, from deal origination, to sourcing capital, to negotiating deal structures, through documentation and closing. The firm provides buy and sell-side advisory, capital raising, and consulting services to lower middle-market companies. Mr. Lehman specializes in advising healthcare services companies and has recently completed several recapitalizations in the industry. He also participates in the firm’s merchant banking investments and oversees many of these assignments. From May, 2008 to October, 2009, Mr. Lehman served as Senior Vice President of Acquisitions at Health Diagnostics, LLC, where he managed the company’s acquisition and corporate finance activities. From March, 2000 to May, 2008, Mr. Lehman worked for various Bruderman entities as a buy and sell-side advisor and as a principal in several private equity transactions. From September, 1998 to March, 2000, Mr. Lehman worked at Deutsche Bank Securities, Inc. and last held the position of Associate in their Global Custody Group. Mr. Lehman graduated from Columbia University with a B.A. in 1998.

ITEM 11. EXECUTIVE COMPENSATION.

With the exception of the Chief Executive Officer and the Chairman of the Board of Directors, the compensation of the Company's executive officers is based on a combination of salary and bonuses based on performance. The Chairman of the Board’s compensation consists of a salary. The Chief Executive Officer and the Chairman of the Board have no understandings with the Company with respect to bonuses, options or other incentives; they are not subject to our general policy later discussed.

The Board of Directors does not have a compensation Committee. Dr. Raymond V. Damadian, Chairman of the Board, controls over 50% of the voting power of our capital stock. Dr. Damadian is both an executive officer and a member of the Board of Directors. Dr. Damadian, the Chief Executive Officer and the Chief Operating Officer, participate in the determination of compensation for the Company’s management and other employees.

The Board of Directors has established an audit committee. The members of the committee are Robert J. Janoff, Charles N. O'Data and Ronald G. Lehman.

Our compensation policy includes a combination of salary, commissions, bonuses, stock bonuses and stock options, designed to incentivize our employees. There is no universal plan applicable to all of our employees. The fixed and variable components of our employees’ compensation tend to be individualized, based on a combination of the employees’ performance, responsibilities and position, our assessment of how best to motivate a person in such a position and the needs and preferences of the particular employees, as negotiated between employees and their supervisors or management.

FONAR CORPORATION AND SUBSIDIARIES

There is set forth in the following Summary Compensation Table the compensation provided by us during fiscal 2016 to our Principal Executive Officer, and our acting Principal Financial Officer. There is set forth in the following Outstanding Equity Awards Table and Director Compensation Table the required information.

I. SUMMARY COMPENSATION TABLE

Name and All Other Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation	Total Compensation
(a)	(b)	(c)	(d)	(e)	(f)
Timothy R. Damadian	2016	$0	—	—	$0
President,	2015	$0	—	—	$0
Principal Executive Officer	2014	$0	—	—	$0

Raymond V, Damadian	2016	$89,657.23	—	—	$35,935.12
Chairman of the Board,	2015	$35,935.12	—	—	$36,002.38
PFO	2014	$36,002.38	—	—	$36,111.30

Luciano Bonanni	2016	$140,280.20	—	—	$140,280.20
Chief Operating Officer	2015	$144,921.86	—	—	$144,921.86
and Executive Vice President	2014	$139,293.82	—	—	$139,293.82

II.  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
	(a)	(b)	(c)
Raymond V. Damadian, PFO	0	0	N/A

III.  DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Total ($)
(a)	(b)	(c)
Raymond V.Damadian	$0	$0
Claudette J.V.Chan	$20,160.00	$20,160.00
Robert J.Janoff	$20,000.24	$20,000.24
Charles N. O’Data	$20,000.24	$20,000.24
Ronald G. Lehman	$19,999.98	$19,999.98

EMPLOYEE COMPENSATION PLANS

Fonar’s 2005 Incentive Stock Option Plan, adopted on February 15, 2005, was intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue code of 1954, as amended. The Plan permits the issuance of stock options covering an aggregate of 80,000 shares of common stock of Fonar. The options issued have an exercise price equal to the fair market value of the underlying stock on the date the option is granted, are non-transferable, are exercisable for a period not exceeding ten years, and expire upon the voluntary termination of employment. The Plan terminated on February 14, 2015.

FONAR CORPORATION AND SUBSIDIARIES

Fonar adopted its 2010 Stock Bonus Plan, on June 28, 2010. This Plan permits Fonar to issue an aggregate of 2,000,000 shares of common stock of Fonar as bonus or compensation. As of June 30, 2016, 954,999 shares were available for issuance. The Company has approved the issuance of 106,600 shares under the Plan.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the number and percentage of shares of Fonar’s securities held by each director, by each person known by us to own in excess of five percent of Fonar’s voting securities and by all officers and directors as a group as of September 6, 2016.

Name and Address of Beneficially Owner (1)	Shares Beneficial Owned	Percent of Class
Raymond V. Damadian, M.D.
c/o Fonar Corporation, Melville, New York
Director and Treasurer
5% + Stockholder
Common Stock	118,702	1.93%
Class C Stock	382,447	99.98%
Class A Preferred	19,093	6.09%
Timothy R. Damadian,
President and Chief Executive Officer
Common Stock	27,000	*
Class A Preferred	800	*
Luciano B. Bonanni,
Executive Vice President And Chief Operating Officer
Common Stock	17,500	*
Class A Preferred	1,285	*
Claudette Chan
Director and Secretary
Common Stock	106	*
Class A Preferred	32	*
Robert J. Janoff
Director
Common Stock	1,500	*
Class A Preferred	79	*
Charles N. O'Data
Director
Common Stock	528	*
Ronald G. Lehman
Director
Common Stock	600	*
All Officers and Directors
as a Group (7 persons)
Common Stock	164,702	2.67%
Class C Stock	382,447	99.98%
Class A Preferred	21,289	6.79%

___________________________

* Less than one percent

1. Address provided for each beneficial owner owning more than five percent of the voting securities of Fonar.

FONAR CORPORATION AND SUBSIDIARIES

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Pursuant to HMCA’s management agreements with its clients, HMCA provides comprehensive non-medical management and administrative services, including billing and collection of accounts, payroll and accounts payable processing, office facilities, supplies and utilities. Under the management agreements, HMCA also provides service for the Fonar Upright MRI scanners through Fonar. In total, as of September 13, 2016, 22 of our clients had management agreements with HMCA. Four sites in Florida are owned and operated directly by HMCA subsidiaries.

The fees charged under the management agreements are flat fees charged on a monthly basis. These fees ranged from $69,349 to $277,483 per month in fiscal 2016.

Dr. Raymond Damadian, the Chairman of the Board and principal stockholder of the Company, owns three of the imaging facilities in Florida managed by HMCA. The facilities owned by Dr. Damadian in Florida pay HMCA flat rate monthly fees ranging from $180,733 to $229,834 per month. These fees are renegotiable on an annual basis.

During the fiscal years ended June 30, 2016, June 30, 2015 and June 30, 2014, the net revenues received by HMCA from the imaging facilities owned by Dr. Damadian were approximately $7.5 million, $7.4 million and $7.6 million respectively.

Dr. Damadian owned a 1.667% interest in Imperial’s Class A membership interests which was repurchased by the Company as of May 1, 2016 for $20,000. Dr. Damadian also owns a .75% interest in Health Management Company of America’s Class A membership interests. Dr. Damadian is also a Manager of Health Management Company of America.

Timothy Damadian, the President and Chief Executive Officer of Fonar, is one of the owners of a billing company, which performs billing and collection services for HMCA with respect to No-Fault and Workers’ Compensation claims of HMCA’s clients. The monthly fees charged to HMCA is $85,000 in the aggregate. Timothy Damadian is also a Manager of Health Management Company of America.

A limited liability company of which Timothy Damadian is an owner also had a 1.375% interest in Yonkers Diagnostic Management, LLC, a 4.5% interest in Turnkey Services of New York, LLC and a 4.3% interest in TK2 Equipment Management, LLC. Entities in which Mr. Bonanni and his family had an interest had a 0.75% in Yonkers and a 5.9% in TK2 Equipment Management. HMCA acquired these entities, or the portion thereof not already owned by HMCA, through a series of merger transactions for $1,780,000 in the case of Yonkers, $1,147,715 in the case of Turnkey Services and $3,075,852 in the case of TK2 Equipment Management.

A company of which Timothy Damdian is an owner and a company in which Mr. Bonanni has an interest also hold a 1.7% and 2.8% interest, respectively, in Turnkey Management of Great Neck, LLC, a company for which HMCA will perform management services. No services were performed and no fees were due in fiscal 2016.

A company in which Timothy Damadian is an owner, also had a 14.967% interest in Imperial’s Class A membership interests and has a 6.06% interest in Health Management Company of America’s Class A membership interests. A company in which Mr. Bonanni and his family have an interest, had a 12.917% interest in Imperial’s Class A membership interests and has a 2.5% interest in Health Management Company of America’s Class A membership interests. The Company repurchased Imperial’s outstanding Class A memberships on May 1, 2016. Timothy Damadian’s company received $179,000 for its interests and Mr. Bonanni’s company received $105,000 for its interests.

Ronald Lehman, a Director of Fonar, holds a .0378% interest in Health Management Company of America’s Class A membership interests. In addition, a company of which Mr. Lehman is an owner, held a .417% interest in Imperial’s Class A membership interests, which was repurchased by the Company on May 1, 2016 for $5,000.

Claudette J.V. Chan, a Director and the Secretary of Fonar, owns a .0378% interest in Health Management Company of America’s Class A Membership interests.

FONAR CORPORATION AND SUBSIDIARIES

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES.

Audit Fees

The aggregate fees billed by Marcum LLP for the audit of our annual consolidated financial statements for the fiscal year ended June 30, 2016 and the reviews of the financial statements included in our Forms 10-Q for the fiscal year ended June 30, 2016 were $387,000.

The aggregate fees billed by Marcum LLP for the audit of our annual financial statements for the fiscal year ended June 30, 2015 and the reviews of the financial statements included in our Forms 10-Q for the fiscal year ended June 30, 2015 were $368,936.

Audit Related Fees

No fees were billed by Marcum LLP for the fiscal years ended June 30, 2016 or June 30, 2015 for services related to the Audit or review of our financial statements that are not included under the caption “Audit Fees”.

No fees were billed by Marcum LLP for the fiscal years ended June 30, 2016 or June 30, 2015 for designing, operating, supervising or implementing any of our financial information systems or any hardware or software systems for our financial information.

Tax Fees

The aggregate fees billed by Marcum LLP for tax compliance, tax advice and tax planning in the fiscal year ended June 30, 2016 were $0.

The aggregate fees billed by Marcum LLP for tax compliance, tax advice and tax planning in the fiscal year ended June 30, 2015 were $14,123.

All Other Fees

No fees were billed by Marcum LLP for any other services during the fiscal years ended June 30, 2016 and June 30, 2015.

Since January 1, 2003, the audit committee has adopted policies and procedures for pre-approving all non-audit work performed by the auditors. Specifically, the committee must pre-approve the use of the auditors for all such services. The audit committee has pre-approved all non-audit work since that time and in making its determination has considered whether the provision of such services was compatible with the independence of the auditors.

Our audit committee believes that the provision by Marcum LLP of services in addition to audit services in fiscal 2016 and 2015 were compatible with maintaining their independence.

FONAR CORPORATION AND SUBSIDIARIES

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

a) FINANCIAL STATEMENTS AND SCHEDULES

The following consolidated financial statements are included in Part II, Item 8.

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as at June 30, 2016 and 2015.

Consolidated Statements of Income for the Years Ended June 30, 2016, 2015 and 2014.

Consolidated Statements of Stockholders' Equity for the Years Ended June 30, 2016, 2015 and 2014.

Consolidated Statements of Cash Flows for the Years Ended June 30, 2016, 2015 and 2014.

Notes to Consolidated Financial Statements.

Information required by schedules called for under Regulation S-X is either not applicable or is included in the consolidated financial statements or notes to the financial statements.

b) REPORTS ON FORM 8-K

1. Registrant’s Report on Form 8-K containing the Company’s Earnings Report for the first nine months of Fiscal 2016. May 10, 2016. Commission File No. 0-10248.

2. Registrant’s Report on Form 8-K reporting the results of the election of directors and selection of auditors at the annual meeting of stockholders. June 14, 2016. Commission File No. 0-10248.

c) EXHIBITS

3.1 Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 3.1 to the Registrant's registration statement on Form S-1,Commission File No. 33-13365.

3.2 Article Fourth of the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

3.3 Section A of Article Fourth of the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 4.3 to the Registrant’s registration statement on Form S-3, Commission File No. 333-63782.

3.4 Section A of Article Fourth of the Certificate of Incorporation, as amended, of the Registrant incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, Commission File No. 0-10248.

3.5 By-Laws, as amended, of the Registrant incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

4.1 Specimen Common Stock Certificate incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

4.2 Specimen Class B Common Stock Certificate incorporated by reference to Exhibit 4.2 to the Registrant's registration statement on Form S-1, Commission File No. 33-13365.

FONAR CORPORATION AND SUBSIDIARIES

4.3 Form of 4% Convertible Debentures due June 30, 2002 incorporated by reference to Exhibit 4.1 of the Registrant’s current report on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

4.4 Form of Purchase Warrants incorporated by reference to Exhibit 4.2 of the Registrant’s current report on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

4.5 Form of Callable Warrants incorporated by reference to Exhibit 4.3 of the Registrant’s current report on Form 8-K filed on June 11, 2001. Commission File No. 0-10248.

4.6 Form of Replacement Callable Warrants incorporated by reference to Exhibit 4.7 of the Registrant’s registration statement on Form S-3, Commission File No. 333-10677.

4.7 Form of Amended and Restated Purchase Warrant for The Tail Wind Fund, Ltd. incorporated by reference to Exhibit 4.7 of the Registrants registration statement on Form S-3, Commission File No. 333-116908.

4. 8 Form of Amended and Restated Purchase Warrant for Placement Agent and Designees incorporated by reference to Exhibit 4.8 of the Registrant’s registration statement on Form S-3, Commission File No. 333-116908.

10.1 License Agreement between the Registrant and Raymond V. Damadian incorporated by reference to Exhibit 10 (e) to Form 10-K for the fiscal year ended June 30, 1983, Commission File No. 0-10248.

10.2 1983 Nonstatutory Stock Option Plan incorporated by reference to Exhibit 10 (a) to Form 10-K for the fiscal year ended June 30, 1983, Commission File No. 0-10248, and amendments thereto dated as of March 7, 1984 and dated August 22, 1984, incorporated by referenced to Exhibit 28 (a) to Form 10-K for the year ended June 30, 1984, Commission File No. 0-10248.

10.3 1984 Incentive Stock Option Plan incorporated by reference to Exhibit 28 (c) to Form 10-K for the year ended June 30, 1984, Commission File No. 0-10248.

10.4 1986 Nonstatutory Stock Option Plan incorporated by reference to Exhibit 10.7 to Form 10-K for the fiscal year ended June 30, 1986, Commission File No. 0-10248.

10.5 1986 Stock Bonus Plan incorporated by reference to Exhibit 10.8 to Form 10-K for the fiscal year ended June 30, 1986, Commission File No. 0-10248.

10.6 1986 Incentive Stock Option Plan incorporated by reference to Exhibit 10.9 to Form 10-K for the fiscal year ended June 30, 1986, Commission File No. 0-10248.

10.7 Lease Agreement, dated as of August 18, 1987, between the Registrant and Reckson Associates incorporated by reference to Exhibit 10.26 to Form 10-K for the fiscal year ended June 30, 1987, Commission File No. 0-10248.

10.8 1993 Incentive Stock Option Plan incorporated by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

10.9 1993 Non-Statutory Stock Option Plan incorporated by reference to Exhibit 28.2 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

10.10 1993 Stock Bonus Plan incorporated by reference to Exhibit 28.3 to the Registrant's registration statement on Form S-8, Commission File No. 33-60154.

10.11 1994 Non-Statutory Stock Option Plan incorporated by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-81638.

10.12 1994 Stock Bonus Plan incorporated by reference to Exhibit 28.2 to the Registrant's registration statement on Form S-8, Commission File No. 33-81638.

FONAR CORPORATION AND SUBSIDIARIES

10.13 1995 Non-Statutory Stock Option Plan incorporated by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

10.14 1995 Stock Bonus Plan incorporated by reference to Exhibit 28.2 to the Registrant's registration statement on Form S-8, Commission File No. 33-62099.

10.15 1997 Non-Statutory Stock Option Plan incorporated by reference to Exhibit 28.1 to the Registrant's registration statement on Form S-8, Commission File No.: 333-27411.

10.16 1997 Stock Bonus Plan incorporated by reference to Exhibit 28.2 to the Registrant's registration statement on Form S-8, Commission File No: 333-27411.

10.17 Stock Purchase Agreement, dated July 31, 1997, by and between U.S. Health Management Corporation, Raymond V. Damadian, M.D. MR Scanning Centers Management Company and Raymond V. Damadian, incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K, July 31, 1997, commission File No: 0-10248.

10.18 Merger Agreement and Supplemental Agreement dated June 17, 1997 and Letter of Amendment dated June 27, 1997 by and among U.S. Health Management Corporation and Affordable Diagnostics Inc. et al., incorporated by reference to Exhibit 2.1 to the Registrant's 8-K, June 30, 1997, Commission File No: 0-10248.

10.19 Stock Purchase Agreement dated March 20, 1998 by and among Health Management Corporation of America, Fonar Corporation, Giovanni Marciano, Glenn Muraca et al., incorporated by reference to Exhibit 2.1 to the Registrant's 8-K, March 20, 1998, Commission File No: 0-10248.

10.20 Stock Purchase Agreement dated August 20, 1998 by and among Health Management Corporation of America, Fonar Corporation, Stuart Blumberg and Steven Jonas, incorporated by reference to Exhibit 2 to the Registrant's 8-K, September 3, 1998, Commission File No. 0-10248.

10.21 2000 Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration Statement on Form S-8, Commission File No.: 333-66760.

10.22 2002 Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No.: 333-89578.

10.23 2002 Incentive Stock Option Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No.: 333-96557.

10.24 2003 Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No: 333-106626.

10.25 2003 Supplemental Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No: 333-106626.

10.26 2004 Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No. 333-112577.

10.27 2005 Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No. 333-122859.

10.28 2005 Supplemental Stock Bonus Plan incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No. 333-126658.

10.29 Purchase Agreement dated May 24, 2001 by and between the Registrant and The Tail Wind Fund Ltd. incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed June 11, 2001. Commission File No. 0-10248.

FONAR CORPORATION AND SUBSIDIARIES

10.30 Registration Rights Agreement dated May 24, 2001 by and among the Registrant, The Tail Wind Fund Ltd. and Roan Meyers, Inc. incorporated herein by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed June 11, 2001. Commission File No. 0-10248.

10.31 Amendment to Callable Warrant dated April 28, 2004 by and between The Tail Wind Fund, Ltd. and the Registrant incorporated by reference to Exhibit 10.17 to the Registrant’s registration statement on Form S-3, Commission File No. 333-116908.

10.32 First Amendment to Purchase Warrant dated April 28, 2004 by and between The Tail Wind Fund, Ltd. and the Registrant incorporated by reference to Exhibit 10.18 to the Registrant’s registration statement on Form S-3, Commission File No. 333-116908.

10.33 Form of First Amendment to Purchase Warrant dated June 1, 2004 by and between each of Roan/Meyers Associates, L.P. and its designees and the Registrant, incorporated by reference to Exhibit 10.19 to the Registrant’s registration statement on Form S-3, Commission File No. 333-116908.

10.34 Asset Purchase Agreement dated July 28, 2005 among Health Plus Management Services, L.L.C., Health Management Corporation of America, Dynamic Healthcare Management, Inc. and Fonar Corporation, incorporated by reference to Exhibit 2 to the Registrant’s Form 8-K, August 2, 2005, Commission File No. 0-10248.

10 ..35 Partnership Interest Purchase Agreement dated September 29, 2008 by and between Diagnostic Management, LLC and Raymond V. Damadian, M.D. MR Scanning Centers Management Company, incorporated by reference to Exhibit 10.35 to Form 10-K for the fiscal year ended June 30, 2008. Commission File No. 0-10248.

10.36 2010 Stock Bonus Plan, incorporated by reference to Exhibit 99.1 to the Registrant’s registration statement on Form S-8, Commission File No. 333-168771.

10.37 Operating Agreement for Imperial Management Services, LLC, incorporated by reference to Exhibit 10.37 to Form 10-K for the fiscal year ended June 30, 2011. Commission File No. 0-10248.

10.38 Operating Agreement for Health Diagnostics Management, LLC, incorporated by reference to Exhibit 10.38 to Form 10-K for the fiscal year ended June 30, 2013. Commission File No. 0-10248.

10.39 Modification to Operating Agreement for Health Diagnostics Management, LLC. See Exhibits.

10.40 Purchase Agreement dated March 5, 2013 among Health Diagnostics Management, LLC, Health Diagnostics, LLC and others. Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 11, 2013. Commission File No. 0-10248.

14.1 Code of Ethics, incorporated by reference to Exhibit 14.1 of Registrant’s Form 10-K for the fiscal year ended June 30, 2004, Commission File No.: 0-10248.

21.1 Subsidiaries of the Registrant. See Exhibits.

23.1Independent Registered Public Accounting Firm’s

Report. See Exhibits.

31.1 Section 302 Certification. See Exhibits.

32.1 Section 906 Certification. See Exhibits.

FONAR CORPORATION AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FONAR CORPORATION
Dated: September 28, 2016
By: /s/Timothy R. Damadian
Timothy R. Damadian, President, Principal Executive Officer
By:/s/Raymond V. Damadian
Raymond V. Damadian, Principal Financial Officer, Chairman of the Board and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raymond V. Damadian Raymond V. Damadian	Chairman of the Board of Directors, Director, Principal Financial Officer, Treasurer	September 28, 2016

/s/ Claudette J.V. Chan	Director	September 28, 2016
Claudette J.V. Chan

Robert J. Janoff	Director
/s/ Charles N. O'Data	Director	September 28, 2016
Charles N. O'Data
/s/ Ronald G. Lehman	Director	September 28, 2016
Ronald G. Lehman

CORPORATE INFORMATION

Corporate Headquarters

110 Marcus Drive

Melville, NY 11747

(631) 694-2929

Investor Relations

FONAR Corporation

110 Marcus Drive

Melville, NY 11747

(631) 694-2929

Stock Transfer Agency

Computershare

211 Quality Circle, Suite 210

College Station, TX 77845

Shareholder Services Number(s):  800 962 4284

Investor Centre™ portal: www.computershare.com/investor

Auditors

Marcum LLP

New York, New York

Board of Directors

Raymond V. Damadian, M.D.

Chairman of the Board

Claudette J.V. Chan, Director

Robert Janoff, Director

Charles N. O'Data, Director

Ronald G. Lehman, Director

Officers

Timothy R. Damadian,

President and Chief Executive Officer

Raymond V. Damadian, M.D.

Chairman of the Board and Treasurer

Luciano B. Bonanni

Executive Vice President and Chief Operating Officer

Claudette J.V. Chan

Secretary